As Filed with Securities and Exchange Commission on January 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGITAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	5699	46-1942864
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1400 Lavaca Street

Austin, TX 78701

(209) 651-0172

(Address and telephone number of registrant’s principal executive offices)

John Hilburn Davis IV

President and Chief Executive Officer

1400 Lavaca Street

Austin, TX 78701

(209) 651-0172

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. Poletti, Esq.
Veronica Lah, Esq.
Manatt, Phelps & Phillips, LLP
695 Town Center Drive, 14th Floor
Costa Mesa, CA 92626
Tel: (714) 312-7500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This preliminary prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 30, 2023

Digital Brands Group, Inc.

475,000 Shares of Common Stock

802,140 Shares of Common Stock issuable upon exercise of

Pre-funded Warrants

1,277,140 Shares of Common Stock issuable upon exercise of

Common Stock Warrants

95,786 Shares of Common Stock issuable upon exercise of

Placement Agent Warrants

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 2,650,066 shares of our common stock, par value $0.0001 per share, consisting of up to 475,000 shares of common stock, 802,140 shares of common stock issuable upon exercise of pre-funded warrants(the “Pre-Funded Warrants”), 1,277,140 shares of common stock issuable upon exercise of common stock warrants(the “Common Stock Warrants”), and 95,786 shares of common stock issuable upon exercise of placement agent warrants(the “Placement Agent Warrants”). Each Pre-Funded Warrant represents the right to purchase one share of common stock at an exercise price of $0.0001 per share. Each Common Stock Warrant has an exercise price of $3.80 per share, and are immediately exercisable upon issuance and will expire five years from the date of issuance. The Pre-Funded Warrants are exercisable immediately and may be exercised until all pre-funded warrants are exercised in full. The Placement Agent Warrants have an exercise price of $4.8938, and are immediately exercisable upon issuance and will expire five years from the date of issuance.

We are registering the resale of the shares of common stock as required by the Registration Rights Agreement that we entered into with the selling stockholders on January 11, 2023 (the “Registration Rights Agreement”).

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 83 for more information.

We are not selling any shares of common stock and will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock offered hereby. Upon the exercise of the Pre-Funded Warrants, Common Stock Warrants and Placement Agent Warrants for all 2,175,066 shares of our common stock by payment of cash, however, we will receive aggregate gross proceeds of approximately $5.3 million.

The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of common stock. We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholders and certain related persons against certain liabilities. As of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of shares of common stock in this prospectus.

Our shares of common stock and Class A Warrants are traded on the NasdaqCM under the symbols “DBGI” and “DBGIW,” respectively. On January 23, 2023, the closing sale prices of our common stock and Class A Warrants were $2.99 per share and $1.78 per Class A Warrant, respectively.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 6 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2023.

You should read this prospectus carefully before you invest. It contains important information you should consider when making your investment decision. You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information.

The information in this document may only be accurate on the date of this document. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in the prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read and carefully consider this entire prospectus before making an investment decision, especially the information presented under the headings “Risk Factors,” and “Special Note Regarding Forward-Looking Statements.”

Unless otherwise indicated by the context, references to “DBG” refer to Digital Brands Group, Inc. solely, and references to the “Company,” “Digital Brands,” “our,” “we,” “us” and similar terms refer to Digital Brands Group, Inc., together with Bailey 44, LLC (“Bailey”), Harper & Jones, LLC (“H&J”), MOSBEST, LLC (“Stateside”) and Sunnyside, LLC (“Sundry”).

For accounting and reporting purposes, DBG has been identified as the accounting acquirer of Bailey, H&J, Stateside and Sundry.

Our Company

Digital Brands is a curated collection of lifestyle brands, including Bailey 44, DSTLD, Harper and Jones, Stateside, Sundry and ACE Studios, that offers a variety of apparel products through direct-to-consumer and wholesale distribution. Our complementary brand portfolio provides us with the unique opportunity to cross merchandise our brands. We aim for our customers to wear our brands head to toe and to capture what we call “closet share” by gaining insight into their preferences to create targeted and personalized content specific to their cohort. Operating our brands under one portfolio provides us with the ability to better utilize our technological, human capital and operational capabilities across all brands. As a result, we have been able to realize operational efficiencies and continue to identify additional cost saving opportunities to scale our brands and overall portfolio.

Our portfolio currently consists of four significant brands that leverage our three channels: our websites, wholesale and H&J Showrooms.

●	Bailey 44 combines beautiful, luxe fabrics and on-trend designs to create sophisticated ready-to-wear capsules for women on-the-go. Designing for real life, this brand focuses on feeling and comfort rather than how it looks on a runway. Bailey 44 is primarily a wholesale brand, which we are transitioning to a digital, direct-to-consumer brand.
●	DSTLD offers stylish high-quality garments without the luxury retail markup valuing customer experience over labels. DSTLD is primarily a digital direct-to-consumer brand, to which we recently added select wholesale retailers to generate brand awareness.
●	Harper & Jones was built with the goal of inspiring men to dress with intention. It offers hand-crafted custom fit suits for those looking for a premium experience. Harper & Jones is primarily a direct-to-consumer brand using its own showrooms.
●	Stateside is an elevated, America first brand with all knitting, dyeing, cutting and sewing sourced and manufactured locally in Los Angeles. The collection is influenced by the evolution of the classic t-shirt offering a simple yet elegant look. Stateside is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.
●	Sundry offers distinct collections of women’s clothing, including dresses, shirts, sweaters, skirts, shorts, athleisure bottoms and other accessory products. Sundry’s products are coastal casual and consist of soft, relaxed and colorful designs that feature a distinct French chic, resembling the spirits of the French Mediterranean and the energy of Venice Beach in Southern California. Sundry is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.

We believe that successful apparel brands sell in all revenue channels. However, each channel offers different margin structures and requires different customer acquisition and retention strategies. We were founded as a digital-first retailer that has strategically expanded into select wholesale and direct retail channels. We strive to strategically create omnichannel strategies for each of our brands that blend physical and online channels to engage consumers in the channel of their choosing. Our products are sold direct-to-consumers principally through our websites and our own showrooms, but also through our wholesale channel, primarily in specialty stores and select department stores. With the continued expansion of our wholesale distribution, we believe developing an omnichannel solution further strengthens our ability to efficiently acquire and retain customers while also driving high customer lifetime value.

We believe that by leveraging a physical footprint to acquire customers and increase brand awareness, we can use digital marketing to focus on retention and a very tight, disciplined high value new customer acquisition strategy, especially targeting potential customers lower in the sales funnel. Building a direct relationship with the customer as the customer transacts directly with us allows us to better understand our customer’s preferences and shopping habits. Our substantial experience as a company originally founded as a digitally native-first retailer gives us the ability to strategically review and analyze the customer’s data, including contact information, browsing and shopping cart data, purchase history and style preferences. This in turn has the effect of lowering our inventory risk and cash needs since we can order and replenish product based on the data from our online sales history, replenish specific inventory by size, color and SKU based on real times sales data, and control our mark-down and promotional strategies versus being told what mark downs and promotions we have to offer by the department stores and boutique retailers.

Our Corporate Information

We were incorporated in Delaware in January 2013 under the name Denim.LA, Inc, and changed our name to Digital Brands Group, Inc. in December 2020. Our corporate offices are located at 1400 Lavaca Street, Austin, TX 78701. Our telephone number is (209) 651-0172. Our website is www.digitalbrandsgroup.co. None of the information on our website or any other website identified herein is part of this prospectus or the registration statement of which it forms a part.

The Offering

On January 11, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain accredited investor (the “Investor”), pursuant to which the Company agreed to issue and sell, in a private placement (the “Private Placement”), an aggregate of 475,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), 802,140 pre-funded warrants (the “Pre-Funded Warrants”) to purchase 802,140 shares of Common Stock (the “Pre-Funded Warrant Shares”), and accompanying 1,277,140 warrants (the “Common Stock Warrants”) to purchase 1,277,140 shares of Common Stock (the “Common Warrant Shares”) for aggregate gross proceeds from the Private Placement of approximately $5 million.

Each Common Stock Warrant has an exercise price of $3.80 per share, will be immediately exercisable upon issuance and will expire five years from the date of issuance.

The Pre-Funded Warrants were sold, in lieu of shares of Common Stock, to any Investor whose purchase of shares of Common Stock would otherwise result in such Investor, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at such Investor’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock after giving effect to the issuance of the Securities on the closing date of the Private Placement. Each Pre-Funded Warrant represents the right to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until the Pre-Funded Warrants are exercised in full.

In connection with the Private Placement, the Company issued 95,786 warrants (the “Placement Agent Warrants” and together with the Common Stock Warrants and the Pre-Funded Warrants, the “Warrants”) to purchase up to 95,786 shares of Common Stock (the “Placement Agent Warrant Shares” and together with the Common Warrant Shares and the Pre-Funded Warrant Shares, the “Warrant Shares,” collectively with the Shares and the Warrants, the “Securities”). The Placement Agent Warrants have an exercise price of $4.8938, and are immediately exercisable upon issuance and will expire five years from the date of issuance.

Issuer	Digital Brands Group, Inc.

Common Stock offered by the selling stockholders	Up to 2,650,066 shares of common stock, comprised of the common stock and shares of common stock issuable upon exercise of the Pre-Funded Warrants, Common Stock Warrants, and Placement Agent Warrants.

Common Stock issued and outstanding before this prospectus(1)	5,746,079 shares

Use of proceeds

We will not receive any of the proceeds from the sale by the selling stockholders of the securities. However, upon the exercise of the Pre-Funded Warrants, Common Stock Warrants, and Placement Agent Warrants for 2,175,066 shares of our common stock by payment of cash, we will receive aggregate gross proceeds of approximately $5.3 million. Any proceeds from the exercise of the warrants will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Common Stock NASDAQ Symbol	DBGI

Risk factors

You should read the section entitled “Risk Factors” beginning on page 6, the risk factors incorporated by reference in this prospectus, and any risk factors set forth in any applicable prospectus supplement or incorporated by reference therein, for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our securities.

(1)	The number of shares of common stock outstanding is based on 5,746,079 shares of our common stock outstanding as of January 23, 2023 after giving effect to the exercise of the pre-funded warrants and excludes as of such date:
●	Shares of common stock underlying the Warrants (other than any pre-funded warrants);
●	Shares of common stock underlying other outstanding warrants, which include, without limitation, (i) common stock warrants to acquire up to 781,958 shares of our common stock at exercise prices between $4.26 and $766 expiring between October 2021 and October 2030, (ii) Class B Warrants to acquire up to 1,818,181 shares of our common stock at an exercise price of $5.25 expiring December 2027, and (iii) Class C Warrants, to acquire up to 1,818,181 shares of our common stock at an exercise price of $5.25 expiring January 2024.
●	Outstanding stock options to acquire up to 38,951 shares of our common stock at exercise prices between $94 and $415 expiring between June 2024 and May 2031;
●	Up to 677,419 shares of our common stock issuable upon conversion of outstanding shares of Series A preferred stock;
●	Up to 58,300 shares of common stock issuable further to a $17.5 million equity line of credit; and
●	5,680 shares of our common stock reserved for future issuance under our 2020 Omnibus Incentive Plan.

Except as otherwise indicated herein, all information in this prospectus assumes the exercise of the Warrants and sale of all shares available for sale under this prospectus and no further acquisitions of shares by the selling stockholders.

Risk Factors Summary

Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows and prospects would likely be materially and adversely affected. As a result, the trading price of our common stock would likely decline, and you could lose all or part of your investment. Listed below is a summary of some of the principal risks related to our business:

●	Our business strategy includes growth through acquisitions. If we are unable to locate desirable companies, acquire them on commercially reasonable terms, or finance such acquisitions, or if we are unable to successfully integrate the companies we do acquire or to manage our internal growth, our operating results could be adversely affected.
●	Our success depends in part on the future contributions of our executives and managers, including those who were employees of Bailey, H&J, Stateside and Sundry. The loss of the services of any of them could have an adverse effect on our business and business prospects.
●	Claims may be made against Bailey, H&J, Stateside and Sundry and other acquired businesses arising from their operations prior to the dates we acquired them.
●	We have incurred significant net losses since our inception and we anticipate that our operating expenses will increase substantially. Accordingly, we cannot assure you that we will achieve or maintain profitable operations, obtain adequate capital funding, or improve our financial performance to continue as a going concern.
●	Widespread outbreak of an illness or any other public health crisis, including the recent coronavirus (COVID-19) global pandemic, or an economic downturn in the United States could materially and adversely affect our business, financial condition and results of operations.
●	Our results of operations and financial condition could be adversely affected as a result of asset impairments and increases in labor costs.
●	If we fail to effectively manage our growth by implementing our operational plans and strategies, improving our business processes and infrastructure, and managing our employee base, our business, financial condition and operating results could be harmed.
●	If we are unable to anticipate and respond to changing customer preferences and shifting fashion and industry trends or maintain a strong portfolio of brands, customer base, order and inventory levels or our platforms by which our customers shop with us online, our business, financial condition and operating results could be harmed.
●	We operate in highly competitive markets and the size and resources of some of our competitors, including wholesalers and direct retailers of apparel, may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.
●	If we are unable to cost-effectively use or fully optimize social media platforms and influencers or we fail to abide by applicable laws and regulations, our reputation may be materially and adversely affected or we may be subject to fines or other penalties.
●	We rely on third-party suppliers and manufacturers, and in H&J’s case, a single supplier, to provide raw materials for and to produce our products. We have limited control over these suppliers and manufacturers and we may not be able to obtain quality products on a timely basis or in sufficient quantity.
●	Our operations are currently dependent on a single warehouse and distribution center in Vernon, California, and the loss of, or disruption in, our warehouse and distribution center or our third-party carriers could have a material adverse effect on our business and operations.

●	Our sales and gross margins may decline as a result of increasing product costs and freight costs and decreasing selling prices.
●	We have an amount of debt which may be considered significant for a company of our size and we may not be able to service all of our debt.
●	Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
●	If we cannot successfully protect our intellectual property, our business could suffer.
●	We face growing regulatory and compliance requirements and substantial costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, could have a material adverse effect on our business and brand.
●	Our business is affected by the general seasonal trends common to the retail apparel industry.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below before making an investment decision. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose part or all of your investment.

Risks related to our financial condition and business

We have incurred significant net losses since our inception and cannot assure you that we will achieve or maintain profitable operations.

We have incurred significant net losses since inception. Our net loss was approximately $8.9 million for the nine months ended September 30, 2022 and $32.4 million and $10.7 million for the years ended December 31, 2021 and 2020, respectively. As of September 30, 2022, we had an accumulated deficit of $88.0 million. We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, delays, and other unknown events, including the length of time COVID-19 related restrictions impact the business.

We anticipate that our operating expenses will increase substantially in the foreseeable future as we undertake the acquisition and integration of different brands, incur expenses associated with maintaining compliance as a public company, and increased marketing and sales efforts to increase our customer base. These increased expenditures may make it more difficult to achieve and maintain profitability. In addition, our efforts to grow our business may be more expensive than we expect, and we may not be able to generate sufficient revenue to offset increased operating expenses. If we are required to reduce our expenses, our growth strategy could be materially affected. We will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to expand our product offerings and infrastructure, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition.

If we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.

We have incurred a net loss in each year since our inception and expect to incur losses in future periods as we continue to increase our expenses in order to grow our business. We have a working capital deficit of $40.7 million at September 30, 2022. These factors raise substantial doubt about our Company’s ability to continue as a going concern. If we are unable to obtain adequate funding or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern. The report of our independent registered public accounting firm for the year ended December 31, 2021 included herein contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations.

We have an immediate need to raise additional funds to support our operations. If we are unable to raise additional capital when required or on acceptable terms, we will be required to significantly delay, scale back or restrict our operations or obtain funds by entering into agreements on unattractive terms, which would have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us. In addition, our ability to achieve profitability or to respond to competitive pressures would be significantly limited.

The amount and timing of our future funding requirements depends on many factors, including

●	Our debt service obligations as they mature;

●	The timing and cost of potential future acquisitions;
●	Integration of the businesses that we have acquired or may acquire in the future;
●	The hiring of additional management and other personnel as we continue to grow; and
●	Any costs associated with any build-out and opening of showrooms, as needed, for certain of our brands.

We cannot be certain that additional funding will be available on acceptable terms, or at all. In addition, we have in the past and may in the future be restricted or limited by our current outstanding indebtedness on our ability to enter into additional indebtedness and any future debt financing based upon covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions.

Widespread outbreak of an illness or any other public health crisis, including the recent coronavirus (COVID-19) global pandemic, could materially and adversely affect, and has materially and adversely affected, our business, financial condition and results of operations.

Our business has been, and will continue to be, impacted by the effects of the COVID-19 global pandemic in countries where our suppliers, third-party service providers or consumers are located. These effects include recommendations or mandates from governmental authorities to close businesses, limit travel, avoid large gatherings or to self-quarantine, as well as temporary closures and decreased operations of the facilities of our suppliers, service providers and customers. The impacts on us have included, and in the future could include, but are not limited to:

●	significant uncertainty and turmoil in global economic and financial market conditions causing, among other things: decreased consumer confidence and decreased consumer spending, now and in the mid and long-term. Specifically, COVID has impacted our business in several ways, including store closings, supply chain disruptions and delivery delays, meaningfully lower net revenue, furloughs and layoffs of 52 employees and increased costs to operate our warehouse to ensure a healthy and safe work environment. Approximately 220 boutique stores where we sold our products closed temporarily and permanently in 2020 and into 2021, representing a reduction in approximately 40% of such stores prior to COVID. Additionally, approximately 40 department stores that carried our products have closed as well, representing a reduction of approximately 35% of such stores prior to COVID. We do not anticipate the department stores will open those stores back up, and we do not anticipate a majority of the closed boutique stores will reopen. We also waited to hire a new Creative Director until the summer, once we knew that stores would open back up at some capacity. This delay in hiring a new designer also impacted the first half of 2021. We expect to also experience lower order quantities from our accounts throughout the first half of 2022 versus pre-COVID levels, but meaningfully higher than 2020 or 2021.
●	inability to access financing in the credit and capital markets at reasonable rates (or at all) in the event we, or our suppliers find it desirable to do so, increased exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar, and volatility in the availability and prices for commodities and raw materials we use for our products and in our supply chain. Specifically, the pandemic shut down our supply chain for several months in 2020, and delayed deliveries throughout the year.
●	inability to meet our consumers’ needs for inventory production and fulfillment due to disruptions in our supply chain and increased costs associated with mitigating the effects of the pandemic caused by, among other things: reduction or loss of workforce due to illness, quarantine or other restrictions or facility closures, scarcity of and/or increased prices for raw materials, scrutiny or embargoing of goods produced in infected areas, and increased freight and logistics costs, expenses and times; failure of third parties on which we rely, including our suppliers, customers, distributors, service providers and commercial banks, to meet their obligations to us or to timely meet those obligations, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties, including business failure or insolvency and collectability of existing receivables; and

●	significant changes in the conditions in markets in which we do business, including quarantines, governmental or regulatory actions, closures or other restrictions that limit or close our operating and manufacturing facilities and restrict our employees’ ability to perform necessary business functions, including operations necessary for the design, development, production, distribution, sale, marketing and support of our products. Specifically, we had to furlough and layoff a significant amount of employees to adjust to our lower revenues.

Any of these impacts could place limitations on our ability to execute on our business plan and materially and adversely affect our business, financial condition and results of operations. We continue to monitor the situation and may adjust our current policies and procedures as more information and guidance become available regarding the evolving situation. The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

If our efforts to locate desirable targets are unsuccessful or if we are unable to acquire desirable companies on commercially reasonable terms, we may not be able to grow the business and our revenues and operating results will be adversely affected.

One of our principal growth strategies has been and continues to be is to grow our business and increase our revenue through the acquisition of additional businesses within our industry.. It may be difficult for us to identify desirable companies to acquire. We may face competition in our pursuit to acquire additional businesses, which could limit the number of available companies for sale and may lead to higher acquisition prices. When we identify desirable companies, their owners may not be willing to sell their companies at all or on terms that we have determined to be commercially reasonable. If our efforts to locate and acquire desirable companies on terms that are acceptable to us are not successful, our revenues and operating results may be adversely affected.

We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

A significant part of our grown strategy is acquiring additional businesses. If we buy a company or a division of a company in the future, there can be no assurance that we will be able to profitably manage such business or successfully integrate such business without substantial costs, delays or other operational or financial problems. Acquisitions also may require us to spend a substantial portion of our available cash, incur debt or other liabilities, amortize expenses related to intangible assets, incur write-offs of goodwill or other assets or obligate us to issue a substantial number of shares of our capital stock, which would result in dilution for our existing stockholders. There can be no assurance that the businesses we acquire in the future will achieve anticipated revenues or earnings. Additionally:

●	the key personnel of the acquired business may decide not to work for us;
●	changes in management at an acquired business may impair its relationships with employees and customers;
●	we may be unable to maintain uniform standards, controls, procedures and policies among acquired businesses;
●	we may be unable to successfully implement infrastructure, logistics and systems integration;
●	we may be held liable for legal claims (including environmental claims) arising out of activities of the acquired businesses prior to our acquisitions, some of which we may not have discovered during our due diligence, and we may not have indemnification claims available to us or we may not be able to realize on any indemnification claims with respect to those legal claims;
●	we will assume risks associated with deficiencies in the internal controls of acquired businesses;
●	we may not be able to realize the cost savings or other financial benefits we anticipated;
●	we may be unable to successfully scale an acquired business; and
●	our ongoing business may be disrupted or receive insufficient management attention.

Some or all of these factors could have a material adverse effect on our business, financial condition and results of operations. Moreover, we may not benefit from our acquisitions as we expect, or in the time frame we expect. In the apparel industry, differing brands are used to reach different market segments and capture new market share. However, not every brand deployment is successful. In addition, integrating an acquired business or technology is risky. We may incur significant costs acquiring, developing, and promoting new brands only to have limited market acceptance and limited resulting sales. If this occurs, our financial results may be negatively impacted and we may determine it is in the best interest of the Company to no longer support that brand. If a new brand does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Finally, acquisitions could be viewed negatively by analysts, investors or our customers.

In addition, we may not be successful in acquiring businesses and may expend time and expenses in connection with failed acquisitions. For example, in connection with our Series CF financing, we disclosed that we were planning to acquire a New Jersey based apparel company. On September 10, 2020, we and the acquisition target mutually agreed to terminate the acquisition. In addition to such time and expenses, public announcement of a failed acquisition could also negatively impact the trading price of our common stock.

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, warranty, workers’ compensation and other employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

Our ability to acquire additional businesses may require issuances of our common stock and/or debt financing that we may be unable to obtain on acceptable terms.

The timing, size and success of our acquisition efforts and the associated capital commitments cannot be readily predicted. We intend to use our common stock, cash, debt and borrowings under our credit facility, if necessary, as consideration for future acquisitions of companies. The issuance of additional common stock in connection with future acquisitions may be dilutive to holders of shares of common stock issued in this offering. In addition, if our common stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources, including obtaining additional capital through debt financing. However, there can be no assurance that we will be able to obtain financing if and when it is needed or that it will be available on terms that we deem acceptable. As a result, we may be unable to pursue our acquisition strategy successfully, which may prevent us from achieving our growth objectives.

We have an amount of debt which may be considered significant for a company of our size which could adversely affect our financial condition and our ability to react to changes in our business.

As of September 30, 2022, we had an aggregate principal amount of debt outstanding of approximately $15.2 million.

We believe this is an amount of indebtedness which may be considered significant for a company of our size and current revenue base. Our substantial debt could have important consequences to us. For example, it could:

●	make it more difficult for us to satisfy our obligations to the holders of our outstanding debt, resulting in possible defaults on and acceleration of such indebtedness;

●	require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;
●	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;
●	place us at a competitive disadvantage to our competitors with proportionately less debt for their size;
●	limit our ability to refinance our existing indebtedness or borrow additional funds in the future;
●	limit our flexibility in planning for, or reacting to, changing conditions in our business; and
●	limit our ability to react to competitive pressures or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy.

Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on our indebtedness or to refinance our obligations under our debt agreements, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors we face as described in this section, many of which may be beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or planned growth objectives, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. In addition, the recent worldwide credit crisis could make it more difficult for us to refinance our indebtedness on favorable terms, or at all.

In the absence of such operating results and resources, we may be required to dispose of material assets to meet our debt service obligations. We may not be able to consummate those sales, or, if we do, we will not control the timing of the sales or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

Our results of operations for the year ended December 31, 2022 will be adversely affected as a result of asset impairments.

When we acquire a business, we record goodwill in an amount equal to the amount we paid for the business minus the fair value of the net tangible assets and other identifiable intangible assets of the acquired business. As a result of our recent acquisitions, our goodwill and intangible assets as of September 30, 2022 were $18.2 million and $11.2 million, respectively. Goodwill and other intangible assets that have indefinite useful lives cannot be amortized, but instead must be tested at least annually for impairment. In January 2023, we began our annual review for possible impairment of our goodwill and other intangible assets and have preliminarily concluded that impairments exist for both Bailey and H&J in an amount which could be as high as approximately $14 million for the year ended December 31, 2022. Such an impairment charge would reduce our goodwill and other intangible assets, as well as stockholders’ equity, by the amount of the charge and have a corresponding charge to earnings [in an equal amount], which could have a material adverse effect on the price of our common stock. There can be no assurance that the amount of the actual impairment charge for the year ended December 31, 2022 will not be less than or greater than the referenced amount. In addition, any future impairments, including impairments of goodwill, intangible assets, long- lived assets or investments, could have a material adverse effect on our financial condition and results of operations for the period in which the impairment is recognized.

If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

We have grown and expect to continue to grow rapidly and to effectively manage our growth, we must continue to implement our operational plans and strategies, improve our business processes, improve and expand our infrastructure of people and information systems, and expand, train and manage our employee base. Since our inception and as a result of our acquisitions, we have rapidly increased our employee headcount across our organization to support the growth of our business. To support continued growth, we must effectively integrate, develop and motivate a large number of new employees while maintaining our corporate culture. We face significant competition for personnel. To attract top talent, we have had to offer, and expect to continue to offer, competitive compensation and benefits packages before we can validate the productivity of new employees. We may also need to increase our employee compensation levels to remain competitive in attracting and retaining talented employees. The risks associated with a rapidly growing workforce will be particularly acute as we choose to expand into new merchandise categories and internationally. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, our ability to meet forecasts and our employee morale, productivity and retention could suffer, which may have an adverse effect on our business, financial condition and operating results.

We are also required to manage numerous relationships with various vendors and other third parties. Further growth of our operations, vendor base, fulfillment center, information technology systems or internal controls and procedures may not be adequate to support our operations. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be adversely affected.

If we are unable to anticipate and respond to changing customer preferences and shifts in fashion and industry trends in a timely manner, our business, financial condition and operating results could be harmed.

Our success largely depends on our ability to consistently gauge tastes and trends and provide a diverse and balanced assortment of merchandise that satisfies customer demands in a timely manner. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in demand for our products or for products of our competitors, our failure to accurately forecast acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, and weakening of economic conditions or consumer confidence in future economic conditions. We typically enter into agreements to manufacture and purchase our merchandise in advance of the applicable selling season and our failure to anticipate, identify or react appropriately, or in a timely manner to changes in customer preferences, tastes and trends or economic conditions could lead to, among other things, missed opportunities, excess inventory or inventory shortages, markdowns and write-offs, all of which could negatively impact our profitability and have a material adverse effect on our business, financial condition and operating results. Failure to respond to changing customer preferences and fashion trends could also negatively impact the image of our brands with our customers and result in diminished brand loyalty.

Our business depends on our ability to maintain a strong portfolio of brands and engaged customers.. We may not be able to maintain and enhance our existing brand portfolio if we receive customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, operating results and growth prospects.

Our ability to acquire or offer new brands and maintain and enhance the appeal of our existing brands is critical to expanding our base of customers. A significant portion of our customers’ experience depends on third parties outside of our control, including vendors, suppliers and logistics providers such as FedEx, UPS and the U.S. Postal Service. If these third parties do not meet our or our customers’ expectations, including timely delivery of our products, or if they increase their rates, our business may suffer irreparable damage or our costs may increase. Also, if we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that as our market becomes increasingly competitive, our ability to acquire or offer new brands and to maintain and enhance our existing brands may become increasingly difficult and expensive and will depend largely on our ability to provide high quality products to our customers and a reliable, trustworthy and profitable sales channel to our vendors, which we may not do successfully.

Customer complaints or negative publicity about our sites, products, product delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites and our sites, could rapidly and severely diminish consumer use of our sites and consumer and supplier confidence in us and result in harm to our brands.

An economic downturn or economic uncertainty in the United States may adversely affect consumer discretionary spending and demand for our products.

Our operating results are affected by the relative condition of the United States economy as many of our products may be considered discretionary items for consumers. Our customers may reduce their spending and purchases due to job loss or fear of job loss, foreclosures, bankruptcies, higher consumer debt and interest rates, reduced access to credit, falling home prices, increased taxes, and/or lower consumer confidence. Consumer demand for our products may not reach our targets, or may decline, when there is an economic downturn or economic uncertainty. Current, recent past, and future conditions may also adversely affect our pricing and liquidation strategy; promotional activities, product liquidation, and decreased demand for consumer products could affect profitability and margins. Any of the foregoing factors could have a material adverse effect on our business, results of operations, and financial condition.

Additionally, many of the effects and consequences of U.S. and global financial and economic conditions could potentially have a material adverse effect on our liquidity and capital resources, including the ability to raise additional capital, if needed, or could otherwise negatively affect our business and financial results. For example, global economic conditions may also adversely affect our suppliers’ access to capital and liquidity with which to maintain their inventory, production levels, and product quality and to operate their businesses, all of which could adversely affect our supply chain. Market instability could make it more difficult for us and our suppliers to accurately forecast future product demand trends, which could cause us to carry too much or too little merchandise in various product categories.

We operate in highly competitive markets and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.

The markets in which we compete are highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow or maintain our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of apparel, including large, diversified apparel companies with substantial market share and strong worldwide brand recognition. Many of our competitors, including Vince, James Perse, Rag & Bone, Madewell, AG, FRAME, All Saints, Zegna and Ralph Lauren, have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution, and other resources than we do.

As a result, these competitors may be better equipped than we are to influence consumer preferences or otherwise increase their market share by:

●	quickly adapting to changes in customer requirements or consumer preferences;
●	discounting excess inventory that has been written down or written off;
●	devoting resources to the marketing and sale of their products, including significant advertising campaigns, media placement, partnerships and product endorsement; and
●	engaging in lengthy and costly intellectual property and other disputes.

Our inability to compete successfully against our competitors and maintain our gross margin could have a material adverse effect on our business, financial condition and results of operations.

Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

We use third-party social media platforms as, among other things, marketing tools. We also maintain relationships with many social media influencers and engage in sponsorship initiatives. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools or if the social media platforms we use change their policies or algorithms, we may not be able to fully optimize such platforms, and our ability to maintain and acquire customers and our financial condition may suffer.

Furthermore, as laws and regulations and public opinion rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on our business, financial condition and operating results.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the FTC has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser.

We do not prescribe what our influencers post, and if we were held responsible for the content of their posts or their actions, we could be fined or forced to alter our practices, which could have an adverse impact on our business.

Negative commentary regarding us, our products or influencers and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our reputation or business. Influencers with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our customers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us an opportunity for redress or correction.

If we fail to retain existing customers, or fail to maintain average order value levels, we may not be able to maintain our revenue base and margins, which would have a material adverse effect on our business and operating results.

A significant portion of our net sales are generated from sales to existing customers. If existing customers no longer find our offerings appealing, or if we are unable to timely update our offerings to meet current trends and customer demands, our existing customers may make fewer or smaller purchases in the future. A decrease in the number of our customers who make repeat purchases or a decrease in their spending on the merchandise we offer could negatively impact our operating results. Further, we believe that our future success will depend in part on our ability to increase sales to our existing customers over time, and if we are unable to do so, our business may suffer. If we fail to generate repeat purchases or maintain high levels of customer engagement and average order value, our growth prospects, operating results and financial condition could be materially adversely affected.

We purchase inventory in anticipation of sales, and if we are unable to manage our inventory effectively, our operating results could be adversely affected.

Our business requires us to manage a large volume of inventory effectively. We regularly add new apparel, accessories and beauty styles to our sites, and we depend on our forecasts of demand for and popularity of various products to make purchase decisions and to manage our inventory of stock-keeping units, or SKUs. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, promotions, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and our consumers may not purchase products in the quantities that we expect.

It may be difficult to accurately forecast demand and determine appropriate levels of product. We generally do not have the right to return unsold products to our suppliers. If we fail to manage our inventory effectively or negotiate favorable credit terms with third-party suppliers, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our suppliers, our profit margins might be negatively affected. Any failure to manage owned brand expansion or accurately forecast demand for owned brands could adversely affect growth, margins and inventory levels. In addition, our ability to meet customer demand has been and may be in the future negatively impacted by disruptions in the supply chain from a number of factors, including, for example, the COVID-19 coronavirus outbreak in China. The COVID-19 coronavirus has and is expected to continue to impact our supply chain and may delay or prevent the manufacturing or transport of product. Any of the above may materially and adversely affect our business, financial condition and operating results.

Merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If the rate of merchandise returns increases significantly or if merchandise return economics become less efficient, our business, financial condition and operating results could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. From time to time our products are damaged in transit, which can increase return rates and harm our brands.

We rely on third-party suppliers and manufacturers to provide raw materials for and to produce our products, and we have limited control over these suppliers and manufacturers and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We rely on third-party suppliers primarily located outside of the United States to provide raw materials for our products. In addition, we do not own or operate any manufacturing facilities and rely solely on unaffiliated manufacturers primarily located outside the United States to manufacture our products. Increases in the costs of labor and other costs of doing business in these countries could significantly increase our costs to produce our products and could have a negative impact on our operations, net revenue, and earnings. In addition, certain of our manufacturers are subject to government regulations related to wage rates, and therefore the labor costs to produce our products may fluctuate. Factors that could negatively affect our business include a potential significant revaluation of the currencies used in these countries, which may result in an increase in the cost of producing products, labor shortages and stoppages and increases in labor costs, and difficulties in moving products manufactured out of the countries in which they are manufactured and through the ports in North America, whether due to port congestion, labor disputes, product regulations and/or inspections or other factors, and natural disasters or health pandemics. A labor strike or other transportation disruption affecting these ports could significantly disrupt our business. In addition, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with any country in which our products are manufactured, could significantly increase our cost of products and harm our business. We may also experience increased costs in raw goods, transportation and labor. Additionally, we are also subject to global supply chain disruptions, which may include longer lead times for raw fabrics, inbound shipping and longer production times Supply chain issues have specifically impacted the following for our brands:

●	Increased costs in raw materials from fabric prices, which have increased 10% to 100% depending on the fabric, the time of year, and the origin of the fabric, as well as where the fabric is being shipped;
●	Increased cost per kilo to ship via sea or air, which has increased from 25% to 300% depending on the time of year and from the country we are shipping from;
●	Increased transit time via sea or air, which have increased by two weeks to two months; and
●	Increased labor costs for producing the finished goods, which have increased 5% to 25% depending on the country and the labor skill required to produce the goods.

The operations of our suppliers can be subject to additional risks beyond our control, including shipping delays, labor disputes, trade restrictions, tariffs and embargos, or any other change in local conditions. We may experience a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, we may be unable to locate alternative materials suppliers of comparable quality at an acceptable price, or at all. We do not have any long-term supply contracts in place with any of our suppliers and we compete with other companies, including many of our competitors, for fabrics, raw materials, production and import quota capacity. We have occasionally received, and may in the future receive, shipments of products that fail to comply with our specifications or that fail to conform to our quality control standards. We have also received, and may in the future receive, products that are otherwise unacceptable to us or our customers. Under these circumstances, we may incur substantial expense to remedy the problems and may be required to obtain replacement products. If we fail to remedy any such problem in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers, our customers could lose confidence in our products or we could face a product recall. In such an event our brand reputation may be negatively impacted which could negatively impact our results of operations.

These and other factors beyond our control could result in our third-party suppliers and manufacturers being unable to fill our orders in a timely manner. If we experience significant increased demand, or we lose or need to replace an existing third- party supplier and manufacturer as a result of adverse economic conditions or other reasons, we may not be able to secure additional manufacturing capacity when required or on terms that are acceptable to us, or at all, or manufacturers may not be able to allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to find new third-party suppliers or manufacturers, we may encounter delays in production and added costs as a result of the time it takes to train our manufacturers on our methods, products and quality control standards. Moreover, it is possible that we will experience defects, errors, or other problems with their work that will materially affect our operations and we may have little or no recourse to recover damages for these losses. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet retail customer and consumer demand for our products and result in lower net revenues and net income both in the short and long term.

In addition to the foregoing, one of our subsidiary’s depends on two primary suppliers located in China and Turkey for the substantial portion of raw materials used in its products and the manufacture of these products, which makes it vulnerable to a disruption in the supply of its products. As a result, termination of these supply arrangements, an adverse change in the financial condition of these suppliers or an adverse change in their ability to manufacture and/or deliver desired products on a timely basis each could have a material adverse effect on our business, financial condition and results of operations.

Our sales and gross margins may decline as a result of increasing product costs and decreasing selling prices.

The fabrics used in our products include synthetic fabrics whose raw materials include petroleum-based products, as well as natural fibers such as cotton. Significant price fluctuations or shortages in petroleum or other raw materials can materially adversely affect our cost of net revenues.

In addition, the United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards, and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

Our operations are currently dependent on a single warehouse and distribution center, and the loss of, or disruption in, the warehouse and distribution center and other factors affecting the distribution of merchandise could have a material adverse effect on our business and operations.

Our warehouse and fulfillment/distribution functions are currently primarily handled from a single facility in Vernon, California. Our current fulfillment/distribution operations are dependent on the continued use of this facility. Any significant interruption in the operation of the warehouse and fulfillment/ distribution center due to COVID-19 restrictions, natural disasters, accidents, system issues or failures, or other unforeseen causes that materially impair our ability to access or use our facility, could delay or impair the ability to distribute merchandise and fulfill online orders, which could cause sales to decline.

We also depend upon third-party carriers for shipment of a significant amount of merchandise directly to our customers. An interruption in service by these third-party carriers for any reason could cause temporary disruptions in business, a loss of sales and profits, and other material adverse effects.

Our sales and gross margins may decline as a result of increasing freight costs.

Freight costs are impacted by changes in fuel prices through surcharges, among other factors. Fuel prices and surcharges affect freight costs both on inbound freight from suppliers to the distribution center as well as outbound freight from the distribution center to stores/shops, supplier returns and third-party liquidators, and shipments of product to customers. The cost of transporting our products for distribution and sale is also subject to fluctuation due in large part to the price of oil. Because most of our products are manufactured abroad, our products must be transported by third parties over large geographical distances and an increase in the price of oil can significantly increase costs. Manufacturing delays or unexpected transportation delays can also cause us to rely more heavily on airfreight to achieve timely delivery to our customers, which significantly increases freight costs. Increases in fuel prices, surcharges, and other potential factors may increase freight costs. Any of these fluctuations may increase our cost of products and have an adverse effect on our margins, results of operations and financial condition.

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

Labor is a significant portion of our cost structure and is subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in California and a number of other states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information, and financial and other personally identifiable information of our customers and employees. The secure processing, maintenance, and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Advanced attacks are multi-staged, unfold over time, and utilize a range of attack vectors with military-grade cyber weapons and proven techniques, such as spear phishing and social engineering, leaving organizations and users at high risk of being compromised. The vast majority of data breaches, whether conducted by a cyber attacker from inside or outside of the organization, involve the misappropriation of digital identities and user credentials. These credentials are used to gain legitimate access to sensitive systems and high-value personal and corporate data. Many large, well-known organizations have been subject to cyber-attacks that exploited the identity vector, demonstrating that even organizations with significant resources and security expertise have challenges securing their identities. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, a disruption of our operations, damage to our reputation, or a loss of confidence in our business, any of which could adversely affect our business, revenues, and competitive position.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team, especially our Chief Executive Officer and President, Mr. John “Hil” Davis. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

In addition, our continuing ability to attract and retain highly qualified personnel, especially employees with experience in the fashion and fitness industries, will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

If we cannot successfully protect our intellectual property, our business could suffer.

We rely on a combination of intellectual property rights, contractual protections and other practices to protect our brand, proprietary information, technologies and processes. We primarily rely on copyright and trade secret laws to protect our proprietary technologies and processes, including the algorithms we use throughout our business. Others may independently develop the same or similar technologies and processes, or may improperly acquire and use information about our technologies and processes, which may allow them to provide a service similar to ours, which could harm our competitive position. Our principal trademark assets include the registered trademarks “DSTLD”, “Bailey 44”, “ACE STUDIOS”, “STATESIDE” and “SUNDRY” and our logos and taglines. Our trademarks are valuable assets that support our brand and consumers’ perception of our services and merchandise. We also hold the rights to the “www.digitalbrandsgroup.co”, www.dstld.com, “www.bailey44.com”, and www.harperandjones.com. Internet domain name and various related domain names, which are subject to Internet regulatory bodies and trademark and other related laws of each applicable jurisdiction. If we are unable to protect our trademarks or domain names, our brand recognition and reputation would suffer, we would incur significant expense establishing new brands and our operating results would be adversely impacted. Further, to the extent we pursue patent protection for our innovations, patents we may apply for may not issue, and patents that do issue or that we acquire may not provide us with any competitive advantages or may be challenged by third parties. There can be no assurance that any patents we obtain will adequately protect our inventions or survive a legal challenge, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. We may be required to spend significant resources to monitor and protect our intellectual property rights, and the efforts we take to protect our proprietary rights may not be sufficient.

If the technology-based systems that give our customers the ability to shop with us online do not function effectively, our operating results could be materially adversely affected.

A substantial number of our customers currently shop with us through our e-commerce website and mobile application. Increasingly, customers are using tablets and smart phones to shop online with us and with our competitors and to do comparison shopping. Any failure on our part to provide an attractive, effective, reliable, user-friendly e-commerce platform that offers a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of online shoppers could place us at a competitive disadvantage, result in the loss of sales, harm our reputation with customers, and could have a material adverse impact on our business and results of operations.

Organizations face growing regulatory and compliance requirements.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyber-attacks and will increasingly impact organizations. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. Any substantial costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, could have a material adverse effect on our business and brand.

Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.

The labeling, distribution, importation, marketing and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission, Consumer Product Safety Commission and state attorneys general in the U.S., as well as by various other federal, state, provincial, local and international regulatory authorities in the locations in which our products are distributed or sold. If we fail to comply with those regulations, we could become subject to significant penalties or claims or be required to recall products, which could negatively impact our results of operations and disrupt our ability to conduct our business, as well as damage our brand image with consumers. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant unanticipated compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net revenues.

Any international operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-bribery laws applicable to our operations. Although we have policies and procedures to address compliance with the FCPA and similar laws, there can be no assurance that all of our employees, agents and other partners will not take actions in violations of our policies. Any such violation could subject us to sanctions or other penalties that could negatively affect our reputation, business and operating results.

Our business is affected by seasonality.

Our business is affected by the general seasonal trends common to the retail apparel industry. This seasonality may adversely affect our business and cause our results of operations to fluctuate, and, as a result, we believe that comparisons of our operating results between different quarters within a single fiscal year are not necessarily meaningful and that results of operations in any period should not be considered indicative of the results to be expected for any future period.

The price of our common stock has in the past and may in the future fluctuate substantially, and your investment may decline in value.

The market price of our common stock has in the past and could in the future be extremely volatile. From May 2021 to January 23, 2023, the high and low prices of our common stock as quoted on the NasdaqCM was $880 and $2.38, respectively (as appropriately adjusted for a 1-100 reverse stock split effected by the Company in November 2022). The future market price of our common stock may be significantly affected by factors, such as:

●	market conditions affecting the apparel industries;
●	quarterly variations in our results of operations;
●	changes in government regulations;
●	the announcement of acquisitions by us or our competitors;
●	changes in general economic and political conditions;
●	volatility in the financial markets;
●	results of our operations and the operations of others in our industry;
●	changes in interest rates;
●	threatened or actual litigation and government investigations;
●	the addition or departure of key personnel;
●	actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and
●	differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price.

Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our common stock and materially affect the value of your investment.

In the past, securities class action litigation often has been instituted against companies following periods of volatility in the market price of their securities. This type of litigation, if directed at us, could result in substantial costs and a diversion of management’s attention and resources.

If we are not able to comply with the applicable continued listing requirements or standards of NasdaqCM, NasdaqCM could delist our common stock.

Our common stock is listed on the NasdaqCM. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

On May 31, 2022, we received a letter from the Listing Qualifications Staff (the “Staff”) of Nasdaq indicating that the bid price of our common stock had closed below $1.00 per share for 30 consecutive business days and, as a result, we are not in compliance with Nasdaq Listing Rule 5550(a)(2), which sets forth the minimum bid price requirement for continued listing on the Nasdaq Capital Market (the “Minimum Bid Requirement”).

Nasdaq’s notice has no immediate effect on the listing of common stock on Nasdaq. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were afforded a 180-calendar day grace period, through November 28, 2022, to regain compliance with the bid price requirement. Compliance can be achieved by evidencing a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days (but generally not more than 20 consecutive business days) during the 180-calendar day grace period.

If we do not regain compliance with the bid price requirement by November 28, 2022, we may be eligible for an additional 180-calendar day compliance period so long as it satisfies the criteria for initial listing on the Nasdaq Capital Market and the continued listing requirement for market value of publicly held shares and we provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event we are not eligible for the second grace period, the Nasdaq staff will provide written notice that our Common Stock is subject to delisting; however, we may request a hearing before the Nasdaq Hearings Panel (the “Panel”), which request, if timely made, would stay any further suspension or delisting action by the Staff pending the conclusion of the hearing process and expiration of any extension that may be granted by the Panel.

On January 19, 2022, we received a letter from the Listing Qualifications Department of the Nasdaq notifying us that our common stock Market Value of Listed Securities (“MVLS”) had been below the minimum $35,000,000 required for continued inclusion as set forth in Nasdaq Listing Rule 5550(b)(2) (“MVLS Requirement”).

The letter also states that we would be provided 180 calendar days, or until July 18, 2022, to regain compliance with the MVLS Requirement (“Compliance Period”). If we did not regain compliance within the Compliance Period, we would receive a written notification from Nasdaq that our securities are subject to delisting. At that time, we may appeal the delisting determination to a Hearings Panel.

On July 21, 2022, we received a letter from Nasdaq stating that the Company has not regained compliance with the MVLS Standard, since our common stock was below the $35 million minimum MVLS requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “MLVS Rule”) and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to us.

Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on July 28, 2022, our Common Stock would be delisted from The Nasdaq Capital Market, trading of our Common Stock would be suspended at the opening of business on August 1, 2022, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the our securities from listing and registration on Nasdaq.

On July 27, 2022, the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter on July 21, 2022. The request for a hearing was granted and held on September 8, 2022. On September 21, 2022, the Nasdaq Listing Qualifications Panel (the “Hearings Panel”) granted the Company an extension until January 17, 2022, to demonstrate compliance with Listing Rule 5550(b)(1) to allow continued listing requirement of The Nasdaq Capital Market, conditioned upon achievement of certain milestones included in a plan of compliance which the Company previously submitted to the Hearings Panel. On November 29, 2022, Nasdaq formally notified the Company that it had regained compliance with the Bid Price Rule.

On November 3, 2022, Digital Brands Group, Inc. (the “Company”) received notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company’s bid price had closed below $0.10 per share for the preceding ten consecutive trading days, in contravention of Nasdaq Listing Rule 5810(3)(A)(iii) and, as a result, the Nasdaq Hearings Panel (the “Panel”) would consider the deficiency as an additional basis for delisting.

Effective as of 5 pm EST on November 3, 2022, the Company implemented a reverse stock split at a ratio of 1-for-100 shares, which the Company believes will remedy both the $0.10 threshold price deficiency and the $1.00 bid price deficiency cited by the Staff. In order to evidence compliance with Nasdaq’s bid price criteria, the Company must evidence a closing bid price of at least $1.00 per share for a minimum of 10 (though generally not more than 20) consecutive business days. As of the close of business on November 11, 2022, the Company had evidenced a closing bid price in excess of $1.00 per share for six consecutive business days.

On January 17, 2023, Digital Brands Group, Inc. (the “Company”) was notified by the Nasdaq Hearings Panel (the “Panel”) that the Company has evidenced compliance with all applicable requirements for continued listing on The Nasdaq Capital Market, including the $2.5 million stockholders’ equity requirement set forth in Nasdaq Listing Rule 5550(b). The Company remains subject to a “Panel Monitor,” as that term is defined by Nasdaq Listing Rule 5815(d)(4)(A), through January 17, 2024.

There can be no assurance that we will be successful in its efforts to maintain the Nasdaq listing. If our Common Stock and warrants cease to be listed for trading on the Nasdaq Capital Market, we would expect that our Common Stock and warrants would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist our common stock and warrants, it would be more difficult for our stockholders to dispose of our common stock or warrants and more difficult to obtain accurate price quotations on our common stock or warrants. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock or warrants are not listed on a national securities exchange.

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our common stock.

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting for that purpose. We have identified material weaknesses in our internal control over financial reporting. These material weaknesses relate to the fact that we do not maintain a comprehensive policies and procedures manual designed to establish internal controls over financial reporting to reduce the risk of publishing materially misstated financial statements, as well as define responsibilities and segregate incompatible duties to reduce the risk of unauthorized transactions.

We are in the process of taking steps intended to remedy these material weaknesses, and we will not be able to fully address these material weaknesses until these steps have been completed.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. A material weakness is defined in the standards established by the Public Company Accounting Oversight Board (United States) as a deficiency, or an acquisition of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In addition, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, at the time of our second annual report on Form 10-K, which will be for our year ending December 31, 2022. We intend to begin the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation upon the completion of this offering, which process is time consuming, costly and complex. If we fail to increase and maintain the number and expertise of our staff for our accounting and finance functions and to improve and maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes- Oxley Act, we may be unable to report our financial results accurately and prevent fraud. In addition, we cannot be certain that any such steps we undertake will successfully remediate the material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future. If our remediation efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately or on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause our stock price to decline. As a result of such failures, we could also become subject to investigations by NasdaqCM, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, any of which could harm our reputation and financial condition, and divert financial and management resources. Even if we are able to report our consolidated financial statements accurately and timely, if we do not make all the necessary improvements to address the material weaknesses, continued disclosure of our material weaknesses will be required in future filings with the SEC, which could reduce investor confidence in our reported results and our cause our stock price to decline.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, our common stock may be less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. Those exemptions include, but are not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements in our periodic reports and proxy statements, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, reduced disclosure obligations regarding executive compensation. Furthermore, as long as we are neither a “large accelerated filer” nor an

“accelerated filer,” as a smaller reporting company, we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering. These sales, or the perception that these sales might occur, could depress the market price of our common stock or make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets,” and similar expressions. Such forward-looking statements may be contained in the sections “Risk Factors,” and “Business,” among other places in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.”

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any proceeds from the sale of common stock offered by the selling stockholders. However, upon the exercise of the Common Stock Warrants, and Placement Agent Warrants by payment of cash, we would receive aggregate gross proceeds of approximately $5.3 million. Any proceeds from the exercise of the Common Stock Warrants, and Placement Agent Warrants will be used for working capital and general corporate purposes. We cannot predict when or if the Common Stock Warrants, and Placement Agent Warrants will be exercised, and it is possible that the Common Stock Warrants, and Placement Agent Warrants may expire and never be exercised or may be exercised pursuant to a cashless exercise. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel, or collectively, the Registration Expenses. Other than Registration Expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, to finance the growth and development of our business. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock and warrants are quoted on the NasdaqCM under the symbols DBGI and DBGIW, respectively. Until May 2021, there was no public market for our common stock or Class A warrants.

The following table sets forth the high and low sales prices as reported on the NasdaqCM. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Common Stock Quarter Ended	High	Low
September 30, 2022	$22.79	$8.29
December 31, 2022	$12.98	$3.21
March 31, 2023 (through January 23, 2023)	$4.27	$2.38

Class A Warrants Quarter Ended	High	Low
September 30, 2022	$29.00	$3.00
December 31, 2022	$17.00	$0.71
March 31, 2023 (through January 23, 2023)	$2.24	$1.76

The last reported sales price of our common stock on the NasdaqCM on January 23, 2023 was $3.13.

Holders

As of January 23, 2023, there were approximately 1,877 stockholders of record of our common stock.

SELECTED FINANCIAL DATA

The selected historical financial information for the years ended December 31, 2021 and 2020 represents the historical financial information of DBG. The statements of operations data for the years ended December 31, 2021 and 2020 have been derived from the audited financial statements of DBG included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that should be expected in any future periods.

You should review the information below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited financial statements of DBG, Bailey, H&J, Stateside and Sundry and the related notes all included elsewhere in this prospectus.

	Year Ended December 31,
	2021	2020
Net revenues	$7,584,859	$5,239,437
Cost of net revenues	4,689,200	4,685,755
Gross profit	2,895,659	553,682
Operating expenses	34,244,317	9,701,572
Operating loss	(31,348,658)	(9,147,890)
Other expenses	(2,109,419)	(1,566,764)
Loss before provision for income taxes	(33,458,077)	(10,714,654)
Benefit (provision) for income taxes	1,100,120	(13,641)
Net loss	$(32,357,957)	(10,728,295)

As of
December 31, 2021
Total cash	$528,394
Total current assets	4,776,334
Total assets	36,485,224
Total current liabilities including current portion of long-term debt	35,047,266
Total long-term obligations	8,527,739
Total liabilities	43,575,005
Total stockholders’ deficit	(7,089,781)
Total liabilities and stockholders’ equity	$36,485,224

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the combined historical financial statements of DBG and Sundry after giving effect to the business combinations and adjustments described in the accompanying notes.

The unaudited pro forma combined balance sheets of DBG and Sundry as of September 30, 2022 has been prepared to reflect the effects of the acquisition as if it occurred on June 30, 2022. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2022 combine the historical results and operations of DBG and Sundry giving effect to the transaction as if it occurred on January 1, 2022. The unaudited pro forma combined statements of operations for the year ended December 31, 2021 combine the historical results and operations of DBG, Harper & Jones, Stateside and Sundry giving effect to the transactions as if they occurred on January 1, 2021.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of each of DBG, Harper & Jones, Stateside and Sundry and the notes thereto. Additional information about the basis of presentation of this information is provided in Note 2 below.

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805, Business Combinations and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, DBG allocated the purchase price using its best estimates of fair value. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs.

Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

				Pro Forma		Pro Forma
	DBG	Sundry	Total	Adjustments		Combined
Net revenues	$10,595,933	$11,868,420	$22,464,353	$—		$22,464,353
Cost of net revenues	5,298,011	7,230,186	12,528,197	—		12,528,197
Gross profit	5,297,922	4,638,234	9,936,156	—		9,936,156
Operating expenses:
General and administrative	13,226,308	2,682,642	15,908,950	602,057	(a)	16,511,007
Sales and marketing	3,971,280	2,260,763	6,232,043	—		6,232,043
Distribution	522,510	731,545	1,254,055	—		1,254,055
Change in fair value of contingent consideration	6,418,355	—	6,418,355	—		6,418,355
Total operating expenses	24,138,453	5,674,950	29,813,403	602,057		30,415,460
Loss from operations	(18,840,531)	(1,036,716)	(19,877,247)	(602,057)		(20,479,304)
Other income (expense):
Interest expense	(6,050,492)	(43,876)	(6,094,368)	(110,000)	(c)	(6,204,368)
Other non-operating income (expenses)	2,629,685	—	2,629,685	—		2,629,685
Total other income (expense), net	(3,420,807)	(43,876)	(3,464,683)	(110,000)		(3,574,683)
Income tax benefit (provision)	—	(800)	(800)	—		(800)
Net income (loss)	$(22,261,338)	$(1,081,392)	$(23,342,730)	$(712,057)		$(24,054,787)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2021

						Pro Forma		Pro Forma
	DBG	H&J	Stateside	Sundry	Total	Adjustments		Combined
Net revenues	$7,584,859	$980,261	$3,269,481	$22,800,825	$34,635,426	$—		$34,635,426
Cost of net revenues	4,689,200	350,004	1,194,693	13,638,553	19,872,450	—		19,872,450
Gross profit	2,895,659	630,257	2,074,788	9,162,271	14,762,976	—		14,762,976
Operating expenses:
General and administrative	17,779,903	410,891	1,147,168	3,201,811	22,539,773	6,197,028	(a)	28,736,800
Sales and marketing	3,810,583	349,338	514,742	4,374,667	9,049,330	—		9,049,330
Distribution	489,371	—	115,286	1,080,964	1,685,621	—		1,685,621
Impairment of intangible assets	3,400,000	—	—	—	3,400,000	—		3,400,000
Change in fair value of contingent consideration	8,764,460	—	—	—	8,764,460	—		8,764,460
Total operating expenses	34,244,317	760,229	1,777,195	8,657,442	45,439,184	6,197,028		51,636,212
Loss from operations	(31,348,658)	(129,972)	297,593	504,829	(30,676,207)	(6,197,028)		(36,873,235)
Other income (expense):
Interest expense	(3,663,921)	(33,668)	—	(70,018)	(3,767,607)	(1,344,000)	(b)	(5,111,607)
Other non-operating income (expenses)	1,554,502	—	(12,494)	1,319,899	2,861,907	(1,319,899)	(c)	1,542,008
Total other income (expense), net	(2,109,419)	(33,668)	(12,494)	1,249,881	(905,699)	(2,663,899)		(3,569,598)
Income tax benefit (provision)	1,100,120	—	—	(800)	1,099,320	—		1,099,320
Net income (loss)	$(32,357,957)	$(163,640)	$285,099	$1,753,911	$(30,482,587)	$(8,860,927)		$(39,343,514)

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2022

				Pro Forma		Pro Forma
	DBG	Sundry	Total	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$195,399	$762,607	$958,006	$—		$958,006
Accounts receivable, net	378,455	238,779	617,234	—		617,234
Due from factor, net	638,781	416,226	1,055,007	—		1,055,007
Inventory	2,655,352	4,003,153	6,658,505	—		6,658,505
Prepaid expenses and other current assets	940,334	170,602	1,110,936	—		1,110,936
Total current assets	4,808,321	5,591,367	10,399,688	—		10,399,688
Deferred offering costs	367,696	—	367,696	—		367,696
Property, equipment and software, net	46,454	112,602	159,056	—		159,056
Goodwill	18,264,822	—	18,264,822	254,689	(b)	18,519,511
Intangible assets, net	11,227,876	—	11,227,876	9,760,267	(a), (b)	20,988,143
Deposits	137,794	9,612	147,406	—		147,406
Right of use asset	152,387	152,387	152,387
Total assets	$35,005,350	$5,713,581	$40,718,931	$10,014,956		$50,733,887
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,945,633	$1,345,197	$8,290,830	$—		$8,290,830
Accrued expenses and other liabilities	3,952,366	490,396	4,442,762	—		4,442,762
Deferred revenue	396,374	—	396,374	—		396,374
Due to related parties	209,943	495,000	704,943	—		704,943
Contingent consideration liability	18,597,831	—	18,597,831	—		18,597,831
Convertible notes, current	8,075,872	—	8,075,872	—		8,075,872
Accrued interest payable	2,103,161	—	2,103,161	—		2,103,161
Note payable — related party	179,489	—	179,489	—		179,489
Loan payable, current	1,426,885	—	1,426,885	—		1,426,885
Promissory note payable, current	3,500,000	—	3,500,000	—		3,500,000
Right of use liability, current portion	152,387	152,387	—	152,387
Total current liabilities	45,539,941	2,330,593	47,870,535	—		47,870,535
Loan payable	298,900	—	298,900	5,500,000	(b)	5,798,900
Derivative liability	1,690,807	—	1,690,807	—		1,690,807
Total liabilities	47,529,648	2,330,593	49,860,242	5,500,000		55,360,242
Stockholders’ equity (deficit):
Preferred stock	1	—	1	—		1
Common stock	53	—	53	—		53
Additional paid-in capital	75,440,940	—	75,440,940	8,500,000	(b)	83,940,940
Members’ equity	—	3,382,987	3,382,987	(3,382,987)	(b)	—
Accumulated deficit	(87,965,292)	—	(87,965,292)	(602,057)		(88,567,349)
Total stockholders’ equity (deficit)	(12,524,298)	3,382,987	(9,141,310)	4,514,956		(4,626,354)
Total liabilities and stockholders’ equity (deficit)	$35,005,350	$5,713,581	$40,718,931	$10,014,956		$50,733,887

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.	Description of Transactions

On February 12, 2020, the Company entered into an Agreement and Plan of Merger with Bailey 44, LLC (“Bailey”), a Delaware limited liability company. On the acquisition date, Bailey 44, LLC became a wholly owned subsidiary of the Company.

On May 18, 2021, the Company closed its acquisition of Harper & Jones, LLC (“H&J”) pursuant to its Membership Interest Stock Purchase Agreement with D. Jones Tailored Collection, Ltd. to purchase 100% of the issued and outstanding equity of Harper & Jones, LLC. On the acquisition date, H&J became a wholly owned subsidiary of the Company.

On August 30, 2021, the Company closed its acquisition of Mosbest, LLC dba Stateside (“Stateside”) pursuant to its Membership Interest Purchase Agreement with Moise Emquies to purchase 100% of the issued and outstanding equity of Stateside. On the acquisition date, Stateside became a wholly owned subsidiary of the Company.

Sundry

On October 13, 2022, Digital Brands Group, Inc., a Delaware corporation (the “Company” or “DBG”), entered into a Second Amended and Restated Membership Interest Purchase Agreement (the “Agreement”) with Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), Sunnyside, LLC, a California limited liability company (“Sundry”), and George Levy as the Sellers’ representative (the “Sellers’ Representative”), pursuant to which the Company will acquire all of the issued and outstanding membership interests of Sundry (such transaction, the “Acquisition”).

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, will exchange all of such membership interests for (i) $7.5 million in cash, of which (a) $2.5 million first shall be paid to each of George Levy and Matthieu Leblan (for a total of $5 million); (b) $900,000 will be used to pay off outstanding indebtedness of Sundry and (c) the remaining $1.6 million will be paid to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentages set forth in the Agreement; (ii) $5.5 million in promissory notes issued by the Company to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement; and (iii) $1 million paid in the Company’s common stock, with a par value of $0.0001 per share (the “Buyer Shares”), at $0.11 per share, which is the per share closing price of the Buyer Shares on Nasdaq on October 13, 2022 (the “Issuance Price”) issued to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement. Each promissory note carries an initial per annual interest rate of eight percent (8%) and a maturity date of February 15, 2023.

2.	Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined balance sheets and unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results.

The transactions were accounted for as a business acquisition whereas Harper & Jones, Stateside and Sundry are the accounting acquirees and DBG is the accounting acquirer.

3.	Consideration Transferred — Sundry

Cash	$7,500,000
Promissory note payable	5,500,000
Common stock	1,000,000
Purchase price consideration	$14,000,000

As a result of the acquisition, DBG recorded pro forma intangible assets of $10,362,323, including $3,137,643 attributable to brand name and $7,224,680 attributable to customer relationships. DBG recorded $254,689 in pro forma goodwill representing the remaining excess purchase price of the fair value of net assets acquired and liabilities assumed.

The following table shows the preliminary allocation of the purchase price for Sundry to the acquired net identifiable assets and pro forma goodwill:

Assets acquired	$5,713,581
Goodwill	254,689
Intangible assets	10,362,323
Liabilities assumed	(2,330,593)
Purchase price consideration	$14,000,000

(a)To recognize amortization on the intangible assets recorded as a result of the acquisition.
(b)	To record the purchase price allocation of the Sundry pro forma acquisition, including the recognition of goodwill and intangible assets, purchase price consideration by DBG, and elimination of Sundry’s equity.
(c)	To record interest expense on the note issued in the acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the historical financial statements of the relevant entities and the pro forma financial statements and the notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward- looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Unless otherwise indicated by the context, references to “DBG” refer to Digital Brands Group, Inc. solely, and references to the “Company,” “our,” “we,” “us” and similar terms refer to Digital Brands Group, Inc., together with its wholly-owned subsidiaries Bailey 44, LLC (“Bailey”), Harper & Jones LLC (“H&J”), MOSBEST, LLC (“Stateside”) and Sunnyside (“Sundry”).

Business Overview

Digital Brands Group is a curated collection of lifestyle brands, including Bailey 44, DSTLD, Harper & Jones, Stateside, Sundry and ACE Studios, that offers a variety of apparel products through direct-to-consumer and wholesale distribution. Our complementary brand portfolio provides us with the unique opportunity to cross merchandise our brands. We aim for our customers to wear our brands head to toe and to capture what we call “closet share” by gaining insight into their preferences to create targeted and personalized content specific to their cohort. Operating our brands under one portfolio provides us with the ability to better utilize our technological, human capital and operational capabilities across all brands. As a result, we have been able to realize operational efficiencies and continue to identify additional cost saving opportunities to scale our brands and overall portfolio.

Our portfolio currently consists of four significant brands that leverage our three channels: our websites, wholesale and H&J Showrooms.

●	Bailey 44 (“Baily”) combines beautiful, luxe fabrics and on-trend designs to create sophisticated ready-to-wear capsules for women on-the-go. Designing for real life, this brand focuses on feeling and comfort rather than how it looks on a runway. Bailey 44 is primarily a wholesale brand, which we are transitioning to a digital, direct-to-consumer brand.
●	DSTLD offers stylish high-quality garments without the luxury retail markup valuing customer experience over labels. DSTLD is primarily a digital direct-to-consumer brand, to which we recently added select wholesale retailers to generate brand awareness.
●	Harper & Jones (H&J) was built with the goal of inspiring men to dress with intention. It offers hand- crafted custom fit suits for those looking for a premium experience. Harper & Jones is primarily a direct-to-consumer brand using its own showrooms.
●	Stateside is an elevated, America first brand with all knitting, dyeing, cutting and sewing sourced and manufactured locally in Los Angeles. The collection is influenced by the evolution of the classic t-shirt offering a simple yet elegant look. Stateside is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.
●	Sundry offers distinct collections of women’s clothing, including dresses, shirts, sweaters, skirts, shorts, athleisure bottoms and other accessory products. Sundry’s products are coastal casual and consist of soft, relaxed and colorful designs that feature a distinct French chic, resembling the spirits of the French Mediterranean and the energy of Venice Beach in Southern California. Sundry is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.

We believe that successful apparel brands sell in all revenue channels. However, each channel offers different margin structures and requires different customer acquisition and retention strategies. We were founded as a digital-first retailer that has strategically expanded into select wholesale and direct retail channels. We strive to strategically create omnichannel strategies for each of our brands that blend physical and online channels to engage consumers in the channel of their choosing. Our products are sold direct-to-consumers principally through our websites and our own showrooms, but also through our wholesale channel, primarily in specialty stores and select department stores. With the continued expansion of our wholesale distribution, we believe developing an omnichannel solution further strengthens our ability to efficiently acquire and retain customers while also driving high customer lifetime value.

We believe that by leveraging a physical footprint to acquire customers and increase brand awareness, we can use digital marketing to focus on retention and a very tight, disciplined high value new customer acquisition strategy, especially targeting potential customers lower in the sales funnel. Building a direct relationship with the customer as the customer transacts directly with us allows us to better understand our customer’s preferences and shopping habits. Our substantial experience as a company originally founded as a digitally native-first retailer gives us the ability to strategically review and analyze the customer’s data, including contact information, browsing and shopping cart data, purchase history and style preferences. This in turn has the effect of lowering our inventory risk and cash needs since we can order and replenish product based on the data from our online sales history, replenish specific inventory by size, color and SKU based on real times sales data, and control our mark-down and promotional strategies versus being told what mark downs and promotions we have to offer by the department stores and boutique retailers.

We define “closet share” as the percentage (“share”) of a customer’s clothing units that (“of closet”) she or he owns in her or his closet and the amount of those units that go to the brands that are selling these units. For example, if a customer buys 20 units of clothing a year and the brands that we own represent 10 of those units purchased, then our closet share is 50% of that customer’s closet, or 10 of our branded units divided by 20 units they purchased in entirety. Closet share is a similar concept to the widely used term wallet share, it is just specific to the customer’s closet. The higher our closet share, the higher our revenue as higher closet share suggests the customer is purchasing more of our brands than our competitors.

We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value (“LTV”) while increasing new customer growth. We define Lifetime Value or LTV as an estimate of the average revenue that a customer will generate throughout their lifespan as our customer. This value/revenue of a customer helps us determine many economic decisions, such as marketing budgets per marketing channel, retention versus acquisition decisions, unit level economics, profitability and revenue forecasting.

We acquired Bailey in February 2020, H&J in May 2021, Stateside in August 2021 and Sundry in December 2022. We agreed on the consideration that we paid in each acquisition in the course of arm’s length negotiations with the holders of the membership interests in each of Bailey, H&J, Stateside and Sundry. In determining and negotiating this consideration, we relied on the experience and judgment of our management and our evaluation of the potential synergies that could be achieved in combining the operations of Bailey, H&J, Stateside and Sundry. We did not obtain independent valuations, appraisals or fairness opinions to support the consideration that we paid/agreed to pay.

Material Trends, Events and Uncertainties

COVID-19

After the impact of COVID-19, we have implemented cost controls to reduce discretionary spending to help mitigate the loss of sales and to conserve cash while continuing to support employees. We are also assessing our forward inventory purchase commitments to ensure proper matching of supply and demand, which will result in an overall reduction in future commitments. As we continue to actively monitor the situation, we may take further actions that affect our operations.

Supply Chain Disruptions

We are subject to global supply chain disruptions, which may include longer lead times for raw fabrics, inbound shipping and longer production times. Supply chain issues have specifically impacted the following for our brands:

●	Increased costs in raw materials from fabric prices, which have increased 10% to 100% depending on the fabric, the time of year, and the origin of the fabric, as well as where the fabric is being shipped;
●	Increased cost per kilo to ship via sea or air, which has increased from 25% to 300% depending on the time of year and from the country we are shipping from;

●	Increased transit time via sea or air, which have increased by two weeks to two months; and
●	Increased labor costs for producing the finished goods, which have increased 5% to 25% depending on the country and the labor skill required to produce the goods.

Seasonality

Our quarterly operating results vary due to the seasonality of our individual brands, and are historically stronger in the second half of the calendar year.

Components of Our Results of Operations

Net Revenue

DSTLD sells its products to our customers directly through our website. In those cases, sales, net represents total sales less returns, promotions, and discounts.

Bailey sells its products directly to customers. Bailey also sells its products indirectly through wholesale channels that include third-party online channels and physical channels such as specialty retailers and department stores.

H&J sells its products directly to customers through their showrooms and sales reps.

Stateside sells its products directly to customers. Stateside also sells its products indirectly through wholesale channels that include third-party online channels and physical channels such as specialty retailers and department stores.

Cost of Net Revenue

DSTLD, Bailey and Stateside’s cost of net revenue include direct cost of purchased merchandise; inventory shrinkage; inventory adjustments due to obsolescence, including excess and slow-moving inventory and lower of cost and net realizable reserves, duties; and inbound freight.

H&J’s cost of net revenue sold is associated with procuring fabric and custom tailoring each garment.

Operating Expenses

Our operating expenses include all operating costs not included in cost of net revenues. These costs consist of general and administrative, sales and marketing, and fulfillment and shipping expense to the customer.

General and administrative expenses consist primarily of all payroll and payroll-related expenses, stock-based compensation, professional fees, insurance, software costs, and expenses related to our operations at our headquarters, including utilities, depreciation and amortization, and other costs related to the administration of our business.

Sales and marketing expense primarily includes digital advertising; photo shoots for wholesale and direct-to-consumer communications, including email, social media and digital advertisements; and commission expenses associated with sales representatives.

We expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and higher expenses for insurance, investor relations and professional services. We expect these costs will increase our operating costs

Distribution expenses includes costs paid to our third-party logistics provider, packaging and shipping costs to the customer from the warehouse and any returns from the customer to the warehouse.

At each reporting period, we estimate changes in the fair value of contingent consideration and recognize any change in fair in our consolidated statement of operations, which is included in operating expenses. Additionally, amortization of the identifiable intangibles acquired in the acquisitions is also included in operating expenses.

Interest Expense

Interest expense consists primarily of interest related to our debt outstanding to our senior lender, convertible debt, and other interest bearing liabilities.

Results of Operations

Three Months Ended September 30, 2022 compared to Three Months Ended September 30, 2021

The following table presents our results of operations for the three months ended September 30, 2022 and 2021:

	Three Months Ended
	September 30,
	2022	2021
Net revenues	$3,424,522	$2,163,280
Cost of net revenues	1,771,178	954,137
Gross profit	1,653,344	1,209,143
General and administrative	3,624,841	3,720,863
Sales and marketing	1,225,417	1,307,219
Other operating expenses	(605,148)	4,093,825
Operating loss	(2,591,766)	(7,912,764)
Other expenses	(2,302,706)	(1,025,283)
Loss before provision for income taxes	(4,894,472)	(8,938,047)
Provision for income taxes	—	—
Net loss	$(4,894,472)	$(8,938,047)

Net Revenues

Revenues increased by $1.2 million to $3.4 million for the three months ended September 30, 2022, compared to $2.2 million in the corresponding fiscal period in 2021. The increase was primarily due to full results in 2022 pertaining to the acquisition of Stateside in August 2021, as well we increased results from the Company’s other brands including Bailey.

Gross Profit

Our gross profit increased by $0.5 million for the three months ended September 30, 2022 to $1.7 million from a gross profit of $1.2 million for the corresponding fiscal period in 2021. The increase in gross margin was primarily attributable to increased revenue in the three months ended September 30, 2022 and the gross profit achieved by Stateside since the acquisition.

Our gross margin was 48.3% for three months ended September 30, 2022 compared to 55.9% for the three months ended September 30, 2021. The decrease in the gross margin was due to H&J and Stateside’s higher margins in 2021, as well as lower margins achieved by Bailey in 2022.

Operating Expenses

Our operating expenses decreased by $4.9 million for the three months ended September 30, 2022 to $4.2 million compared to $9.1 million for the corresponding fiscal period in 2021. The decrease in operating expenses was primarily due to the change in fair value of contingent consideration of $4.0 million in 2021, as well as slightly lower marketing and general and administrative expenses in 2022 due to various cost cutting measures. We expect operating expenses to increase in total dollars and as a percentage of revenues as our revenue base increases.

Other Income (Expenses)

Other income/expenses increased by $1.3 million to $2.3 million in the three months ended September 30, 2022 compared to other expenses of $1.0 million in the corresponding fiscal period in 2021. The increase in other expenses in 2022 was primarily due to the amortization of debt discount and interest expense on the Company’s outstanding notes.

Net Loss

Our net loss decreased by $4. million to a loss of $4.9 million for the three months ended September 30, 2022 compared to a loss of $8.9 million for the corresponding fiscal period in 2021 primarily due to less operating expenses driven by the change in fair value of contingent consideration.

Nine months Ended September 30, 2022 compared to Three Months Ended September 30, 2021

The following table presents our results of operations for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended
	September 30,
	2022	2021
Net revenues	$10,595,933	$3,575,214
Cost of net revenues	5,298,011	2,179,023
Gross profit	5,297,922	1,396,191
General and administrative	13,226,308	12,820,841
Sales and marketing	3,971,280	2,401,322
Other operating expenses	6,940,865	7,278,168
Operating loss	(18,840,531)	(21,104,140)
Other expenses	(3,420,807)	(2,655,460)
Loss before provision for income taxes	(22,261,338)	(23,759,600)
Provision for income taxes	—	1,100,120
Net loss	$(22,261,338)	$(22,659,480)

Net Revenues

Revenues increased by $7.0 million to $10.6 million for the nine months ended September 30, 2022, compared to $3.6 million in the corresponding fiscal period in 2021. The increase was primarily due to full results in 2022 pertaining to the acquisition of H&J in May 2021 and Stateside in August 2021.

Gross Profit

Our gross profit increased by $3.9 million for the nine months ended September 30, 2022 to $5.3 million from a gross profit of $1.4 million for the corresponding fiscal period in 2021. The increase in gross margin was primarily attributable to increased revenue in the nine months ended September 30, 2022 and the gross profit achieved by H&J and Stateside since the acquisitions, as well as discounting and liquidation measures by both DBG and Bailey to sell aged inventory in 2021.

Our gross margin was 50.0% for nine months ended September 30, 2022 compared to 39.1% for the nine months ended September 30, 2021. The increase in the gross margin was due to H&J and Stateside’s margins in 2021, as well as discounting and liquidation measures by both DBG and Bailey to sell aged inventory in 2021.

Operating Expenses

Our operating expenses increased by $1.6 million for the nine months ended September 30, 2022 to $24.1 million compared to $22.5 million for the corresponding fiscal period in 2021. The increase in operating expenses was primarily due to increased general and administrative and marketing expenses due to full scale operations of all subsidiaries in 2022.

Other Income (Expenses)

Other expenses increased by $0.8 million to $3.4 million in the nine months ended September 30, 2022 compared to other expenses of $2.7 million in the corresponding fiscal period in 2021. The increase in other expenses in 2022 was primarily due to amortization of debt discount and related interest expense, partially offset by the change in fair value of derivative liability and PPP forgiveness.

Net Loss

Our net loss increased by $3.6 million to a loss of $17.4 million for the nine months ended September 30, 2022 compared to a loss of $13.7 million for the corresponding fiscal period in 2021 primarily due to increased operating expenses driven by the change in fair value of contingent consideration partially offset by the higher gross profit.

Liquidity and Capital Resources

Each of DBG, Bailey, H&J and Stateside has historically funded operations with internally generated cash flow and borrowings and capital raises. Changes in working capital, most notably accounts receivable, are driven primarily by levels of business activity. Historically each of DBG, Bailey, H&J and Stateside has maintained credit line facilities to support such working capital needs and makes repayments on that facility with excess cash flow from operations.

As of September 30, 2022, we had cash of $195,399, but we had a working capital deficit of $40.7 million. The Company requires significant capital to meet its obligations as they become due. These factors raise substantial doubt about our Company’s ability to continue as a going concern. Throughout the next twelve months, the Company plans to continue to fund its capital funding needs through a combination of public or private equity offerings, debt financings or other sources. There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future. If the Company is unable to secure additional funding, it may be forced to curtail its business plans or file for bankruptcy protection.

On May 10, 2022, the Company sold 373,898 shares of its common stock pursuant to a Registration Statement on Form S-1 and related prospectus at a public offering price of $2.50 per share. The net proceeds from the offering, after deducting underwriting discounts and commissions and other offering expenses payable by the Company, was $8.1 million.

Cash Flow Activities

The following table presents selected captions from our condensed statement of cash flows for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended
	September 30,
	2022	2021
Net cash provided by operating activities:
Net loss	$(22,261,338)	$(22,659,480)
Non-cash adjustments	$10,638,677	$12,279,846
Change in operating assets and liabilities	$2,932,803	$(1,096,379)
Net cash used in operating activities	$(8,689,857)	$(11,476,014)
Net cash used in investing activities	$(5,533)	$(5,523,982)
Net cash provided by financing activities	$8,362,395	$16,678,537
Net change in cash	$(332,995)	$(321,459)

Cash Flows Used In Operating Activities

Our cash used by operating activities decreased by $2.6 million to cash used of $8.9 million for the nine months ended September 30, 2022 as compared to cash used of $11.5 million for the corresponding fiscal period in 2021. The decrease in net cash used in operating activities was primarily driven by changes in our operating assets and liabilities in 2022.

Cash Flows Provided By Investing Activities

Cash used in 2021 was primarily related to the cash consideration in the H&J and Stateside acquisitions.

Cash Flows Provided by Financing Activities

Cash provided by financing activities was $8.4 million for the nine months ended September 30, 2022, compared to $16.7 million for the corresponding fiscal period in 2021. Cash inflows in the nine months ended September 30, 2022 were primarily related to $7.3 million in equity proceeds after offering costs, $3.8 million from convertible notes and loans, partially offset by note repayments of $3.1 million. Cash inflows in the nine months ended September 30, 2021 were primarily related to $8.6 million in net proceeds from the IPO after deducting underwriting discounts and commissions and offering expenses, as well as $1.4 million in net proceeds from the underwriter’s exercise of their over-allotment option. Cash was also generated in 2021 from proceeds from loan payables of $2.6 million, exercises of warrants of $1.8 million and proceeds from convertible notes payable of $5.1 million, partially offset by loan and note repayments of $2.0 million.

Contractual Obligations and Commitments

In March 2017, we entered into a senior credit agreement with an outside lender for up to $4,000,000, dependent upon the achievement of certain milestones. The initial close amount was a minimum of $1,345,000. The loan bears interest at 12.5% per annum, compounded monthly, including fees. A 5% closing fee is due upon each closing, legal and accounting fees of up to $40,000, and management fees of $4,167 – $5,000 per month. In September 2022, the entire outstanding principal was converted into preferred stock.

As of September 30, 2022 we have $9.9 million in outstanding principal pertaining to our convertible notes which mature in various dates through 2023.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, costs and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

Emerging Growth Company Status

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission.

Sunnyside (“Sundry”)

Net Revenue

Sundry sells its products directly to customers. Sundry also sells its products indirectly through wholesale channels that include third-party online channels and physical channels such as specialty retailers and department stores.

Cost of Net Revenue

Sundry’s cost of net revenue includes the direct cost of purchased and manufactured merchandise; inventory shrinkage; inventory adjustments due to obsolescence including excess and slow-moving inventory and lower of cost and net realizable reserves; duties; and inbound freight.

Operating Expenses

Sundry’s operating expenses include all operating costs not included in cost of net revenues and sales and marketing. These costs consist of general and administrative, fulfillment and shipping expense to the customer.

General and administrative expenses consist primarily of all payroll and payroll-related expenses, professional fees, insurance, software costs, occupancy expenses related to Sundry’s stores and to Sundry’s operations at its headquarters, including utilities, depreciation and amortization, and other costs related to the administration of its business.

Sundry’s fulfillment and shipping expenses include the cost to operate its warehouse including occupancy and labor costs to pick and pack customer orders and any return orders; packaging; and shipping costs to the customer from the warehouse and any returns from the customer to the warehouse.

Sales and Marketing

Sundry’s sales and marketing expense primarily includes digital advertising; photo shoots for wholesale and direct-to-consumer communications, including email, social media and digital advertisements; and commission expenses associated with sales representatives.

Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

Results of Operations

The following table presents our results of operations for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended
	September 30,
	2022	2021
Net revenues	$11,868,420	$18,151,326
Cost of net revenues	7,230,186	10,890,796
Gross profit	4,638,234	7,260,530
Operating expenses	5,674,950	6,319,131
Operating income (loss)	(1,036,716)	941,399
Other income (expenses)	(43,876)	638,661
Income (loss) before provision for income taxes	(1,080,592)	1,580,060
Provision for income taxes	(800)	(800)
Net income (loss)	$(1,081,392)	$1,579,260

Net Revenues

Revenue decreased by $6.3 million for the nine months ended September 30, 2022 compared to the same period in 2021. The decrease was due to less e-commerce and wholesales sales as consumers and companies were affected by macroeconomic conditions.

Gross Profit

Sundry’s gross profit decreased by $2.6 million for the nine months ended September 30, 2022 compared to the same period in 2021. The decrease in gross profit was primarily due to the corresponding decreases in revenues.

Sundry’s gross margin was 39.1% and 40.0 for the nine months ended September 30, 2022 and 2021, respectively.

Operating Expenses

Sundry’s operating expenses decreased by $0.6 million for the nine months ended September 30, 2022 compared to the same period in 2021. The decrease was primarily due to lower sales and marketing expenses, partially offset by increased personnel costs in general and administrative departments.

Other Income / Expenses

Other expenses consist of interest expense. In 2021, the Company recorded other income pertaining to PPP forgiveness.

Net Income

Sundry had a net loss of $1.1 million in 2022 compared to a net income of $1.6 million in 2021. The decrease in net income was primarily due to lower gross profit and other income recorded in 2021.

Cash Flow Activities

The following table presents selected captions from Sundry’s statement of cash flows for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended
	September 30,
	2022	2021
Net cash provided by operating activities:
Net income (loss)	$(1,081,392)	$1,579,260
Non-cash adjustments	40,500	(638,903)
Change in operating assets and liabilities	1,949,582	90,770
Net cash provided by operating activities	908,690	1,031,127
Net cash provided by (used in) investing activities	18,982	(5,000)
Net cash used in financing activities	(582,300)	(1,334,363)
Net change in cash	$345,372	$(308,236)

Cash Flows Provided By Operating Activities

Sundry’s cash provided by operating activities was $0.9 million in 2022 compared to cash provided by $1.0 million in 2021. The decrease in net cash provided by operating activities was primarily driven by the net loss in 2022, partially offset by non-cash adjustments.

Cash Flows Provided By Investing Activities

In 2022, Sundry received proceeds funds from a deposit and proceeds from the sale of property.

Cash Flows Provided by Financing Activities

Sundry’s cash used in financing activities was $0.6 million in 2022, consisting of $1.0 million factor repayments, $0.1 million in member distributions and $0.5 million in related party repayments, partially offset by $1.0 million in related party advances. Sundry’s cash used in financing activities was $1.3 million in 2021, consisting of factor repayments of $0.2 million and distributions of $1.2 million partially offset b $0.6 million in proceeds from loans.

Year Ended December 31, 2021 compared to Year Ended December 31, 2020

The following table presents Sundry’s results of operations for the year ended December 31, 2021 and 2020:

	Year Ended
	December 31,
	2021	2020
Net revenues	$22,800,825	$19,897,696
Cost of net revenues	13,638,553	8,525,612
Gross profit	9,162,271	11,372,084
Operating expenses	8,657,442	7,625,335
Operating income	504,829	3,746,749
Other income (expense)	1,249,881	(45,527)
Income before provision for income taxes	1,754,710	3,701,222
Provision for income taxes	800	800
Net income	$1,753,911	$3,700,422

Net Revenues

Revenue increased by $2.9 million for the year ended December 31, 2021 compared to 2020. The increase was due to due to recovered customer demand after COVID-19.

Gross Profit

Sundry’s gross profit decreased by $2.2 million for the year ended December 31, 2021 compared to 2020. The decrease in gross profit was primarily due to increased product and global shipping costs

Sundry’s gross margin was 40.2% and 57.2% for the years ended December 31, 2021 and 2020, respectively.

Operating Expenses

Sundry’s operating expenses increased by $1.4 million for the year ended December 31, 2021 compared to 2020. The increase was primarily due to increased headcount and personnel costs in all departments, including general and administrative and sales.

Other Expenses

Other expenses primarily consist of interest expense. In 2022, we recorded $1.3 million in other income pertaining to PPP forgiveness.

Net Loss

Sundry had net income of $1.8 million in 2021 compared to $3.7 million in 2022. The decrease of $1.9 million was primarily due to lower gross profit and increased general and administrative expenses, partially offset by other income in 2022.

Cash Flow Activities

The following table presents selected captions from Sundry’s statement of cash flows for the years ended December 31, 2021 and 2020:

	Year Ended
	December 31,
	2021	2020
Net cash provided by operating activities:
Net income	$1,753,911	$3,700,422
Non-cash adjustments	$(1,255,981)	$149,618
Change in operating assets and liabilities	$421,928	$(1,880,989)
Net cash provided by (used in) operating activities	$919,859	$1,969,051
Net cash used in investing activities	$—	$(11,430)
Net cash provided by (used in) financing activities	$(1,236,063)	$(1,429,829)
Net change in cash	$(316,204)	$527,792

Cash Flows Provided By Operating Activities

Sundry’s cash provided by operating activities was $0.9 million in 2021 compared to cash provided of $2.0 million in 2020. The decrease in net cash provided by operating activities was primarily driven by the lower net income and non-cash items, partially offset by cash provided by changes in operating assets and liabilities, partially offset by Sundry’s net loss in 2022.

Cash Flows Provided By Investing Activities

In 2020, Sundry purchased a nominal amount of property and equipment.

Cash Flows Provided by Financing Activities

Sundry’s cash used in financing activities was $1.2 million in 2021, consisting of $1.9 million in member distributions partially offset by loan proceeds of $0.4 million and factor advances of $0.1 million. Sundry’s cash used in financing activities was $1.4 million in 2020, consisting of $2.0 million in member distributions and factor repayments of $0.3 million, partially offset by loan proceeds of $0.8 million.

DESCRIPTION OF BUSINESS

Digital Brands Group is a curated collection of lifestyle brands, including Bailey 44, DSTLD, Harper and Jones, Stateside, Sundry and ACE Studios, that offers a variety of apparel products through direct-to-consumer and wholesale distribution. Our complementary brand portfolio provides us with the unique opportunity to cross merchandise our brands. We aim for our customers to wear our brands head to toe and to capture what we call “closet share” by gaining insight into their preferences to create targeted and personalized content specific to their cohort. Operating our brands under one portfolio provides us with the ability to better utilize our technological, human capital and operational capabilities across all brands. As a result, we have been able to realize operational efficiencies and continue to identify additional cost saving opportunities to scale our brands and overall portfolio.

Our portfolio currently consists of five significant brands that leverage our three channels: our websites, wholesale and H&J Showrooms.

●	Bailey 44 combines beautiful, luxe fabrics and on-trend designs to create sophisticated ready-to-wear capsules for women on-the-go. Designing for real life, this brand focuses on feeling and comfort rather than how it looks on a runway. Bailey 44 is primarily a wholesale brand, which we are transitioning to a digital, direct-to-consumer brand.
●	DSTLD offers stylish high-quality garments without the luxury retail markup valuing customer experience over labels. DSTLD is primarily a digital direct-to-consumer brand, to which we recently added select wholesale retailers to generate brand awareness.
●	Harper & Jones was built with the goal of inspiring men to dress with intention. It offers hand-crafted custom fit suits for those looking for a premium experience. Harper & Jones is primarily a direct-to-consumer brand using its own showrooms.
●	Stateside is an elevated, America first brand with all knitting, dyeing, cutting and sewing sourced and manufactured locally in Los Angeles. The collection is influenced by the evolution of the classic t-shirt offering a simple yet elegant look. Stateside is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.
●	Sundry offers distinct collections of women’s clothing, including dresses, shirts, sweaters, skirts, shorts, athleisure bottoms and other accessory products. Sundry’s products are coastal casual and consist of soft, relaxed and colorful designs that feature a distinct French chic, resembling the spirits of the French Mediterranean and the energy of Venice Beach in Southern California. Sundry is primarily a wholesale brand that we will be transitioning to a digital, direct-to-consumer brand.

We believe that successful apparel brands sell in all revenue channels. However, each channel offers different margin structures and requires different customer acquisition and retention strategies. We were founded as a digital-first retailer that has strategically expanded into select wholesale and direct retail channels. We strive to strategically create omnichannel strategies for each of our brands that blend physical and online channels to engage consumers in the channel of their choosing. Our products are sold direct-to-consumers principally through our websites and our own showrooms, but also through our wholesale channel, primarily in specialty stores and select department stores. With the continued expansion of our wholesale distribution, we believe developing an omnichannel solution further strengthens our ability to efficiently acquire and retain customers while also driving high customer lifetime value.

We believe that by leveraging a physical footprint to acquire customers and increase brand awareness, we can use digital marketing to focus on retention and a very tight, disciplined high value new customer acquisition strategy, especially targeting potential customers lower in the sales funnel. Building a direct relationship with the customer as the customer transacts directly with us allows us to better understand our customer’s preferences and shopping habits. Our substantial experience as a company originally founded as a digitally native-first retailer gives us the ability to strategically review and analyze the customer’s data, including contact information, browsing and shopping cart data, purchase history and style preferences. This in turn has the effect of lowering our inventory risk and cash needs since we can order and replenish product based on the data from our online sales history, replenish specific inventory by size, color and SKU based on real times sales data, and control our mark-down and promotional strategies versus being told what mark downs and promotions we have to offer by the department stores and boutique retailers.

Principal Products and Services

DSTLD — Brand Summary

DSTLD focuses on minimalist design, superior quality, and only the essential wardrobe pieces. We deliver casual luxury rooted in denim; garments that are made with exhaustive attention to detail from the finest materials for a closet of timeless, functional staples. Our brand name “DSTLD” is derived from the word ‘distilled,’ meaning to extract only the essentials. As such, DSTLD boasts a line of key wardrobe pieces in a fundamental color palette of black, white, grey, and denim.

Our denim prices generally range from $128 to $148. Our tee shirts, tops and cashmere sweaters will range $30 to $278. Our casual pants will range $148 to $178.

ACE Studios — Brand Summary

ACE Studios will design and offer luxury men’s suiting with superior performance, superb fits, and excellent quality at an exceptional value. We will offer men’s classic tailored apparel with premium and luxury fabrics and manufacturing. We work with the same high-quality mills and factories in the world as the leading luxury brands. We believe most customers have different shapes and sizes, so we plan to offer multiple fits for our products. We sidestep the middleman and sell our products ourselves, allowing us to offer top-tier quality without the standard retail markup.

Our suits are expected to range from $295 to $495. Our dress shirts will range $55 to $65. Our casual pants will range $85 to $109.

We anticipate rolling out the ACE Studios brand in the third quarter of 2023 as a digitally native first brand.

Bailey — Brand Summary

In February 2020, we acquired Bailey. Bailey delivers distinct high-quality, well-fitting, on-trend contemporary apparel using at an entry contemporary price point. Bailey combines beautiful, luxe fabrics and on-trend designs to offer clean, sophisticated ready-to-wear separates that easily transition from day to night and for date night. Bailey offers fashionable staples with timeless design features, making them wearable for any occasion — majority of products are tops, sweaters and dresses.

Bailey’s full seasonal collections of dresses, tops, jumpsuits, bottoms, sets, jackets and rompers retail at price points between $88 – $398. We believe that we can create more compelling price points as we leverage our direct-to-consumer expertise. As we increase the direct-to-consumer revenue mix, we believe we will have opportunities to increase our margins, which will mostly be passed along to the customer with lower price points.

With our acquisition of Bailey 44, LLC, we view the following as tangible near-term growth opportunities:

●	Increase emphasis on email and SMS communications allowing for personalized direct customer engagement, retention and repurchases.
●	Increase market share in existing and new wholesale, including specialty boutiques due to the well-known and respected designer we hired in June 2020.
●	Increase digital spend, social media presence, and brand and influencer collaborations.
●	Selective opportunity to roll out proven retail concept in well defined, strategic locations.
●	International expansion and licensing opportunities in select categories.

Harper & Jones  Brand Summary

H&J is well-known for delivering extremely high-quality, luxury custom and made-to-measure suiting and sportswear. The company provides full-closet customization, including shirts, jackets, pants, shorts, polos, plus more products that made-to-measure. H&J offers a proprietary custom and made-to-measure supply chain, which creates positive working capital since the customer pays for the product upfront and we have terms with vendors to pay 60+ days later.

Their custom bench-made suit prices range between $1,995 - $4,995, custom bench-made jacket prices range from $1,895 - $3,495, custom-bench made trousers range from $600 - $1,100, and custom bench- made shirts range from $250 - $450.

With our acquisition of H&J, we view the following as tangible near-term growth opportunities:

●	Increase showroom openings, which generate a 100% cash-on-cash return in the first year.
●	Incorporate a store in store concept into their showrooms to sell our others menswear brands.
●	Increase gross margins by buying fabric directly from the mills versus fabric agents.
●	Launch ready-to-wear in certain categories based on small batch limited editions.

Stateside — Brand Summary

We acquired Stateside in August 2021. Stateside is a collection of elevated American basics influenced by the evolution of the classic T-Shirt. All garments are designed and produced in Los Angeles from the finest fabrics. All knitting, dyeing, cutting and sewing is sourced and manufactured locally in Los Angeles.

Stateside is known for delivering high quality, luxury T-shirts, tops and bottoms. Stateside is primarily a wholesale brand with very limited online revenue. Their T-shirt prices range from $68 to $94, their other tops range from $98 to $130, and their bottoms from $80 to $144.

With our acquisition of Stateside, we view the following as tangible near-term growth opportunities:

●	Increase online revenues significantly as we have spent very little resources on developing their online sales opportunity from the website optimization to photography to email marketing to online advertising to digital customer acquisition and retention.
●	Increase gross margins by ordering larger quantities as we pay meaningful upcharges for minimum order quantities.
●	Launch new product categories for Fall 2022 in women’s knits and wovens in the top category and women’s wovens in the bottom category. We believe knits and wovens tops are one of the larger product categories in womenswear, with higher price points and dollar profit.

Sunnyside — Brand Summary

We acquired Sundry in December 2021. Sundry offers distinct collections of women’s clothing, including dresses, shirts, sweaters, skirts, shorts, athleisure bottoms and other accessory products. Sundry’s products are coastal casual and consist of soft, relaxed and colorful designs that feature a distinct French chic, resembling the spirits of the French Mediterranean and the energy of Venice Beach in Southern California. The products are designed and mostly produced in Los Angeles from the finest fabrics. The majority of the knitting, dyeing, cutting and sewing is sourced and manufactured locally in Los Angeles, with some sweaters made overseas.

Sundry is known for delivering high quality novelty and resort style T-shirts, tops and bottoms. Sundry is mostly a wholesale brand with meaningful online revenue. Their T-shirt prices range from $68 to $98, their other tops range from $98 to $198, and their bottoms from $80 to $228.

With our acquisition of Sundry, we view the following as tangible near-term growth opportunities:

●	Increase online revenues significantly as we cross market their customer base with the customer bases from our other brands, especially on the Bailey Shop.
●	Increase gross margin dollars by updating the product line and driving increased volume through the wholesale and online channels.
●	Launch a new product category for 2024 in women’s athleisure. We believe athleisure is one of the largest product categories in womenswear, with high repeat spend and closet share.

Sales and Distribution

DSTLD products have historically been sold solely direct-to-consumer, via our website. We started offering DSTLD products through a wholesale channel in October 2020. We intend to leverage the Bailey sales force to sell DSTLD products into their select independent boutiques and select department stores. We believe that we can increase the brand awareness, new customer acquisition and revenue by leveraging the Bailey independent boutiques. We will start selling old season stock through selected off-price retailers, with additional sales expected to be generated through specifically-cut product for select off-price retailers.

Bailey products are distributed through wholesale and direct-to-consumer channels. The wholesale channel includes premium department stores, select independent boutiques and third-party online stores. H&J products are currently sold solely through direct-to-consumer, via their three showrooms. The three showrooms are located in Dallas, Houston and New Orleans. We expect to open additional showrooms in the future. We believe that we can sell our other menswear products and brands in the H&J showrooms. Since all the product is custom made, there is no old stock to sell off.

Stateside and Sundry products are distributed through wholesale and direct-to-consumer channels includes premium department stores and national chains, select independent boutiques and third-party online stores.

As of September 30, 2022, our products are distributed through 75+ doors at major department stores, over 350 points of sale at boutique stores and several major e-commerce multi-brand platform wholesale customers.

We do not have material terms or arrangements with our third-party distributors. As is customary in the wholesale side of the retail apparel industry, we work with the wholesale buyers for every product collection and season to develop a purchase order based on quantities, pricing, profit margin and any future mark- down agreements. Historically, these factors are driven by the wholesale buyer’s belief of how well they think the product will sell at their stores. For example, if the collection is considered very strong by the wholesale buyer, we usually achieve higher quantities, higher margins and lower future markdown guarantees. Conversely, when the wholesale buyer considers the collection to be weak, we experience lower quantities, lower margins and higher mark-down guarantees.

Our direct-to-consumer channels include our own website. Old season stock is sold through selected off- price retailers, with additional sales generated through specifically-cut product for select off-price retailers.

All of our DSTLD, Bailey and Stateside and Sundry sellable product is stored at our corporate warehouse and distribution center in Los Angeles, CA, which also houses our corporate office. In addition to storing product, we also receive and process new product deliveries, process and ship outbound orders, and process and ship customer returns in this same facility.

All of H&J product is sent directly to the showroom, clothier or customer. They also receive and process new product deliveries, process and ship outbound orders, and process and ship customer returns through their showrooms or clothiers.

We offer free shipping and returns above to all our customers in the United States. We also offer customers the option to upgrade to 2-Day or Overnight Shipping for an additional cost.

Design and Development

Our products are designed at headquarters of each brand, which are in in Los Angeles, CA and Dallas, TX in the top floor of H&J’s showroom. Each brand’s design efforts are supported by well-established product development and production teams. The continued collaboration between design and merchandising ensures it responds to consumer preferences and market trends with new innovative product offerings while maintaining its core fashion foundation. In-house design and production teams in Los Angeles perform development of the sample line allowing for speed to market, flexibility and quality of fit.

We are engaged in analyzing trends, markets, and social media feedback along with utilizing historical data and industry tools to identify essential styles and proper replenishment timing and quantities.

We hired a new head designer for DSTLD Men’s in December 2019 and contracted with a third-party designer for DSTLD Women’s in June 2020. We also contracted with a third-party designer for Bailey in June 2020. We have an in house designer for Stateside and Sundry, respectively.

We rely on a limited number of suppliers to provide our finished products, so we can aggregate pricing power. As we continue to increase our volumes, we will source additional factories to spread out our risks.

While we have developed long-standing relationships with a number of our suppliers and manufacturing sources and take great care to ensure that they share our commitment to quality and ethics, we do not have any long-term term contracts with these parties for the production and supply of our fabrics and products. We require that all of our manufacturers adhere to a vendor code of ethics regarding social and environmental sustainability practices. Our product quality and sustainability team partners with leading inspection and verification firms to closely monitor each supplier’s compliance with applicable laws and our vendor code of ethics.

Currently, our Bailey, DSTLD and Stateside and Sundry products are shipped from our suppliers to our distribution center in Los Angeles, CA which currently handles all our warehousing, fulfillment, outbound shipping and returns processing. Our Sundry products will be shipped from our suppliers to our distribution center in Los Angeles, CA which will handle all our warehousing, fulfillment, outbound shipping and returns processing. In 2022, we will review maintaining our own distribution centers versus using a third-party solution.

For Harper & Jones, finished product is shipped to either the Company’s headquarters in Dallas Texas, or directly to one of their showroom locations.

Product Suppliers: Sourcing and Manufacturing

We work with a variety of apparel manufacturers in North America, Asia and Europe. We only work with full package suppliers, which supply fabric, trims, along with cut/sew/wash services, only invoicing us for the final full cost of each garment. This allows us the ability to maximize cash flows and optimize operations. We do not have long-term written contracts with manufacturers, though we have long-standing relationships with a diverse base of vendors.

We do not own or operate any manufacturing facilities and rely solely on third-party contract manufacturers operating primarily in Europe, United States, and the Asia Pacific region for the production of our products depending on the brand. All of our contract manufacturers are evaluated for quality systems, social compliance and financial strength by our internal teams prior to being selected and on an ongoing basis. Where appropriate, we strive to qualify multiple manufacturers for particular product types and fabrications.

All of our garments are produced according to each brand’s specifications, and requires that all of manufacturers adhere to strict regulatory compliance and standards of conduct. The vendors’ factories are monitored by each brand’s production team to ensure quality control, and they are monitored by independent third-party inspectors we employ for compliance with local manufacturing standards and regulations on an annual basis. We also monitor our vendors’ manufacturing facilities regularly, providing technical assistance and performing in-line and final audits to ensure the highest possible quality.

We source our products from a variety of domestic and international manufacturers. When deciding which factory to source a specific product from, we take into account the following factors:

●	Cost of garment
●	Retail price for end consumer
●	Production time
●	Minimum order quantity
●	Shipping/delivery time
●	Payment terms

By taking all of these into consideration, we can focus on making sure we have access to in-demand and high quality products available for sale to our customer at the competitive price points and sustainable margins for our business.

Marketing

We believe marketing is a critical element in creating brand awareness and an emotional connection, as well as driving new customer acquisition and retention. Each brand has their own in-house marketing department, which creates and produces marketing initiatives specific to each marketing channel and based on the specific purpose, such as acquisition, retention or brand building. We also have an in-house marketing team at the DBG portfolio level, which reviews these brand initiatives, develops and helps initiate cross merchandising strategies, manages the data analytics and negotiates contracts using all our brands to lower the cost.

Our goal at the brand and the portfolio level is to increase brand awareness and reach, customer engagement, increase new customer conversion and repurchase rates and average order size. We utilize a multi-pronged marketing strategy to connect with our customers and drive traffic to our online platform, comprised of the following:

Customer Acquisition Marketing

Paid Social Media Marketing: This is our primary customer acquisition channel, and it is composed almost entirely of paid Facebook and Instagram marketing. We believe our core customers rely on the opinions of their peers, often expressed through social media, Social media platforms are viral marketing platforms that allow our brands to communicate directly with our customers while also allowing customers to interact with us and provide feedback on our products and service. We make regular posts highlighting new products, brand stories, and other topics and images we deem “on brand”. By being a verified brand, our followers can shop products directly from our posts. We are also able to link to products in the stories feature.

Affiliate Marketing: With select online publications and influencers, we’ve sought to establish CPA or revenue sharing agreements. We believe these agreements are effective in incentivizing influencers or media to push our product and allowing us to only pay partners based on performance.

Email Marketing: We utilize email marketing to build awareness and drive repeat purchases. We believe this can be the most personalized customer communication channel for our brands, and therefore should continue to be one of our highest performing channels. We use an email service provider that enables us to send out a variety of promotional, transactional, and retargeting emails, with the main goal of driving increased site traffic and purchases. We maintain a database through which we track and utilize key metrics such as customer acquisition cost, lifetime value per customer, cost per impression and cost per click.

Retargeting: We engage the services of certain retargeting engines that allow us to dynamically target our visitors on third-party websites via banner/content ads.

Content Marketing: We use content marketing platforms that allow us to serve up native ads in the form of articles promoting our brand story and specific products

Search Engine Optimization: This is the process of maximizing the number of visitors to our website by increasing our rankings in the search results on internet search engines. This is done by optimizing our onsite content, by making sure our pages, titles, tags, links, and blog content is structured to increase our search results on certain keywords, and our offsite content, which is the number of external websites linking to our website, usually through press articles and other advertising channels.

Print Advertising: We also intend to utilize print advertisements in magazines or billboards in major metropolitan areas to drive increased site traffic and brand awareness.

Video / Blog Content: We plan to offer videos and blog posts as a way to engage and educate the customer on our brands, how to wear different looks and styles, and create confidence and trust between our brands and customers. Videos and blog posts will include interviews with our designers, a behind-the- scenes look at how products are made, features of other artists or creatives, and photo shoots.

Retail Stores: We have successfully tested retail “pop ups” in the past. These “pop ups” have resulted in higher average order value, significantly lower customer returns (even when the retail customer orders online at a later date), and higher repurchase rate and annual spend. We view these retail locations as a marketing strategy, similar to allocating funds towards digital/online marketing. We expect our pop ups to generate a small to break even profit, which is more than offset by any potential marketing costs to acquire those customers in another marketing channel.

As we grow the entire DBG portfolio, we will test “pop up” locations for specific brands, and also develop a multi-line pop up that incorporate our other brands into the “pop-up”. We believe this strategy should be cost effective given the number of store closures from COVID-19. We will determine whether a “pop up” or wholesale specialty boutique is the better option for each market and brand.

Instagram and Influencer Marketing

Instagram and influencer marketing is one of our largest initiatives. On a weekly basis, we reach out to and receive requests from tastemakers in fashion, lifestyle, and photography. We have developed a certain set of criteria for working with influencers (for example, engagement level, aesthetic, audience demographic) that have enabled us to garner impactful impressions. Our focus is not on the size of an account, but on creating organic relationships with influencers who are excited to tell our story. While most of our collaborations are compensated solely through product gifts, we also offer an affiliate commission of up to 20% through the influencer platform reward Style, which is the parent company of LiketoKnow.it, the first influencer platform to make Instagram shoppable (users receive an email directly to their inbox with complete outfit details when they “Like” a photo with LiketoKnow.it technology).

Retail Locations

Currently, H&J has three showrooms located in Dallas, Houston and New Orleans. We plan to selectively open a number of selected additional H&J showrooms. We will also test opening a men’s multi-line showroom next to our H&J showrooms.

At the time of acquisition, Bailey 44 operated three retail locations in Southern California. All three locations were shut down in 2020 due to declining revenue and profitability. None of our other brands operate showrooms.

Public Relations

To generate ongoing organic and word-of-mouth awareness, we intend to work with print and online media outlets to announce new products and develop timely news stories. We are in contact with leading fashion, business, and tech writers in order to capitalize on celebrity fashion features, e-commerce trend pieces, or general brand awareness articles. We may utilize outside agencies from time to time. We plan to visit the major fashion, tech, and news outlets in New York City on a quarterly basis to keep them up to date on our latest launches and any relevant company developments. We also plan to host local Los Angeles press at our office space.

Celebrity gifting

We approach celebrity gifting in a strategic, discerning manner. We have longstanding, personal relationships with the industries top stylists; we do not send clothing blindly or unsolicited. We have successfully placed clothing (and as a result, fashion press) on a number of well-known A-list celebrities.

Loyalty Program

We plan to develop and launch a company-wide loyalty program, which would include all our brands. Our customer loyalty program will be designed to engage and reward our customers in a direct and targeted manner, and to cross merchandise our portfolio brands to our customers. Customers will earn reward points that can be used to purchase products. We will also use loyalty point multipliers to create customer purchases, especially, which is a strategy beauty retailers have effectively used.

Competition

Our business depends on our ability to create consumer demand for our brands and products. We believe we are well-positioned to compete in the apparel, leather products and accessories segments by developing high quality, well designed products at competitive prices that are often below our competitor’s pricing. We focus on designing products that we hope exceed consumer expectations, which should result in retention and repurchases. We will invest in cross merchandising brands to customers through customized customer communications and personalized styles and looks utilizing products across all our portfolio brands, which we believe creates a competitive advantage for our brands versus single brands. As noted above, each of our brands has different competitors depending on product, quality and price point.

Government Regulation

Our business is subject to a number of domestic and foreign laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. These laws and regulations include federal and state consumer protection laws and regulations, which address, among other things, the privacy and security of consumer information, sending of commercial email, and unfair and deceptive trade practices.

Under applicable federal and state laws and regulations addressing privacy and data security, we must provide notice to consumers of our policies with respect to the collection and use of personal information, and our sharing of personal information with third parties, and notice of any changes to our data handling practices. In some instances, we may be obligated to give customers the right to prevent sharing of their personal information with third parties. Under applicable federal and state laws, we also are required to adhere to a number of requirements when sending commercial email to consumers, including identifying advertising and promotional emails as such, ensuring that subject lines are not deceptive, giving consumers an opportunity to opt-out of further communications and clearly disclosing our name and physical address in each commercial email. Regulation of privacy and data security matters is an evolving area, with new laws and regulations enacted frequently. For example, California recently enacted legislation that, among other things, will require new disclosures to California consumers, and afford such consumers new abilities to opt out of certain sales of personal information.. In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission, or FTC, regulations, we must, and our network of influencers may be required to, accurately identify product offerings, not make misleading claims on our websites or in advertising, and use qualifying disclosures where and when appropriate. The growth and demand for eCommerce could result in more stringent domestic and foreign consumer protection laws that impose additional compliance burdens on companies that transact substantial business on the Internet.

Our international business is subject to additional laws and regulations, including restrictions on imports from, exports to, and services provided to persons located in certain countries and territories, as well as foreign laws and regulations addressing topics such as advertising and marketing practices, customs duties and taxes, privacy, data protection, information security and consumer rights, any of which might apply by virtue of our operations in foreign countries and territories or our contacts with consumers in such foreign countries and territories. Many foreign jurisdictions have laws, regulations, or other requirements relating to privacy, data protection, and consumer protection, and countries and territories are adopting new legislation or other obligations with increasing frequency.

In many jurisdictions, there is great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and eCommerce. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and eCommerce could result in significant additional obligations on our business or may necessitate changes to our business practices. These obligations or required changes could have an adverse effect on our cash flows and results of operations. Further, any actual or alleged failure to comply with any of these laws or regulations by us, our vendors or our network of influencers could hurt our reputation, brand and business, force us to incur significant expenses in defending against proceedings or investigations, distract our management, increase our costs of doing business, result in a loss of customers and suppliers and may result in the imposition of monetary penalties.

Facilities

We currently lease multiple office and showroom spaces in the states of California, Dallas, Texas and Louisiana, United States, with leases that expire through 2023. We believe that our existing facilities, will be sufficient for our needs for the foreseeable future.

The following table sets forth information with respect to our facilities:

		Square
		Footage	Lease
Location	Type	(approximate)	Expiration
Vernon, California	Corporate Warehouse and Distribution Center	42,206	2023
Los Angeles, California	Showroom	2,000	2020	(1)
Austin, Texas	Interim Corporate Headquarters	500	2021	(2)
Dallas, Texas	Office Space and Showroom	2,860	2022
Houston, Texas	Showroom	1,117	2024
New Orleans, Louisiana	Showroom	1,015	2024
(1)	Bailey’s lease for its showroom in Los Angeles, California expired on May 31, 2020. The lease is now a month-to-month lease.
(2)	We are currently leveraging shared office space and working remotely as we work with an agent to secure long-term office space in Austin, TX for our corporate headquarters.

Employees

As of September 30, 2022, we had 78 employees, all of whom were full-time employees. We believe our relationship with our employees is good. None of our employees are currently covered by a collective bargaining agreement. We have had no labor-related work stoppages and we believe our relationship with our employees is strong.

Litigation

We are currently involved in, and may in the future be involved in, legal proceedings, claims, and government investigations in the ordinary course of business. These include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights. These matters also include the following:

●	On February 28, 2020, a Company vendor filed a lawsuit against the Company’s non-payment of trade payables totaling $123,000. Such amounts, including expected interest, are included in accounts payable in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such trade payables will be incurred. The Company is actively working to resolve this matter.
●	On March 25, 2020, a Bailey’s product vendor filed a lawsuit against Bailey for non-payment of trade payables totaling $492,390. Approximately the same amount is held in accounts payable for this vendor in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such trade payables will be incurred. The Company and product vendor have entered into a settlement, which require the Company make ten monthly payments of approximately $37,000, the initial payment of which commenced in May 2021. Upon completion of the payment schedule, any remaining amounts will be forgiven. If the Company fails to meet its obligations based on the prescribed time frame, the full amount will be due with interest, less payments made.
●	On December 21, 2020, a Company investor filed a lawsuit against DBG for reimbursement of their investment totaling $100,000. Claimed amounts are included in short-term convertible note payable in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such short-term note payable will be incurred. The Company is actively working to resolve this matter.

●	In August 2020 and March 2021, two lawsuits were filed against Bailey’s by third-party’s related to prior services rendered. The claims (including fines, fees, and legal expenses) total an aggregate of $96,900. One matter was settled in February 2022 and the other matter is being actively worked on to achieve settlement.
●	On September 24, 2020 a Bailey’s product vendor filed a lawsuit against Bailey’s non-payment of trade payables totaling approximately $481,000 and additional damages of approximately $296,000. Claimed amounts for trade payables are included in accounts payable in the accompanying consolidated balance sheets, net of payments made. In December 2021, the Company reached a settlement; however, the settlement terms were not met and the Company received a judgement of $469,000. The amount due has been paid and the lawsuit dismissed.

Depending on the nature of the proceeding, claim, or investigation, we may be subject to monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect our business, results of operations, and financial condition. The outcomes of legal proceedings, claims, and government investigations are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. While it is not possible to determine the outcomes, we believe based on our current knowledge that the resolution of all such pending matters will not, either individually or in the aggregate, have a material adverse effect on our business, results of operations, cash flows, or financial condition.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers and directors as of January 23, 2023.

Name	Age	Position
Executive Officers and Directors
John Hilburn Davis IV	50	President and Chief Executive Officer
Laura Dowling	43	Chief Marketing Officer
Reid Yeoman	40	Chief Financial Officer
Mark T. Lynn	38	Director
Trevor Pettennude	55	Director
Jameeka Aaron	42	Director
Huong “Lucy” Doan	53	Director

Board Composition

Our board of directors may establish the authorized number of directors from time to time by resolution.

No current or pending member of our board of directors or Compensation Committee serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Executive Officers

John Hilburn Davis IV, “Hil”, has served as our President and Chief Executive Officer since March 2019 and a director of our Company since December 2020. He joined DSLTD to overhaul its supply chain in March 2018. Prior to that, Mr. Davis founded two companies, BeautyKind and J.Hilburn. He founded and was CEO of BeautyKind from October 2013 to January 2018. He also founded and was CEO of J.Hilburn from January 2007 to September 2013, growing it from $0 to $55 million in revenues in six years. From 1998 to 2006 Mr. Davis worked as an equity research analyst covering consumer luxury publicly traded companies at Thomas Weisel Partners, SunTrust Robinson Humphrey and Citadel Investment Group. He graduated from Rhodes College in 1995 with a BA in Sociology and Anthropology. On December 16, 2021, Mr. Davis filed for personal bankruptcy through the filing of a Chapter 7 bankruptcy petition in Texas federal court.

Laura Dowling has served as our Chief Marketing Officer since February 2019. Prior to that she was the Divisional Vice President of Marketing & PR, North America at Coach from February 2016 to August 2018. At Coach Ms. Dowling led a team of 25 and was held accountable for $45 million profit and loss. From August 2011 to February 2016, she was the Director of Marketing & PR at Harry Winston and from March 2009 to August 2011 she was the Director of Wholesale Marketing at Ralph Lauren. Ms. Dowling holds both a Masters degree (2002) and Bachelors degree (2001) in Communications & Media Studies with a Minor in French from Fordham University.

Reid Yeoman has served as our Chief Financial Officer since October 2019. Mr. Yeoman is a finance professional with a core Financial Planning & Analysis background at major multi-national Fortune 500 companies - including Nike & Qualcomm. He has a proven track record of driving growth and expanding profitability with retail. From November 2017 to September 2019, Mr. Yeoman served as CFO/ COO at Hurley - a standalone global brand within the Nike portfolio - where he managed the full profit and loss/ Balance Sheet, reporting directly to Nike and oversaw the brand’s logistics and operations. He is a native Californian and graduated with an MBA from UCLA’s Anderson School of Management in 2013 and a BA from UC Santa Barbara in 2004.

Nonemployee Board Members

Mark T. Lynn has been a director of our company since inception and served as our Co-Chief Executive Officer from September 2013 to the October 2018. Prior to joining us, until September 2011 he was Co-Founder of WINC, a direct-to-consumer e-commerce company which was then the fastest growing winery in the world, backed by Bessemer Venture Partners. Prior to Club W, Mr. Lynn co-founded a digital payments company that was sold in 2011. He holds a digital marketing certificate from Harvard Business School’s Executive Education Program.

Trevor Pettennude is a seasoned financial services executive. In 2013, Mr. Pettennude became the CEO of 360 Mortgage Group, where he oversees a team of 70 people generating over $1 billion of annual loan volume. He is also the founder and principal of Banctek Solutions, a global merchant service company which was launched in 2009 and which processes over $300 million of volume annually.

Jameeka Green Aaron became a director on the effective date of the IPO. Ms. Aaron is the Chief Information Security Officer at Auth0. Ms. Aaron is responsible for the holistic security and compliance of Auth0’s platform, products, and corporate environment. Auth0 provides a platform to authenticate, authorize, and secure access for applications, devices, and users. Prior to her current role Ms. Aaron was the Chief Information Officer Westcoast Operations at United Legwear and Apparel. Her 20+ years of experience include serving as the Director of North American Technology and Director of Secure Code and Identity and Access Management at Nike, and as Chief of Staff to the CIO of Lockheed Martin Space Systems Company. Ms. Aaron is also a 9-year veteran of the United States Navy. Ms. Aaron’s dedication to service has extended beyond her military career. She is committed to advancing women and people of color in Science, Technology, Engineering, and Mathematics (STEM) fields she is an alumni of the U.S. State Department’s TechWomen program and the National Urban League of Young Professionals. Ms. Aaron currently sits on the board of the California Women Veterans Leadership Council, is an advisor for U.C. Riverside Design Thinking Program, and is a member of Alpha Kappa Alpha Sorority, Inc. Born in Stockton, California, Ms. Aaron holds a bachelor’s degree in Information Technology from the University of Massachusetts, Lowell. Ms. Aaron’s extensive corporate and leadership experience qualifies her to serve on our board of directors.

Huong “Lucy” Doan is a seasoned finance and strategy executive who brings expertise working with some of the world’s best-known brands. Since 2018, Ms. Doan serves as advisor to CEOs and founders of high-growth DTC, ecommerce and retail brands, in apparel and consumer products. In this capacity, she provides strategic guidance to successfully scale businesses while driving profitability, with focus on operational excellence and capital resource planning. In 2019, she became a board member of Grunt Style, a patriotic apparel brand. Prior, Ms. Doan spent 20 years in senior executive roles at Guitar Center, Herbalife International, Drapers & Damons, and Fox Television, where she built high performance teams to drive execution of business plans and growth strategies.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. The board of directors may also establish other committees from time to time to assist our company and the board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, NasdaqCM and SEC rules and regulations, if applicable. Each committee’s charter is available on our website at www.digitalbrandsgroup.co. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit committee

Trevor Pettennude, Jameeka Green Aaron and Huong “Lucy” Doan serve on the audit committee, which is chaired by Huong “Lucy” Doan. Our board of directors has determined that each are “independent” for audit committee purposes as that term is defined by the rules of the SEC and NasdaqCM, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board of directors has designated Trevor Pettennude as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
●	recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
●	reviewing quarterly earnings releases.

Compensation committee

Trevor Pettennude, Jameeka Green Aaron and Mark Lynn serve on the compensation committee, which is chaired by Jameeka Green Aaron. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable NasdaqCM rules. The compensation committee’s responsibilities include:

●	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
●	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer, and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;
●	reviewing and recommending to the board of directors the cash compensation of our other executive officers;
●	reviewing and establishing our overall management compensation, philosophy and policy;
●	overseeing and administering our compensation and similar plans;
●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NasdaqCM rules;
●	retaining and approving the compensation of any compensation advisors;
●	reviewing and approving our policies and procedures for the grant of equity-based awards;
●	reviewing and recommending to the board of directors the compensation of our directors; and
●	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and corporate governance committee

Trevor Pettennude, Jameeka Green Aaron and Huong “Lucy” Doan serve on the nominating and corporate governance committee, which is chaired by Trevor Pettennude. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable NasdaqCM rules. The nominating and corporate governance committee’s responsibilities include:

●	developing and recommending to the board of directors’ criteria for board and committee membership;
●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders; and
●	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us.

Involvement in Certain Legal Proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

On December 16, 2021, Mr. Davis filed for personal bankruptcy through the filing of a Chapter 7 bankruptcy petition in Texas federal court. Except for Mr. Davis, none of our directors and officers has been affiliated with any company that has filed for bankruptcy within the last ten years. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The summary compensation table below shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2022 and 2021. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Fiscal Year	Salary	Bonus	Option Awards	Stock Awards(1)	Total
John “Hil” Davis	2022	$350,000	$—	$—	$—	$—
President and Chief Executive Officer	2021	$350,000	$—	$3,704,483	$233,184	$4,287,667
Laura Dowling	2022	$300,000	$—	$—	$—	$—
Chief Marketing Officer	2021	$300,000	$—	$691,135	$—	$991,135
Reid Yeoman	2022	$250,000	$—	$—	$—	$—
Chief Financial Officer	2021	$250,000	$—	$221,163	$—	$471,163
(1)	Upon closing of the IPO, 1,273 shares of common stock were issued to the CEO as conversion of an outstanding note payable and related accrued interest, accrued compensation and other consideration. As of a result of the transaction, the Company recorded an additional $233,184 in stock compensation expense, which is included in general and administrative expenses in the condensed consolidated statements of operations.

Employment Agreements

In December 2020, we entered into an offer letter with Mr. Davis, our Chief Executive Officer, President and a member of our board. The offer letter provides for an annual base salary of $350,000 effective October 1, 2020, and for Mr. Davis to be appointed to our board effective November 30, 2020. Effective January 1, 2021, Mr. Davis is also eligible to receive an annual bonus with a target of 175%, and with a range from 0% to a maximum of 225%, of his base salary based upon achievement of Company and individual goals. He is also eligible to participate in employee benefit plans that we offer to our other senior executives. In the event of a termination of his employment after June 30, 2021, Mr. Davis is eligible for severance benefits as may be approved by the Board. Mr. Davis is subject to our recoupment, insider trading and other company policies, a perpetual non-disclosure of confidential information covenant, a non-disparagement covenant and a non-solicitation of employees covenant. Mr. Davis’ offer letter also provided for an option grant exercisable for up to 21,440 shares of our common stock to him at a per share exercise price equal to the IPO price, of which 75% of the options vested on the effective date of the IPO and 25% of the options vest in accordance with the vesting schedule provided in the Company’s 2020 Stock Plan. Mr. Davis is an at- will employee and does not have a fixed employment term.

In December 2020, we entered into an offer letter with Ms. Dowling, our Chief Marketing Officer. The offer letter provides for an annual base salary of $300,000 effective upon the closing of the IPO. Effective January 1, 2021, Ms. Dowling is also eligible to receive an annual bonus with a target of 100%, and with a range from 0% to a maximum of 125%, of her base salary based upon achievement of Company and individual goals. She is also eligible to participate in employee benefit plans that we offer to our other senior executives. In the event of a termination of her employment after June 30, 2021, Ms. Dowling is eligible for severance benefits as may be approved by the Board. Ms. Dowling is subject to our recoupment, insider trading and other company policies, a perpetual non-disclosure of confidential information covenant, a non- disparagement covenant and a non-solicitation of employees covenant. Ms. Dowling’s offer letter also provided for an option grant exercisable for up to 2,880 shares of our common stock to her at a per share exercise price equal to the IPO price, of which 75% of the options vested on the effective date of the IPO and 25% of the options vest in accordance with the vesting schedule provided in the Company’s 2020 Stock Plan. Ms. Dowling is an at-will employee and does not have a fixed employment term.

In December 2020, we entered into an offer letter with Mr. Yeoman, our Chief Financial Officer. The offer letter provides for an annual base salary of $250,000 effective upon the closing of the IPO. Effective January 1, 2021, Mr. Yeoman is also eligible to receive an annual bonus with a target of 50%, and with a range from 0% to a maximum of 75%, of his base salary based upon achievement of Company and individual goals. He is also eligible to participate in employee benefit plans that we offer to our other senior executives. In the event of a termination of his employment after June 30, 2021, Mr. Yeoman is eligible for severance benefits as may be approved by the Board. Mr. Yeoman is subject to our recoupment, insider trading and other company policies, a perpetual non-disclosure of confidential information covenant, a non- disparagement covenant and a non-solicitation of employees covenant. Mr. Yeoman’s offer letter also provided for an option grant 1,280 shares of our common stock to him at a per share exercise price equal to the IPO price, of which 75% of the options vested on the effective date of the IPO and 25% of the options vest in accordance with the vesting schedule provided in the Company’s 2020 Stock Plan. Mr. Yeoman is an at-will employee and does not have a fixed employment term.

Compensation of Directors

No obligations with respect to compensation for non-employee directors have been accrued or paid for any periods presented in this prospectus.

Going forward, our board of directors believes that attracting and retaining qualified non-employee directors critical to the future value growth and governance of our company. Our board of directors also believes that any compensation package for our non-employee directors should be equity-based to align the interest of these directors with our stockholders. On the effective date of the IPO, each of our director nominees were granted options to purchase 200 shares of common stock at a per share exercise price equal to the price of the shares of common stock in the IPO. The options vest over a one year period of time. We may in the future grant additional options to our non-employee directors although there are no current plans to do so. We do not currently intend to provide any cash compensation to our non-employee directors.

Directors who are also our employees will not receive any additional compensation for their service on our board of directors.

2020 Incentive Stock Plan

We have adopted a 2020 Omnibus Incentive Stock Plan (the “2020 Plan”). An aggregate of 33,000 shares of our common stock is reserved for issuance and available for awards under the 2020 Plan, including incentive stock options granted under the 2020 Plan. The 2020 Plan administrator may grant awards to any employee, director, and consultants of the company and its subsidiaries. To date, 27,320 grants (as adjusted for the Reverse Stock Split) have been made under the 2020 Plan and 5,680 shares remain eligible for issuance under the Plan.

The 2020 Plan is administered by the compensation committee of the Board. The 2020 Plan administrator has the authority to determine, within the limits of the express provisions of the 2020 Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the 2020 Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the 2020 Plan without the consent of the recipient. No awards may be made under the 2020 Plan after the tenth anniversary of its effective date.

Awards under the 2020 Plan may include incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted stock Units, performance share or Unit awards, other stock-based awards and cash-based incentive awards.

Stock Options

The 2020 Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the 2020 Plan administrator. The exercise price for stock options will be determined by the 2020 Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the 2020 Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the 2020 Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the 2020 Plan administrator (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights

The 2020 Plan administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The exercise price for a SAR will be determined by the 2020 Plan administrator in its discretion; provided, however, that in no event shall the exercise price be less than the fair market value of our common stock on the date of grant.

Restricted Shares and Restricted Units

The 2020 Plan administrator may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period. The 2020 Plan administrator also may award to a participant Units representing the right to receive shares of common stock in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted Units”). The terms and conditions of restricted share and restricted Unit awards are determined by the 2020 Plan administrator.

Performance Awards

The 2020 Plan administrator may grant performance awards to participants under such terms and conditions as the 2020 Plan administrator deems appropriate. A performance award entitles a participant to receive a payment from us, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the 2020 Plan administrator.

Other Stock-Based Awards

The 2020 Plan administrator may grant equity-based or equity-related awards, referred to as “other stock- based awards,” other than options, SARs, restricted shares, restricted Units, or performance awards. The terms and conditions of each other stock-based award will be determined by the 2020 Plan administrator. Payment under any other stock-based awards will be made in common stock or cash, as determined by the 2020 Plan administrator.

Cash-Based Awards

The 2020 Plan administrator may grant cash-based incentive compensation awards, which would include performance-based annual cash incentive compensation to be paid to covered employees. The terms and conditions of each cash-based award will be determined by the 2020 Plan administrator.

2013 Stock Plan

Eligibility and Administration

Our employees, outside directors and consultants are eligible to receive nonstatutory options or the direct award or sale of shares under our 2013 Stock Plan, while only our employees are eligible to receive grants of ISOs under our 2013 Stock Plan. A person who owns more than 10% of the total combined voting power of all classes of our outstanding stock, of the outstanding common stock of our parent or subsidiary, is not eligible for the grant of an ISO unless the exercise prices is at least 110% of the fair market value of a share on the grant date and such ISO is not exercisable after five years from the grant date. The 2013 Stock Plan may be administered by a committee of the board of directors, and if no committee is appointed, then the board of directors. The board of directors has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2013 Stock Plan, subject to its express terms and conditions.

Shares Available and Termination

In the event that shares previously issued under the 2013 Stock Plan are reacquired, such shares will be added to the available shares for issuance under the 2013 Stock Plan. In the event that shares that would have otherwise been issuable under the 2013 Stock Plan were withheld in payment of the purchase price, exercise price, or withholding taxes, such shares will remain available for issuance under the 2013 Stock Plan. In the event that an outstanding option or other right is cancelled or expired, the shares allocable to the unexcised portion of the option or other right will be added to the number of shares available under the 2013 Stock Plan.

The 2013 Stock Plan will terminate automatically 10 years after the later of (i) the date when the board of directors adopted the 2013 Stock Plan or (ii) the date when the board of directors approved the most recent increase in the number of shares reserved under the 2013 Stock Plan that was also approved by our stockholders.

Awards

The 2013 Stock Plan provides for the grant of shares of common stock and options, including ISO intended to qualify under Code Section 422 and nonstatutory options which are not intended to qualify. All awards under the 2013 Stock plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

As of January 23, 2023, there were options to purchase up to 38,951 shares of our common stock at exercise prices between $94 and $415 expiring between June 2024 and May 2031.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Other than the compensation agreements and other arrangements described under “Executive Compensation” in this prospectus and the transactions described below, since January 1, 2019, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, the lesser of (i) $120,000 or (ii) one percent of the average of our total assets for the last two completed fiscal years, and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Related Person Transactions — Digital Brands Group, Inc.

On the effective date of the IPO, we granted stock options to acquire up to an aggregate of 267,200 shares to our Chief Executive Officer, Chief Marketing Officer and Chief Financial Officer at a per share exercise price equal to the initial public offering price of the shares.

Related Person Transactions — DBG

DBG uses Banctek Solutions, a registered independent sales organization (ISO) of FirstData as its back-end payment processor. Trevor Pettennude is majority owner of Banctek Solutions. We started to use Banctek Solutions services prior to Mr. Pettennude’s involvements with DBG. Total expenses for the years ended December 31, 2020 and 2019 were approximately $25,000 and $140,000, respectively, and included in sales and marketing in the accompanying statements of operations.

Two former officers, Corey Epstein and Mark Lynn (“Former Officers”), and one current officer, Hil Davis, of DBG deferred their salary during portions of 2014 – 2016 and 2019, respectively. DBG commenced repaying the Former Officers obligations during 2017; however, no additional payments were made during 2018. The balance of employee backpay to Former Officers, as of December 31, 2018 was approximately $430,500. DBG has loaned funds to these same Former Officers of DBG throughout the life of the business, which net of repayments amounted to approximately $234,500 as of December 31, 2018. These loans are payable on demand and do not bear interest. Due to the right of offset of the loans’ receivable and backpay for the Former Officers such amounts were netted as of December 31, 2018 and included in due to related parties on the accompanying balance sheet. As of December 31, 2018, due to related parties totaled $415,380 which included additional advances from one Former Officer, and the current officer, John “Hil” Davis. In 2019, the balance due to one of the Former Officers, was relieved in full through offset. The second Former Officer, who is a director, received repayment on all balances that existed as of 2018 and advanced additional funds to DBG. These advances are non-interest bearing and due on demand. The current officer, John “Hil” Davis, converted prior advances to a loan payable. The loan payable accrued interest at 5% per annum until March 25, 2021, at which time Mr. Davis agreed to waive any further requirement for the payment of future interest and to convert the balance into shares of common stock at the completion of the IPO at a 30% discount to the IPO price. As of December 31, 2020 and 2019, the due to related parties account on the accompanying balance sheet include advances from the Former Officer, Mark Lynn, who also serves as a director, totaling $194,568, and accrued salary of $246,885 and $68,859 to current officers.

A portion of the net proceeds of the IPO were used to pay salary and expenses to Laura Dowling, our Chief Marketing Officer, and Mark Lynn, a director. In addition, each of Mark Lynn, John “Hil” Davis, and Trevor Pettennude has agreed to convert certain amounts owed to them into shares of common stock at the effective date of the IPO at a 30% discount to the IPO price as part of the Debt Conversion.

Related Person Transactions — Bailey

On July 22, 2019 Bailey entered into two promissory note agreements with its managing member, Norwest Venture Partners, totaling $350,000. The notes bear interest at 12%, and all principal and accrued interest was payable on July 22, 2021.

On December 12, 2019 Bailey entered into two promissory note agreements with its managing member, Norwest Venture Partners, totaling $500,000. The notes bear interest at 12%, and all principal and accrued interest was payable on July 22, 2021.

Related Person Transactions — H&J

In July 2017, H&J issued a promissory note with a principal of $300,000 to a company owned by its majority owner. The note has an interest rate of 12% per annum, and is payable on or before July 10, 2022. Interest is paid quarterly. In October 2019, H&J borrowed an additional $125,000 pursuant to an addendum to the promissory note. During 2020, H&J borrowed an additional $210,000 pursuant to an addendum. The balance of the note was $635,000, and $425,000, as of December 31, 2020 and 2019, respectively. Accrued interest at December 31, 2020 and 2019 was $19,500 and $10,500, respectively.

In December 2019, H&J issued a promissory note with a principal amount of $75,000 to its majority owner. The note has an interest rate of 8.5% and is payable on or before December 31, 2020. The note was repaid during 2020 and balance of the note was $0 and $75,000 as of December 31, 2020 and 2019, respectively.

Related Person Transactions — Stateside

On August 30, 2021, we entered into a Membership Interest Purchase Agreement (the “MIPA”) with Moise Emquies pursuant to which we acquired all of the issued and outstanding membership interests of MOSBEST, LLC, a California limited liability company (“Stateside” and such transaction, the “Stateside Acquisition”). Pursuant to the MIPA, the seller, as the holder of all of the outstanding membership interests of Stateside, exchanged all of such membership interests for $5.0 million in cash and a number of shares of our common stock equal to $5.0 million, or 11,015 shares (the “Shares”), which number of Shares was calculated in accordance with the terms of the MIPA. Of such amount, $375,000 in cash and a number of Shares equal to $375,000, or 826 shares (calculated in accordance with the terms of the MIPA), is held in escrow to secure any working capital adjustments and indemnification claims.

The Stateside Acquisition closed on August 30, 2021. Upon closing of the Stateside Acquisition and the other transactions contemplated by the MIPA, Stateside became a wholly-owned subsidiary of the Company.

At the time of the acquisition, Moise Emquies was a member of the Board of Directors of the Company. The Stateside Acquisition was unanimously approved by all of the members of the Company’s Board of Directors (other than Moise Emquies who recused himself).

Policies and Procedures for Related Person Transactions

Our board of directors intends to adopt a written related person policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Trevor Pettennude, Jameeka Aaron, and Huong “Lucy” Doan, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non- employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the projected beneficial ownership of our common stock immediately after the closing of this offering by the following individuals or groups:

●	each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;
●	each of our executive officers;
●	each of our directors and director nominees; and
●	all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities in question. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock held by them.

Shares of common stock issuable pursuant to a stock option, warrant or convertible note that is currently exercisable or convertible, or is exercisable or convertible within 60 days after the date of determination of ownership, are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of the holder of the stock option, warrant or convertible note but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

The applicable percentage ownership “Before the Offering” in the following table is based on 5,746,079 shares of our common stock outstanding as of January 23, 2023. After giving effect to the exercise of the Pre-Funded Warrants and excludes as of such date:

●	Shares of common stock underlying the Warrants (other than any Pre-Funded Warrants);
●	Shares of common stock underlying other outstanding warrants, which include, without limitation, (i) warrants to acquire up to 781,958 shares of our common stock at exercise prices between $4.26 and $766 expiring between October 2021 and October 2030, (ii) Class B Warrants to acquire up to 1,818,181 shares of our common stock at an exercise price of $5.25 expiring December 2027, and (iii) Class C Warrants, to acquire up to 1,818,181 shares of our common stock at an exercise price of $5.25 expiring January 2024.
●	Outstanding stock options to acquire up to 38,951 shares of our common stock at exercise prices between $94 and $415 expiring between June 2024 and May 2031;
●	Up to 677,419 shares of our common stock issuable upon conversion of outstanding shares of Series A Preferred Stock;
●	Up to 58,300 shares of common stock issuable further to a $17.5 million equity line of credit; and
●	5,680 shares of our common stock reserved for future issuance under our 2020 Omnibus Incentive Plan.

The applicable percentage ownership“After the Offering” in the following table assumes the exercise of the Warrants and sale of all shares available for sale under this prospectus and no further acquisitions of shares by the selling stockholders.

Unless otherwise indicated, the address for each officer, director and director nominee in the following table is c/o Digital Brands Group, Inc., 1400 Lavaca Street, Austin, TX 78701.

	Number of		Number of
	Shares	Percentage of	Shares	Percentage of
	Beneficially	Shares	Beneficially	Shares
	Owned	Outstanding	Owned	Outstanding
	Before	Before	After	After
Name of Beneficial Owner	Offering	Offering	Offering	Offering
Executive Officers and Directors
John “Hil” Davis(1)	17,136	*	17,136	*
Laura Dowling(2)	3,347	*	3,347	*
Reid Yeoman(3)	1,140	*	1,140	*
Mark Lynn(4)	5,074	*	5,074	*
Trevor Pettennude(5)	3,286	*	3,286	*

	Number of		Number of
	Shares	Percentage of	Shares	Percentage of
	Beneficially	Shares	Beneficially	Shares
	Owned	Outstanding	Owned	Outstanding
	Before	Before	After	After
Name of Beneficial Owner	Offering	Offering	Offering	Offering
Jameeka Aaron(6)	150	*	150	*
Huong “Lucy” Doan(7)	200	*	200	*
All executive officers, directors and director nominees as a group (7 persons)(8)	30,333	*	30,333	*
*	Less than one percent.
(1)	Represents options exercisable at $40 per share.
(2)	Represents options to acquire up to 3,000 shares of common stock, exercisable at $40 per share and options to acquire up to 347 shares of common stock, exercisable at $328 per share.
(3)	Represents options to acquire up to 960 shares of common stock, exercisable at $4.00 per share and options to acquire up to 180 shares of common stock, exercisable at $328 per share.
(4)	Includes options to acquire up to 3,210 shares of common stock exercisable between $156 and $328 per share.
(5)	Includes options to acquire up to 749 shares of common stock exercisable between $156 and $328 per share.
(6)	Represents options exercisable at $40 per share.
(7)	Represents options exercisable at $356 per share.
(8)	Includes options to acquire up to 24,526 shares of common stock exercisable between $156 and $400.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, of which 4,943,939 shares are issued and outstanding as of January 23, 2023 (excluding the Pre-Funded Warrants) and 10,000,000 shares of preferred stock, $0.0001 par value per share, 6,800 shares of which are issued and outstanding. The following description of our capital stock is only a summary and is subject to and qualified in its entirety by our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

Preferred Stock

General

The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of the common stock;
●	diluting the voting power of the common stock;
●	impairing the liquidation rights of the common stock; and
●	delaying or preventing a change in control of us without further action by the stockholders.

Series A Convertible Preferred Stock

On September 29, 2022, the Company filed the Certificate of Designation with the Secretary of State for the State of Delaware designating up to 6,800 shares out of the authorized but unissued shares of its preferred stock as Series A Convertible Preferred Stock. On October 4, 2022, the Company filed the Correction with the Secretary of State for the State of Delaware to correct the terms of the voting rights under the Series A Preferred Stock. The following is a summary of the principal terms of the Series A Preferred Stock.

Dividends

Except for stock dividends or distributions for which adjustments are to be made pursuant to the Certificate of Designation, the holders of the Series A Preferred Stock (the “Holders”) shall be entitled to receive, and the Company shall pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of the Series A Preferred Stock.

Voting Rights

The Holders are entitled to vote as a class as expressly provided in the Certificate of Designation and where required pursuant to applicable law (including, without limitation, the DGCL). The Holders are also entitled to vote with the holders of shares of Common Stock, voting together as one class, on all matters in which the Holders are permitted to vote with the class of shares of Common Stock pursuant to applicable law (including, without limitation, the DGCL.

With respect to any vote with the class of Common Stock, each share of the Series A Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in the Certificate of Designation) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated. To the extent that under the DGCL the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders (as defined in the Certificate of Designation) of the shares of the Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL.

Ranking and Liquidation

The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value (as defined in the Certificate of Designation) for each share of the Series A Preferred Stock held by such Holder and an amount equal to any accrued and unpaid dividends thereon, and thereafter the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Company shall mail written notice of any such Liquidation, not less than sixty (60) days prior to the payment date stated therein, to each Holder.

Conversion

Each share of the Series A Preferred Stock shall be convertible, at any time and from time to time from and after September 29, 2022 at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) of the Certificate of Designation) determined by dividing the Stated Value of such share of the Series A Preferred Stock ($1,000 as of September 29, 2022) by the Conversion Price (as defined below) subject to certain terms of the beneficial ownership limitation described in this Certificate of Designation. The conversion price for each share of the Series A Preferred Stock is the Nasdaq official closing price of the Common Stock on The Nasdaq Capital Market (as reflected on Nasdaq.com) on September 29, 2022, subject to adjustment as described in the Certificate of Designation, including for stock dividends and stock splits such as the a one-for-one hundred (1-for-100) reverse stock split (the “Reverse Stock Split”) of our common stock which will be effective as of the close of business on November 3, 2022 (the “Conversion Price”).

Certain Adjustments

If the Company, at any time while the Series A Preferred Stock is outstanding, pays a stock dividend, issues stock splits, effects any subsequent rights offerings, or makes any dividend or other distribution of its assets, then the Conversion Price of the Series A Preferred Stock adjusts (in the case of a stock split), and the Holder can acquire the purchase rights of the Company’s securities, or participate in the distribution of the Company’s assets pursuant to Section 7 of the Certificate of Designation.

Preemptive Rights

No holders will have any preemptive rights to purchase or subscribe for the Company’s Common Stock or any of its other securities.

Redemption

The Company has the option to redeem any or all of the then outstanding Series A Preferred Stock at 112% of the then Stated Value any time after September 29, 2022 and so long as there is an effective Registration Statement covering the shares issuable upon conversion of the Series A Preferred Stock.

Trading Market

The Holders can liquidate or convert the Series A Preferred Shares according to the terms of this Certificate of Designation. However, there is no established trading market for any of the Series A Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series A Preferred Stock on any securities exchange or other nationally recognized trading system.

Options

As of January 23, 2023 there were outstanding options to acquire up to 38,951 shares of our common stock at exercise prices between $94 and $415 expiring between June 2024 and May 2031.

Warrants

As of January 23, 2023, there were outstanding warrants (other than the Common Stock Purchase Warrants, the Class A Warrants, the Class B Warrants, the Class C Warrants, the Pre-Funded Warrants and the Placement Agent Warrants) to acquire up to 781,958 shares of our common stock at exercise prices between $4.26 and $766 expiring between October 2021 and October 2030.

Common Stock Purchase Warrants

General

The following is a brief summary of certain terms and conditions of the Common Stock Purchase Warrants. The following description is subject in all respects to the provisions contained in the form of Common Stock Purchase Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price

The Common Stock Purchase Warrants have an exercise price of $3.80 per share. The Common Stock Purchase Warrants are immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Common Stock Purchase Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Common Stock Purchase Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Common Stock Purchase Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Common Stock Purchase Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Common Stock Purchase Warrants, a registration statement registering the issuance of the shares of common stock underlying the Common Stock Purchase Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Common Stock Purchase Warrant.

Transferability

A Common Stock Purchase Warrant may be transferred at the option of the holder upon surrender of the Common Stock Purchase Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Common Stock Purchase Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Common Stock Purchase Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Common Stock Purchase Warrant holders exercise their Common Stock Purchase Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Stock Purchase Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Common Stock Purchase Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Stock Purchase Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Common Stock Purchase Warrants may be amended or waived without the written consent of the holders of such Common Stock Purchase Warrants.

Class B Warrants

General

The following is a brief summary of certain terms and conditions of the Class B Warrants. The following description is subject in all respects to the provisions contained in the form of Class B Warrant.

Duration and Exercise Price

The Class B Warrants have an exercise price of $5.25 per share. The Class B Warrants were immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Class B Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Class B Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Class B Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class B Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Class B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Class B Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Class B Warrant.

Transferability

A Class B Warrant may be transferred at the option of the holder upon surrender of the Class B Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Class B Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Class B Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Class B Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class B Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Class B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Class B Warrant holders exercise their Class B Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Class B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Class B Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class B Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Class B Warrants may be amended or waived without the written consent of the holders of such Class B Warrants.

Class C Warrants

General

The following is a brief summary of certain terms and conditions of the Class C Warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of Class C Warrant.

Duration and Exercise Price

The Class C Warrants have an exercise price of $5.25 per share. The Class C Warrants were immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the thirteenth month anniversary of the date of issuance. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Class C Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Class C Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Class C Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class C Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Class C Warrants, a registration statement registering the issuance of the shares of common stock underlying the Class C Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Class C Warrant.

Transferability

A Class C Warrant may be transferred at the option of the holder upon surrender of the Class C Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Class C Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Class C Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Class C Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class C Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Class C Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Class C Warrant holders exercise their Class C Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Class C Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Class C Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class C Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Class C Warrants may be amended or waived without the written consent of the holders of such Class C Warrants.

Pre-Funded Warrants

General

The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.0001. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% or 9.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of pre-funded warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Exercise price

Pre-funded warrants have an exercise price of $0.0001 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability

The pre-funded warrants are exercisable at any time after their original issuance and until exercised in full. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may elect to exercise the pre-funded warrant through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant.

Exercise limitations

The pre-funded warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding shares of common stock.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange listing

There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Fundamental transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, upon consummation of such a fundamental transaction, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

No rights as a stockholder

Except as otherwise provided in the pre-funded warrant or by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant. The pre-funded warrants will provide that holders have the right to participate in distributions or dividends paid on our common stock.

Placement Agent Warrants

General

The following is a brief summary of certain terms and conditions of the Placement Agent Warrants being offered by us. The following description is subject in all respects to the provisions contained in the form of Placement Agent Warrant, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Duration and Exercise Price

The Placement Agent Warrants from the Best Efforts Offering in November have an exercise price of $6.88 per share. The Placement Agent Warrants in this prospectus have an exercise price of $4.8938. The Placement Agent Warrants are immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Placement Agent Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Placement Agent Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Placement Agent Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Placement Agent Warrants, a registration statement registering the issuance of the shares of common stock underlying the Placement Agent Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Placement Agent Warrant.

Transferability

A Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Placement Agent Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Placement Agent Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Placement Agent Warrant holders exercise their Placement Agent Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Placement Agent Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Placement Agent Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Placement Agent Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Placement Agent Warrants may be amended or waived without the written consent of the holders of such Placement Agent Warrants.

Hudson Global Common Stock Purchase Warrants

Hudson GlobalVentures, LLC, a New York limited liability company (the “Investor”) entered into a fee agreement dated as of November 14, 2022.

The Common Stock Purchase Warrants have an exercise price of $5.00 per share. The Common Stock Purchase Warrants are immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance.

20% OID Notes and Warrants

On December 29, 2022, the Company and various purchasers (the “December Investors”) executed a Securities Purchase Agreement (the “December SPA”) whereby the December Investors purchased from the Company 20% OID promissory notes (the “December Notes”) in the aggregate principal amount of $4,000,000 (with an aggregate subscription amount of $3,200,000).

The Notes are due and payable on February 15, 2023 (the “Maturity Date”). The Company will also have the option to prepay the December Notes with no penalties at any time prior to the Maturity Date. If the Company or any subsidiary of the Company completes a debt or equity financing of less than $4,000,000, the Company is required to repay 50% of the remaining balance of the December Notes. Following such 50% repayment, the Company must also use any proceeds from any subsequent debt or equity financing to repay the December Notes. Upon the closing of any debt or equity financing of $4,000,000 or greater, the Company is required to repay 100% of the December Notes with no penalties.

If the December Notes are not repaid in full by the Maturity Date or if any other event of default occurs, (1) the face value of the December Notes will be automatically increased to 120%; (2) the December Notes will begin generating an annual interest rate of 20%, which will be paid in cash monthly until the default is cured; and (3) if such default continues for 14 or more calendar days, at the December Investors’ discretion, the December Notes shall become convertible at the option of the Investors into shares of the Company’s common stock (“Conversion Shares”) at a conversion price (the “Conversion Price”) equal to the Nasdaq closing price of the Company’s common stock on the Nasdaq Capital Market (as reflected on Nasdaq.com) on the date of the note conversion (the “Default Conversion Election”).

If the December Investors elect such Default Conversion Election, (1) the Company shall use commercially reasonable efforts to submit to its stockholders as soon as practicable in order to obtain as soon as practicable stockholder approval for the Company to issue the number of Conversion Shares necessary to complete such conversion (inclusive of the OID) at the Conversion Price in accordance with Nasdaq Rule 5635(a)(1) and/or 5635(d) (as applicable, the “20% Rule”), Delaware corporate law and the Securities Exchange Act of 1934, as amended; (2) if such stockholder approval is obtained, such conversion shall be effected within one business day of such approval at the Conversion Price; (3) to the extent that, prior to obtaining such stockholder approval, the Company may then issue Conversion Shares at the Conversion Price without violating the 20% Rule (the “Maximum Amount”), the Company shall issue to the December Investors the Maximum Amount of Conversion Shares at the Conversion Price; and (4) if such stockholder approval is not obtained within 14 calendar days of the conversion date, then the Company shall cause (i) all members of its management team to pledge their shares of common stock to the December Investors to secure the repayment of amounts due under the December Notes, and (ii) the Chief Executive Officer to personally guarantee the repayment of all amounts due thereunder.

In connection with the December SPA, the Company issued to the December Investors an aggregate of 469,480 five-year warrants exercisable for shares of common stock at an exercise price equal to $4.26, and 60,000 shares of our common stock (the “Incentive Shares”).

In connection with the December SPA, the Company entered into a Registration Rights Agreement with the investors, dated December 29, 2022 (the “December Registration Rights Agreement”). The December Registration Rights Agreement requires the Company to file a registration statement within 30 days of closing to register the Incentive Shares and the shares issuable upon exercise of the Warrants. In addition, the December Registration Rights Agreement provides that if the December Notes are not repaid by the maturity date, the Company must file a registration statement within 45 days thereafter to register the shares of common stock then issuable upon the conversion of the December Notes.

ELOC

On August 27, 2021, the Company entered into what is sometimes termed an equity line of credit arrangement with Oasis Capital. Specifically, the Company entered into an equity purchase agreement (the “EPA”), pursuant to which Oasis Capital is committed to purchase up to $17,500,000 of the Company’s common stock over the 24-month term of the EPA. The Company is not obligated to request any portion of the $17,500,000.

In connection with the execution of the EPA, the Company issued Oasis Capital $350,000 of its shares of common stock, or 126,354 shares (or 1,263 shares after giving effective to the Reverse Stock Split, the “Commitment Shares”) at a per share price which was based on the closing sale price per share on the Nasdaq Capital Market on the trading date prior to issuance (the “Issuance Reference Date”), as adjusted for the reverse stock split. On the earlier of (i) the date that is nine months from the Execution Date, and (ii) the date that the EPA is terminated in accordance with its terms (the “Reference Date”), if the closing sale price per share on the Nasdaq Capital Market on the trading date preceding the Reference Date is higher than the closing sale price on the Issuance Reference Date, then Oasis Capital shall return to the Company a portion of the Commitment Shares equal to the amount of Commitment Shares required to be issued on the Execution Date minus the amount of Commitment Shares that would have been required to have been issued if the closing sale price per share on the Nasdaq Capital Market on the trading date preceding the Reference Date had been used to calculate the amount of Commitment Shares issuable on the Execution Date.

As of the date of this report, the Company has not drawn down any portion of this commitment, leaving the entire $17,500,000 available under the equity line of credit, and for which the Company has agreed, pursuant to a registration rights agreement (the “Oasis Equity RRA”), to register the shares of common stock issuable further to the equity line of credit with the Securities and Exchange Commission (the “SEC”), before any such issuances. The actual number of shares that the Company may issue pursuant to the equity line of credit is not determinable as it is based on the market price of our common stock from time to time and the number of shares we desire to put to Oasis Capital.

During the 24-month term of the investment agreement, the Company may request a drawdown on the equity line of credit by delivering a “put notice” to Oasis Capital stating the dollar amount of shares the Company intends to sell to Oasis Capital. The Company may make either an Option 1 or Option 2 request to Oasis Capital. Under Option 1, the purchase price Oasis Capital is required to pay for the shares is the lesser of (i) the lowest traded price of our Common Stock on the Nasdaq Capital Market on the Clearing Date, which is the date on which Oasis Capital receives the put shares as DWAC shares in its brokerage account, or (ii) the average of the three lowest closing sale prices of our Common Stock on the Nasdaq Capital Market during the period of twelve consecutive trading days immediately preceding the Clearing Date. The maximum amount the Company may request in an Option 1 request is $500,000. Under Option 2, the purchase price Oasis Capital is required to pay for the shares is the lesser of (i) 93% of the one (1) lowest traded price of our common stock on the Nasdaq Capital Market during the period of five (5) consecutive trading days immediately preceding the put date, or (ii) 93% of the VWAP on the Clearing Date, or (iii) 93% of the closing bid price of the Company’s common stock on the Nasdaq Capital Market on the Clearing Date. The maximum amount the Company may request in an Option 2 request is $2,000,000.

Anti-Takeover Provisions and Choice of Forum

Certain provisions of Delaware law and our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make the following more difficult:

●	the acquisition of us by means of a tender offer;
●	acquisition of control of us by means of a proxy contest or otherwise; and
●	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business acquisition “ with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business acquisition “ or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business acquisition “ includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board, the chief executive officer and the president, and stockholders holding an aggregate of 25% of our shares of our common stock may call special meetings of stockholders.

No Cumulative Voting. Our Sixth Amended and Restated Certificate of Incorporation and bylaws do not provide for cumulative voting in the election of directors.

Action by Written Consent of Stockholders Prohibited. Our Sixth Amended and Restated Certificate of Incorporation does not allow stockholders to act by written consent in lieu of a meeting, unless approved in advance by our board of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Amendment of Provisions in the Sixth Amended and Restated Certificate of Incorporation. The Sixth Amended and Restated Certificate of Incorporation will generally require the affirmative vote of the holders of at least 662/3% of the outstanding voting stock in order to amend any provisions of the Sixth Amended and Restated Certificate of Incorporation concerning, among other things:

●	the required vote to amend certain provisions of the Sixth Amended and Restated Certificate of Incorporation;
●	the reservation of the board of director’s right to amend the Amended and Restated Bylaws, with all rights granted to stockholders being subject to this reservation;
●	management of the business by the board of directors;

●	number of directors and structure of the board of directors;
●	removal and appointment of directors;
●	director nominations by stockholders;
●	prohibition of action by written consent of stockholders;
●	personal liability of directors to us and our stockholders; and
●	indemnification of our directors, officers, employees and agents.

Choice of Forum. Our Sixth Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;
●	any action asserting a claim against us or our directors, officers or other employees arising under the Delaware General Corporation Law, our Sixth Amended and Restated Certificate of Incorporation or our bylaws;
●	any action or proceeding to interpret, apply, enforce or determine the validity of our Sixth Amended and Restated Certificate of Incorporation or our bylaws;
●	any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or
●	any action asserting a claim against us or our directors, officers or other employees that is governed by the “internal affairs doctrine” as that term is defined in Section 115 of the Delaware General Corporation Law, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Our Sixth Amended and Restated Certificate of Incorporation further provides that unless the Company consents in writing to the selection of an alternative forum, the U.S. federal district courts have exclusive jurisdiction of the resolution of any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this exclusive forum provision of our Sixth Amended and Restated Certificate of Incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find this choice of forum provision in our Sixth Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. Additional costs associated with resolving an action in other jurisdictions could materially adversely affect our business, financial condition and results of operations.

Limitations on Directors’ Liability and Indemnification

Our Sixth Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or
●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Sixth Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law, and our Amended and Restated Bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Sixth Amended and Restated Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The telephone number of VStock Transfer, LLC is (212) 828-8436.

NasdaqCM Listing

Our common stock and warrants are listed on the NasdaqCM under the symbols “DBGI” and “DBGIW”, respectively.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of January 23, 2023, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

					Number of
					Shares of
					Common Stock
	Number of		Maximum Number		Beneficially
	Shares of		of Shares of		Owned After
	Common Stock		Common Stock		the Maximum
	Beneficially		Beneficially		Offered
	Owned Prior to		Owned to be Sold Pursuant to		Shares are
Name of Selling Stockholder	Offering		this Prospectus		Sold		%
Armistice Capital Master Fund Ltd.(1)	—	(2)	—	(2)	—	(2)	— (2)
Noam Rubinstein(3)	73,127		30,172		42,955		0.738%
Michael Vasinkevich(3)	148,866		61,423		87,443		1.483%
Charles Worthman(3)	2,322		958		1,364		0.02%
Craig Schwabe(3)	7,835		3,233		4,602		0.080%
(1)	The securities reported herein are held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.
(2)	As of the date hereof, the Selling Stockholder holds (i) 475,000 shares of our common stock, (ii) Pre-Funded Warrants to acquire 802,140 shares of our common stock, Common Stock Purchase Warrants to acquire 1,277,140 shares of our common stock and (iii) other warrants to acquire 3,892,590 shares of our common stock (the “Other Warrants”). Under the terms of the Registration

Rights Agreement between the Company and the Selling Stockholder, we are obligated to file this registration statement registering all of the shares of our common stock held by the Selling Stockholder and shares of our common stock underlying the aforementioned Pre-Funded Warrants and Common Stock Purchase Warrants. Under the terms of the Pre-Funded Warrants, we may not effect any exercise of the Pre-Funded Warrants, and the Selling Stockholder shall not have the right to exercise any portion of such Pre-Funded Warrants, to the extent that after giving effect to such issuance the Selling Stockholder would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the Pre-Funded Warrants. Under the terms of the Common Stock Purchase Warrants, the Beneficial Ownership Limitation is 4.99%. Therefore, as of the date hereof, the Selling Stockholder beneficially owns 574,033 shares of our common stock (9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of the Pre-Funded Warrants), but we are registering for resale all 475,000 shares of our common stock held by the Selling Stockholder and 2,079,280 shares of our common stock underlying the Pre-Funded Warrants and the Common Stock Purchase Warrants. The table assumes all such shares are sold by the Selling Stockholder further to this prospectus. Therefore, after this offering, the Selling Stockholder will only hold the Other Warrants. The Other Warrants have a 4.99% Beneficial Ownership Limitation (or, upon election by the Selling Stockholder, 9.99%).
(3)	The Selling Stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, and has a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares being registered hereby for resale consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation in connection with our January 2023 private placement. The Selling Stockholder purchased the placement agent warrants in the ordinary course of business and, at the time of purchase of the securities that are registered for resale, the Selling Stockholders had no agreements or understanding, directly or indirectly, with any person to distribute such securities.

Each time a selling stockholder sells any shares of common stock offered by this prospectus, it is required to provide you with this prospectus and the related prospectus supplement, if any, containing specific information about the selling stockholder and the terms of the shares of common stock being offered in the manner required by the Securities Act.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time the selling stockholder offers or sells shares of common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus or a prospectus supplement.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Manatt, Phelps & Phillips, LLP, Costa Mesa, California, will pass upon the validity of the shares of our common stock offered hereby.

EXPERTS

The financial statements as of and for the years ended December 31, 2021 and 2020 of Digital Brands Group, Inc. (formerly Denim.LA, Inc.) and the financial statements as of and for the year ended December 31, 2020 of Harper & Jones, LLC, and the financial statements of Sunnyside LLC, dba Sundry as of December 31, 2021 and for the year then ended, have been incorporated by reference and elsewhere in the registration statement in reliance on the report of dbbmckennon, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Mosbest, LLC, dba Stateside as of December 31, 2020, and for the year then ended, have been included herein and elsewhere in the registration statement in reliance on the report of Armanino LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Sunnyside, LLC, dba Sundry as of December 31, 2020, and for the year then ended, have been included herein and elsewhere in the registration statement in reliance on the report of Armanino LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

For further information with respect to our company and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

We are subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K. These filings will be a matter of public record and any person may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Further, the SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.

DIGITAL BRANDS GROUP, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

FINANCIAL STATEMENTS

SEPTEMBER 30, 2022 AND DECEMBER 31, 2021

SUNNYSIDE, LLC, DBA SUNDRY

UNAUDITED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2022 AND 2021

HARPER & JONES, LLC

INDEX TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

SUNNYSIDE, LLC, dba Sundry

Index to the Financial Statements

As of December 31, 2021 and 2020

MOSBEST, LLC, dba Stateside

Index to the Financial Statements

As of December 31, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Digital Brands Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Digital Brands Group, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s net losses from inception, negative cash flow from operations, and lack of liquidity raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon (Firm No. 3501)
Newport Beach, California
March 31, 2022, except for the last paragraph in Note 14 - Subsequent Events, for which the date is January 30, 2023

We have served as the Company’s auditor since 2018

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$528,394	$575,986
Accounts receivable, net	89,394	35,532
Due from factor, net	985,288	210,033
Inventory, net	2,755,358	1,163,279
Prepaid expenses and other current assets	417,900	23,826
Total current assets	4,776,334	2,008,656
Deferred offering costs	367,696	214,647
Property, equipment and software, net	97,265	62,313
Goodwill	18,264,822	6,479,218
Intangible assets, net	12,841,313	7,494,667
Deposits	137,794	92,668
Total assets	$36,485,224	$16,352,169

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,562,690	$5,668,703
Accrued expenses and other liabilities	2,237,145	1,245,646
Deferred revenue	276,397	1,667
Due to related parties	277,635	441,453
Contingent consideration liability	12,179,476	—
Convertible notes, current	100,000	700,000
Accrued interest payable	1,110,679	737,039
Note payable – related party	299,489	137,856
Venture debt, net of discount	6,001,755	5,854,326
Loan payable, current	2,502,000	992,000
Promissory note payable	3,500,000	4,500,000
Total current liabilities	35,047,266	20,278,690
Convertible note payable, net	5,501,614	1,215,815
Loan payable	713,182	709,044
Derivative liability	2,294,720	—
Warrant liability	18,223	6,265
Total liabilities	43,575,005	22,209,814

Commitments and contingencies (Note 12)

Stockholders’ deficit:
Series Seed convertible preferred stock, $0.0001 par, no shares and 20,714,518 shares, authorized, issued and outstanding at December 31, 2021 and 2020, respectively	—	2,071
Series A convertible preferred stock, $0.0001 par, no shares and 14,481,413 shares authorized, no shares and 5,654,072 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	565
Series A-2 convertible preferred stock, $0.0001 par, no shares and 20,000,000 shares authorized, no shares and 5,932,742 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	593
Series A-3 convertible preferred stock, $0.0001 par, no shares and 18,867,925 shares authorized, no shares and 9,032,330 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	904
Series CF convertible preferred stock, $0.0001 par, no shares and 2,000,000 shares authorized, no shares and 836,331 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	83
Series B convertible preferred stock, $0.0001 par, no shares and 20,714,517 shares authorized, no shares and 20,714,517 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	2,075
Undesignated preferred stock, $0.0001 par, 10,000,000 shares and 936,144 shares authorized, 0 shares issued and outstanding as of both December 31, 2021 and 2020	—	—
Common stock, $0.0001 par, 200,000,000 and 110,000,000 shares authorized, 130,017 and 6,642 shares issued and outstanding as of both December 31, 2021 and 2020, respectively	13	1
Additional paid-in capital	58,614,160	27,482,060
Accumulated deficit	(65,703,954)	(33,345,997)
Total stockholders’ deficit	(7,089,781)	(5,857,645)
Total liabilities and stockholders’ deficit	$36,485,224	$16,352,169

See the accompanying notes to the consolidated financial statements

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2021	2020
Net revenues	$7,584,859	$5,239,437
Cost of net revenues	4,689,200	4,685,755
Gross profit	2,895,659	553,682
Operating expenses:
General and administrative	17,779,903	7,149,210
Sales and marketing	3,810,583	576,469
Distribution	489,371	342,466
Loss on disposal of property and equipment	—	848,927
Impairment of intangible assets	3,400,000	784,500
Change in fair value of contingent consideration	8,764,460	—
Total operating expenses	34,244,317	9,701,572
Loss from operations	(31,348,658)	(9,147,890)
Other income (expense):
Interest expense	(3,663,921)	(1,599,518)
Other non-operating income (expenses)	1,554,502	32,754
Total other income (expense), net	(2,109,419)	(1,566,764)
Income tax benefit (provision)	1,100,120	(13,641)
Net loss	$(32,357,957)	$(10,728,295)
Weighted average common shares outstanding – basic and diluted	76,289	6,642
Net loss per common share – basic and diluted	$(420.82)	$(1,615.30)

See the accompanying notes to the consolidated financial statements

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series Seed		Series A		Series A-2		Series A-3		Series CF		Series B				Additional			Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Deficit

Balances at December 31, 2019	20,714,518	$2,071	5,654,072	$565	5,932,742	$593	8,223,036	$823	126,641	$12	—	$—	6,642	$1	$15,486,115	$(22,677)	$(22,617,702)	$(7,150,199)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	144,775	—	—	144,775
Issuance of Series CF preferred stock	—	—	—	—	—	—	—	—	709,690	71	—	—	—	—	309,679	—	—	309,750
Issuance of Series A-3 preferred stock	—	—	—	—	—	—	809,294	81	—	—	—	—	—	—	428,845	22,677	—	451,603
Issuance of Series B preferred stock	—	—	—	—	—	—	—	—	—	—	20,754,717	2,075	—	—	10,997,925	—	—	11,000,000
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(69,470)	—	—	(69,470)
Fair value of warrant issuances - venture debt	—	—	—	—	—	—	—	—	—	—	—	—	—	—	184,191	—	—	184,191
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,728,295)	(10,728,295)
Balances at December 31, 2020	20,714,518	2,071	5,654,072	565	5,932,742	593	9,032,330	904	836,331	83	20,754,717	2,075	6,642	1	27,482,060	—	(33,345,997)	(5,857,645)
Conversion of preferred stock into common stock	(20,714,518)	(2,071)	(5,654,072)	(565)	(5,932,742)	(593)	(9,032,330)	(904)	(836,331)	(83)	(20,754,717)	(2,075)	40,272	4	6,287	—	—	—
Issuance of common stock in public offering	—	—	—	—	—	—	—	—	—	—	—	—	24,096	2	10,000,000	—	—	10,000,002
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,116,957)	—	—	(2,116,957)
Exercise of over-allotment option, net of offering costs	—	—	—	—	—	—	—	—	—	—	—	—	3,614	—	1,364,997	—	—	1,364,997
Conversion of debt into common stock	—	—	—	—	—	—	—	—	—	—	—	—	11,352	1	2,680,288	—	—	2,680,289
Conversion of related party notes and payables into common stock	—	—	—	—	—	—	—	—	—	—	—	—	1,524	—	257,515	—	—	257,515
Common stock issued in connection with business combination	—	—	—	—	—	—	—	—	—	—	—	—	32,943	3	11,428,735	—	—	11,428,738
Exercise of warrants	—	—	—	—	—	—	—	—	—	—	—	—	3,869	—	1,768,046	—	—	1,768,046
Common stock issued pursuant to consulting agreements	—	—	—	—	—	—	—	—	—	—	—	—	2,415	—	595,500	—	—	595,500
Issuance of common stock pursuant to equity line of credit	—	—	—	—	—	—	—	—	—	—	—	—	1,264	—	367,696	—	—	367,696
Common stock and warrants issued in connection with notes	—	—	—	—	—	—	—	—	—	—	—	—	1,300	—	501,658	—	—	501,658
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	727	—	4,278,337	—	—	4,278,337
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(32,357,957)	(32,357,957)
Balances at December 31, 2021	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	130,018	$13	$58,614,160	$—	$(65,703,954)	$(7,089,781)

See the accompanying notes to the consolidated financial statements

DIGITAL BRANDS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(32,357,957)	$(10,728,295)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,220,736	603,857
Amortization of loan discount and fees	1,382,222	241,878
Stock-based compensation	4,800,337	144,775
Fees incurred in connection with debt financings	560,309	—
Change in fair value of warrant liability	11,958	(2,353)
Change in fair value of derivative liability	(910,204)	—
Change in fair value of contingent consideration	8,764,460	—
Deferred income tax benefit	(1,100,120)	—
Impairment of intangible assets	3,400,000	784,500
Gain on forgiveness of PPP loans	(407,994)	—
Loss on disposal of property and equipment	—	848,927
Change in credit reserve	36,893	(207,666)
Changes in operating assets and liabilities:
Accounts receivable, net	150,288	1,947
Due from factor, net	(399,701)	1,616,939
Inventory	(911,293)	3,202,350
Prepaid expenses and other current assets	(151,917)	168,589
Accounts payable	456,690	673,263
Accrued expenses and other liabilities	834,489	(591,028)
Deferred revenue	4,882	(13,564)
Due to related parties	(63,550)	178,026
Accrued interest	461,113	1,016,268
Net cash used in operating activities	(14,218,359)	(2,061,587)
Cash flows from investing activities:
Cash acquired (consideration) pursuant to business combination	(5,936,757)	106,913
Purchase of property, equipment and software	(43,179)	(864)
Deposits	(31,117)	98,835
Net cash provided by (used in) investing activities	(6,011,053)	204,884
Cash flows from financing activities:
Proceeds from related party advances	—	22,856
Repayments to factor	(41,200)	(1,931,369)
Proceeds from venture debt	—	1,050,000
Issuance of loans payable	2,779,910	1,701,044
Repayments of promissory notes and loans payable	(2,006,628)	—
Issuance of convertible notes payable	8,433,650	1,250,308
Proceeds from initial public offering	10,000,002	—
Exercise of over-allotment option with public offering, net	1,364,997	—
Exercise of warrants	1,768,046	—
Proceeds from sale of Series A-3 preferred stock	—	428,926
Subscription receivable from Series A-3 preferred stock	—	22,677
Proceeds from sale of Series CF preferred stock	—	309,750
Offering costs	(2,116,957)	(461,972)
Net cash provided by financing activities	20,181,820	2,392,220
Net increase in cash and cash equivalents	(47,592)	535,517
Cash and cash equivalents at beginning of year	575,986	40,469
Cash and cash equivalents at end of year	$528,394	$575,986

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$902,089	$—

Supplemental disclosure of non-cash investing and financing activities:
Conversion of preferred stock into common stock	$6,291	$—
Conversion of related party notes and payables into common stock	$257,515	$—
Conversion of debt into common stock	$2,680,289	$—
Derivative liability in connection with convertible note	$3,204,924	$—
Common shares issued pursuant to equity line of credit	$367,696	$—
Conversion of contingent consideration into common stock	$73,500	$—
Venture debt issued in exchange of forgiveness of accrued interest	$—	$209,211
Warrants issued for offering costs	$—	$918
Warrants issued with venture debt	$—	$184,191
Issuance of promissory note payable in acquisition	$—	$4,500,000
Issuance of Series B preferred stock in acquisition	$—	$11,000,000

See the accompanying notes to the consolidated financial statements

DIGITAL BRANDS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Digital Brands Group, Inc. (the “Company” or “DBG”), was organized on September 17, 2012 under the laws of Delaware as a limited liability company under the name Denim.LA LLC. The Company converted to a Delaware corporation on January 30, 2013 and changed its name to Denim.LA, Inc. Effective December 31, 2020, the Company changed its name to Digital Brands Group, Inc. (DBG).

On February 12, 2020, Denim.LA, Inc. entered into an Agreement and Plan of Merger with Bailey 44, LLC (“Bailey”), a Delaware limited liability company. On the acquisition date, Bailey 44, LLC became a wholly owned subsidiary of the Company. See Note 4.

On May 18, 2021, the Company closed its acquisition of Harper & Jones, LLC (“H&J”) pursuant to its Membership Interest Stock Purchase Agreement with D. Jones Tailored Collection, Ltd. to purchase 100% of the issued and outstanding equity of Harper & Jones, LLC. On the acquisition date, H&J became a wholly owned subsidiary of the Company. See Note 4.

On August 30, 2021, the Company closed its acquisition of Mosbest, LLC dba Stateside (“Stateside”) pursuant to its Membership Interest Purchase Agreement with Moise Emquies to purchase 100% of the issued and outstanding equity of Stateside. On the acquisition date, Stateside became a wholly owned subsidiary of the Company. See Note 4.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a pandemic. As the global spread of COVID-19 continues, DBG remains first and foremost focused on a people-first approach that prioritizes the health and well-being of its employees, customers, trade partners and consumers. To help mitigate the spread of COVID-19, DBG has modified its business practices in accordance with legislation, executive orders and guidance from government entities and healthcare authorities (collectively, “COVID-19 Directives”). These directives include the temporary closing of offices and retail stores, instituting travel bans and restrictions and implementing health and safety measures including social distancing and quarantines.

The full extent of the future impact of the COVID-19 pandemic on the Company’s operational and financial performance is currently uncertain and will depend on many factors outside the Company’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the development and availability of effective treatments and vaccines, and the imposition of protective public safety measures.

Reverse Stock Split

On May 12, 2021, the Board of Directors approved a one-for-15.625 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock (see Note 8). Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock. The reverse stock split became effective as of November 3, 2022. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

Initial Public Offering

On May 13, 2021, the Company’s registration statement on Form S-1 relating to its initial public offering of its common stock (the “IPO”) was declared effective by the Securities and Exchange Commission (“SEC”). Further to the IPO, which closed on May 18, 2021, the Company issued and sold 24,096 shares of common stock at a public offering price of $4.15 per share. Additionally, the Company issued warrants to purchase 27,711 shares, which includes 3,614 warrants sold upon the partial exercise of the over-allotment option. The aggregate net proceeds to the Company from the IPO, were $8.6 million after deducting underwriting discounts and commissions of $0.8 million and direct offering expenses of $0.6 million. Concurrent with this offering, the Company acquired H&J (see Note 4). The Company incurred an additional $0.6 million in offering costs related to the IPO that were not paid directly out of the proceeds from the offering.

NOTE 2: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $32,357,957 and $10,728,295 for the years ended December 31, 2021 and 2020, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2021 and 2020. The Company has historically lacked liquidity to satisfy obligations as they come due and as of December 31, 2021, and the Company had a working capital deficit of $30,270,932. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company expects to continue to generate operating losses for the foreseeable future. The accompanying consolidated financial statements do not include any adjustments as a result of this uncertainty.

Management Plans

In August 2021, the Company entered into an equity line of credit agreement which the investor is committed to purchase up to $17,500,000 of the Company’s common stock (see Note 8). The Company plans to utilize multiple drawdowns on this agreement, subject to satisfying a registration rights agreement and other restrictions, some of which is out of the Company’s control.

Throughout the next twelve months, the Company intends to fund its operations primarily from the funds raised through the equity line of credit agreement, if available. Through the issuance date of these consolidated financial statements, the Company has not been able to drawdown on the agreement and has received no financings from the agreement. The Company may pursue secondary offerings or debt financings to provide working capital and satisfy debt obligations.

There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future. If the Company is unable to secure additional funding, it may be forced to curtail or suspend its business plans.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Bailey, H&J and Stateside from the dates of acquisition. All inter-company transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents and Concentration of Credit Risk

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. As of December 31, 2021 and 2020, the Company did not hold any cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits of $250,000.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, due to related parties, related party note payable, and convertible debt. The carrying value of these assets and liabilities is representative of their fair market value, due to the short maturity of these instruments.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements as of
	December 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$18,223	$—	$18,223
Contingent consideration	—	—	12,179,476	12,179,476
Derivative liability	—	—	2,294,720	2,294,720
	$—	$18,223	$14,474,196	$14,492,419

	Fair Value Measurements as of
	December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$6,265	$6,265
	$—	$—	$6,265	$6,265

Warrant Liability

Certain of the Company’s common stock warrants are carried at fair value. As of December 31, 2020, the fair value of the Company’s common stock warrant liabilities was measured under the Level 3 hierarchy using the Black-Scholes pricing model as the Company’s underlying common stock had no observable market price (see Note 10). The warrant liability was valued using a market approach. Upon the IPO, the warrant liabilities were valued using quoted prices of identical assets in active markets, and was reclassified under the Level 2 hierarchy. Changes in common stock warrant liability during the year ended December 31, 2021 are as follows:

Warrant
Liability
Outstanding as of December 31, 2020	$6,265
Change in fair value	11,958
Outstanding as of December 31, 2021	$18,223

Contingent Consideration

The Company records a contingent consideration liability relating to stock price guarantees included in its acquisition and consulting agreements. The estimated fair value of the contingent consideration is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The fair value of the contingent consideration liability related to the Company’s business combinations is valued using the Monte Carlo simulation model. The Monte Carlo simulation inputs include the stock price, volatility of common stock, timing of settlement and resale restrictions and limits. The fair value of the contingent consideration is then calculated based on guaranteed equity values at settlement as defined in the acquisition agreements. Changes in contingent consideration liability during the year ended December 31, 2021 are as follows:

Contingent
Consideration
Liability
Balance as of December 31, 2020	$—
Initial recognition in connection with acquisition of Harper & Jones	3,421,516
Stock price guarantee per consulting agreement	67,000
Conversion into shares	(73,500)
Change in fair value	8,764,460
Outstanding as of December 31, 2021	$12,179,476

Derivative Liability

In connection with the Company’s convertible notes with Oasis Capital, LLC (“Oasis”) and FirstFire Global Opportunities Fund, LLC (“FirstFire”), the Company recorded a derivative liability (see Note 7). The estimated fair value of the derivative liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The fair value of the derivative liability is valued using a multinomial lattice model. The multinomial lattice inputs include the underlying stock price, volatility of common stock and remaining term of the convertible note. Changes in derivative liability during the year ended December 31, 2021 are as follows:

Derivative
Liability
Outstanding as of December 31, 2020	$—
Initial fair value on issuance of convertible note	3,204,924
Change in fair value	(910,204)
Outstanding as of December 31, 2021	$2,294,720

Change in fair value of the derivative liability is included in other non-operating income (expense), net in the consolidated statements of operations.

Inventory

Inventory is stated at the lower of cost or net realizable value and accounted for using the weighted average cost method for DSTLD and first-in, first-out method for Bailey and Stateside. The inventory balances as of December 31, 2021 and 2020 consist substantially of finished good products purchased or produced for resale, as well as any raw materials the Company purchased to modify the products and work in progress.

Property, Equipment, and Software

Property, equipment, and software are recorded at cost. Depreciation/amortization is recorded for property, equipment, and software using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2021 and 2020 consist of software with three (3) year lives, property and equipment with three (3) to ten (10) year lives, and leasehold improvements which are depreciated over the shorter of the lease life or expected life.

Depreciation and amortization charges on property, equipment, and software are included in general and administrative expenses and amounted to $92,213 and $283,024 for the years ended December 31, 2021 and 2020, respectively.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase.

Goodwill represents the excess of the purchase price of an acquired entity over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

Intangible assets are established with business combinations and consist of brand names and customer relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of amortizable intangible assets are as follows:

Customer relationships	3 years

Contingent Consideration

The Company estimates and records the acquisition date fair value of contingent consideration as part of purchase price consideration for acquisitions. Additionally, each reporting period, the Company estimates changes in the fair value of contingent consideration and recognizes any change in fair in the consolidated statement of operations. The estimate of the fair value of contingent consideration requires very subjective assumptions to be made of future operating results, discount rates and probabilities assigned to various potential operating result scenarios. Future revisions to these assumptions could materially change the estimate of the fair value of contingent consideration and, therefore, materially affect the Company’s future financial results. The contingent consideration liability is to be settled with the issuance of shares of common stock once contingent provisions set forth in respective acquisition agreements have been achieved. Upon achievement of contingent provisions, respective liabilities are relieved and offset by increases to common stock and additional paid in capital in the stockholders’ equity section of the Company’s consolidated balance sheets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets (property and equipment and amortizable intangible assets) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill

Goodwill and identifiable intangible assets that have indefinite useful lives are not amortized, but instead are tested annually for impairment and upon the occurrence of certain events or substantive changes in circumstances. The annual goodwill impairment test allows for the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An entity may choose to perform the qualitative assessment on none, some or all of its reporting units or an entity may bypass the qualitative assessment for any reporting unit and proceed directly to step one of the quantitative impairment test. If it is determined, on the basis of qualitative factors, that the fair value of a reporting unit is, more likely than not, less than its carrying value, the quantitative impairment test is required.

The quantitative impairment test calculates any goodwill impairment as the difference between the carrying amount of a reporting unit and its fair value, but not to exceed the carrying amount of goodwill. It is our practice, at a minimum, to perform a qualitative or quantitative goodwill impairment test in the first quarter every year.

In the first quarter of 2021, management performed its annual qualitative impairment test. The Company determined no factors existed to conclude that it is more likely than not that the fair value of the reporting unit was less than its carrying amount. As such, no goodwill impairment was recognized as of December 31, 2021.

Indefinite-Lived Intangible Assets

Indefinite-lived intangible assets established in connection with business combinations consist of the brand name. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

At September 30, 2020, management determined that certain events and circumstances occurred, primarily the reduction in revenues due to COVID-19, that indicated that the carrying value of the Company’s brand name asset may, pertaining to Bailey44, not be recoverable. As such, the Company compared the estimated fair value of the brand name with its carrying value and recorded an impairment loss of $784,500 in the consolidated statements of operations.

At December 31, 2021, management determined that certain events and circumstances occurred, primarily the continued reduction in revenues partially as a result of COVID-19, that indicated that the carrying value of the Company’s brand name asset may pertaining to Bailey44 not be recoverable. As such, the Company compared the estimated fair value of the brand name with its carrying value and recorded an impairment loss of $3,400,000 in the consolidated statements of operations.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

Accounting for Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument.

If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, liability accounting is not required by the Company. The Company has presented preferred stock within stockholders’ equity.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount is not amortized.

Revenue Recognition

Revenues are recognized when performance obligations are satisfied through the transfer of promised goods to the Company’s customers. Control transfers upon shipment of product and when the title has been passed to the customers. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance. The Company provides the customer the right of return on the product and revenue is adjusted based on an estimate of the expected returns based on historical rates. The Company considers the sale of products as a single performance obligation. Sales tax collected from customers and remitted to taxing authorities is excluded from revenue and is included in accrued expenses. Revenue is deferred for orders received for which associated shipments have not occurred.

The reserve for returns totaled $33,933 and $5,229 as of December 31, 2021 and 2020, respectively, and is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Cost of Revenues

Cost of revenues consists primarily of inventory sold and related freight-in.

Shipping and Handling

The Company recognizes shipping and handling billed to customers as a component of net revenues, and the cost of shipping and handling as distribution costs. Total shipping and handling billed to customers as a component of net revenues was approximately $23,000 and $3,900 for the years ended December 31, 2021 and 2020, respectively. Total shipping and handling costs included in distribution costs were approximately $423,000 and $246,000, respectively.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense for the years ended December 31, 2021 and 2020 amounted to approximately $240,000 and $146,000, respectively. The amounts are included in sales and marketing expense.

Common Stock Purchase Warrants and Other Derivative Financial Instruments

The Company accounts for derivative instruments in accordance with ASC 815, which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value, regardless of hedging relationship designation. Accounting for changes in fair value of the derivative instruments depends on whether the derivatives qualify as hedging relationships and the types of relationships designated are based on the exposures hedged. At December 31, 2021 and 2020, the Company did not have any derivative instruments that were designated as hedges.

Stock Option and Warrant Valuation

Stock option and warrant valuation models require the input of highly subjective assumptions. The fair value of stock-based payment awards was estimated using the Black-Scholes option model. For warrants and stock options issued to non- employees, the Company accounts for the expected life based on the contractual life of the warrants and stock options. For employees, the Company accounts for the expected life of options in accordance with the “simplified” method, which is used for “plain-vanilla” options, as defined in the accounting standards codification. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate was determined from the implied yields of U.S. Treasury zero-coupon bonds with a remaining life consistent with the expected term of the options. The number of stock award forfeitures are recognized as incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Deferred Offering Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2020, the Company had capitalized $214,647 in deferred offering costs. Upon completion of the IPO in May 2021, all capitalized deferred offering costs were charged to additional paid-in capital. As of December 31, 2021, the Company capitalized $367,696 in deferred offering costs pertaining to its equity line of credit agreement with Oasis (Note 8).

Segment Information

In accordance with ASC 280, Segment Reporting (“ASC 280”), we identify our operating segments according to how our business activities are managed and evaluated. As of September 30, 2021 our operating segments included: DSTLD, Bailey, H&J and Stateside. Each operating segment currently reports to the Chief Executive Officer. Each of our brands serve or are expected to serve customers through our wholesale, in store and online channels, allowing us to execute on our omni-channel strategy. We have determined that each of our operating segments share similar economic and other qualitative characteristics, and therefore the results of our operating segments are aggregated into one reportable segment. All of the operating segments have met the aggregation criteria and have been aggregated and are presented as one reportable segment, as permitted by ASC 280. We continually monitor and review our segment reporting structure in accordance with authoritative guidance to determine whether any changes have occurred that would impact our reportable segments.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021 and 2020, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of December 31, 2021 and 2020 are as follows:

	December 31,
	2021	2020
Convertible notes	497,912	—
Series Seed Preferred Stock (convertible to common stock)	—	20,714,518
Series A Preferred Stock (convertible to common stock)	—	5,654,072
Series A-2 Preferred Stock (convertible to common stock)	—	5,932,742
Series CF Preferred Stock (convertible to common stock)	—	836,331
Series A-3 Preferred Stock (convertible to common stock)	—	9,032,330
Series B Preferred Stock (convertible to common stock)	—	20,754,717
Common stock warrants	35,801	9,145
Preferred stock warrants	—	806,903
Stock options	38,951	11,631
Total potentially dilutive shares	122,664	63,752,389

The potentially dilutive shares pertaining to the Company’s outstanding convertible notes was calculated based on the assumed conversion abilities as of December 31, 2021. The ultimate number of shares for which the notes can convert into is indeterminable.

All shares of preferred stock were convertible into shares of common stock at a ratio of 1,563:1 per share. Upon the closing of the IPO, all 62,924,710 shares of preferred stock converted into an aggregate of 40,272 shares of common stock according to their respective terms. Additionally, all preferred stock warrants converted into 516 common stock warrants at the same ratio as the underlying preferred stock conversion.

Concentrations

The Company utilized two vendors that made up 40% of all inventory purchases during the year ended December 31, 2021 and three vendors that made up 100% of all inventory purchases during the year ended December 31, 2020. The loss of one of these vendors, may have a negative short-term impact on the Company’s operations; however, we believe there are acceptable substitute vendors that can be utilized longer-term.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for convertible debt with a cash conversion feature and convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. ASU 2020-06 is applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company has elected to early adopt this ASU and the adoption of this ASU did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842). The new guidance generally requires an entity to recognize on its balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2018 and early adoption is permitted. The new standard requires a modified retrospective transition for existing leases to each prior reporting period presented. The Company has elected to utilize the extended adoption period available to the Company as an emerging growth company and has not currently adopted this standard. This standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its financial position, results of operations and cash flows once adopted.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4: BUSINESS COMBINATIONS

Bailey 44

On February 12, 2020, the Company acquired 100% of the membership interests of Bailey. The purchase price consideration included (i) an aggregate of 20,754,717 shares of Series B Preferred Stock of the Company (the “Parent Stock”) and (ii) a promissory note in the principal amount of $4,500,000.

Of the shares of Parent Stock issued in connection with the Merger, 16,603,773 shares were delivered on the effective date of the Merger (the “Initial Shares”) and 4,150,944 shares were held back solely, and only to the extent necessary, to satisfy any indemnification obligations of Bailey or the Holders pursuant to the terms of the Merger Agreement (the “Holdback Shares”).

DBG agreed that if at that date which is one year from the closing date of the IPO, the product of the number of shares of Parent Stock issued under the Merger multiplied by the sum of the closing price per share of the common stock of the Company on such date, plus Sold Parent Stock Gross Proceeds (as that term is defined in the Merger Agreement), does not exceed the sum of $11,000,000 less the value of any Holdback Shares cancelled further to the indemnification provisions of the Merger Agreement, then the Company shall issue to the Holders pro rata an additional aggregate number of shares of common stock of the Company equal to the valuation shortfall at a per share price equal to the then closing price per share of the common stock of the Company.

Series B preferred stock	$11,000,000
Promissory note payable	4,500,000
Purchase price consideration	$15,500,000

Purchase Price
Allocation
Cash and cash equivalents	$106,913
Accounts receivable, net	37,479
Due (to) from factor, net	(312,063)
Inventory	3,303,660
Prepaid expenses	165,856
Deposits	187,493
Property, equipment and software, net	1,215,748
Goodwill	6,479,218
Intangible assets	8,600,000
Accounts payable	(3,397,547)
Accrued expenses and other liabilities	(886,757)
Purchase price consideration	$15,500,000

As of December 31, 2021, the Company has a contingent consideration liability of $7,935,016 based on the valuation shortfall as noted above. See Note 3.

Harper & Jones

On May 18, 2021, the Company closed its acquisition of H&J pursuant to its previously disclosed Membership Interest Stock Purchase Agreement (as amended, the “Purchase Agreement”) with D. Jones Tailored Collection, Ltd. (the “Seller”), to purchase 100% of the issued and outstanding equity of Harper & Jones LLC. The purchase price consideration included (i) an aggregate of 21,928 shares of the Company’s common stock and (ii) $500,000 financed from the proceeds of the IPO.

Pursuant to the H&J Purchase Agreement, the Seller, as the holder of all of the outstanding membership interests of H&J, exchanged all of such membership interests for a number of common stock of the Company equal to the lesser of (i) $9.1 million at a per share price equal to the initial public offering price of the Company’s shares offered pursuant to its initial public offering or (ii) the number of Subject Acquisition Shares; “Subject Acquisition Shares” means the percentage of the aggregate number of shares of the Company’s common stock issued pursuant to the Agreement, which is the percentage that Subject Seller Dollar Value is in relation to Total Dollar Value. “Subject Seller Dollar Value” means $9.1 million. If, at the one year anniversary of the closing date of the Company’s IPO, the product of the number of shares of the Company’s common stock issued at the closing of the acquisition multiplied by the average closing price per share of the shares of the Company’s common stock as quoted on the NasdaqCM for the thirty (30) day trading period immediately preceding such date does not exceed the sum of $9.1 million less the value of any shares of the Company’s common stock cancelled further to any indemnification claims made against the Seller then the Company shall issue to Seller an additional aggregate number of shares of the Company’s common stock equal to the valuation shortfall at a per share price equal to the then closing price per share of the Company’s common stock as quoted on the NasdaqCM.

The Company evaluated the acquisition of H&J pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition.

Total fair value of the purchase price consideration was determined as follows:

Cash	$500,000
Common stock	8,025,542
Contingent consideration	3,421,516
Purchase price consideration	$11,947,058

The Company has made an allocation of the purchase price in regard to the acquisition related to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocation:

Purchase Price
Allocation
Cash and cash equivalents	$24,335
Accounts receivable, net	49,472
Inventory	77,159
Prepaid expenses	69,715
Deposits	4,416
Property, equipment and software, net	83,986
Goodwill	9,681,548
Intangible assets	3,936,030
Accounts payable	(51,927)
Accrued expenses and other liabilities	(107,957)
Deferred revenue	(269,848)
Due to related parties	(1,361)
Loan payable	(148,900)
Note payable - related party	(299,489)
Deferred tax liability	(1,100,120)
Purchase price consideration	$11,947,058

The customer relationships and will be amortized on a straight-line basis over their estimated useful lives of three years. The brand name is indefinite-lived. The Company used the relief of royalty approach to estimate the fair value of intangible assets acquired.

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes.

The Company recorded an initial contingent consideration liability at a fair value of $3,421,516 based on the valuation shortfall noted above. As of December 31, 2021, the H&J contingent consideration was valued at $4,244,460. See Note 3.

The results of H&J have been included in the consolidated financial statements since the date of acquisition. H&J’s net revenue and net loss included in the consolidated financial statements since the acquisition date were approximately $1,860,000 and $390,000, respectively.

Stateside

On August 30, 2021, the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with Moise Emquies pursuant to which the Company acquired all of the issued and outstanding membership interests of MOSBEST, LLC, a California limited liability company (“Stateside” and such transaction, the “Stateside Acquisition”). Pursuant to the MIPA, Moise Emquies, as the holder of all of the outstanding membership interests of Stateside, exchanged all of such membership interests for $5.0 million in cash and 11,015 shares of the Company’s common stock (the “Shares”), which number of Shares was calculated in accordance with the terms of the MIPA. Of such amount, $375,000 in cash and a number of Shares equal to $375,000, or 826 shares (calculated in accordance with the terms of the MIPA), is held in escrow to secure any working capital adjustments and indemnification claims. The MIPA contains customary representations, warranties and covenants by Moise Emquies.

The Company evaluated the acquisition of Stateside pursuant to ASC 805 and ASU 2017-01, Topic 805, Business Combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their estimated respective fair values as of the closing date of the acquisition. Goodwill recognized in connection with this transaction represents primarily the potential economic benefits that the Company believes may arise from the acquisition.

Total fair value of the purchase price consideration was determined as follows:

Cash	$5,000,000
Common stock	3,403,196
Purchase price consideration	$8,403,196

The Company has made an allocation of the purchase price in regard to the acquisition related to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocation:

Purchase Price
Allocation
Cash and cash equivalents	$32,700
Accounts receivable, net	154,678
Due from factor, net	371,247
Inventory	603,625
Prepaid expenses	7,970
Deposits	9,595
Goodwill	2,104,056
Intangible assets	5,939,140
Accounts payable	(374,443)
Accrued expenses and other liabilities	(445,372)
Purchase price consideration	$8,403,196

The customer relationships and will be amortized on a straight-line basis over their estimated useful lives of three years. The brand name is indefinite-lived. The Company used the relief of royalty and income approach to estimate the fair value of intangible assets acquired.

Goodwill is primarily attributable to the go-to-market synergies that are expected to arise as a result of the acquisition and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes.

Per the terms of the MIPA, a working capital adjustment of $493,791 was recorded during the fourth quarter. Net amounts due to the seller are $396,320 at December 31, 2021 (Note 7).

The results of Stateside have been included in the consolidated financial statements since the date of acquisition. Stateside’s net revenue and net loss included in the consolidated financial statements since the acquisition date were approximately $1,695,000 and $285,000, respectively.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the Company’s financial results as if the Bailey, H&J and Stateside acquisitions had occurred as of January 1, 2020. The unaudited pro forma financial information is not necessarily indicative of what the financial results actually would have been had the acquisitions been completed on this date. In addition, the unaudited pro forma financial information is not indicative of, nor does it purport to project, the Company’s future financial results. The following unaudited pro forma financial information includes incremental property and equipment depreciation and intangible asset amortization as a result of the acquisitions. The pro forma information does not give effect to any estimated and potential cost savings or other operating efficiencies that could result from the acquisition:

	Year Ended
	December 31,
	2021	2020
Net revenues	$11,834,601	$12,989,493
Net loss	$(33,259,224)	$(12,761,206)
Net loss per common share	$(433.00)	$(1,921.00)

NOTE 5: DUE FROM FACTOR

The Company, via its subsidiaries, Bailey and Stateside, assigns a portion of its trade accounts receivable to third- party factoring companies, who assumes the credit risk with respect to the collection of non-recourse accounts receivable. The Company may request advances on the net sales factored at any time before their maturity date, and up to 50% of eligible finished goods inventories based on the terms of one of our agreements that terminated in 2021. The factor charges a commission on the net sales factored for credit and collection services. For one factoring company, interest on advances is charged as of the last day of each month at a rate equal to the LIBOR rate plus 2.5% for Bailey. For Stateside, should total commission and fees payable be less than $30,000 in a single year, then the factor shall charge the difference between the actual fees in said year and $30,000 to the Company. Interest on advances is charged as of the last day of each month at a rate equal to the greater of either, (a) the Chase Prime Rate + (2.0)% or (b) (4.0)% per annum. For another factoring company, interest is charged at one-thirty-third (1/33) of one percent per day, such rate to increase or decrease in accordance with changes in the “Prime Rate”, which such prime rate to be deemed to be 4.25% on the date of the agreement.

Advances are collateralized by a security interest in substantially all of the companies’ assets.

Due to/from factor consist of the following:

	December 31,
	2021	2020
Outstanding receivables:
Without recourse	$579,295	$151,158
With recourse	361,584	42,945
Advances	121,617	56,246
Credits due customers	(77,208)	(40,316)
	$985,288	$210,033

NOTE 6: GOODWILL AND INTANGIBLE ASSETS

The Company recorded $6,479,218 in goodwill from the Bailey business combination in February 2020, $9,681,548 in goodwill from the H&J business combination in May 2021 and $1,610,265 in goodwill from the Stateside business combination in August 2021. In the fourth quarter of 2021, the Company recorded an additional $493,791 in Stateside goodwill based on the final purchase price allocation.

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2021:

	Gross	Accumulated	Carrying
	Amount	Amortization	Value
Amortized:
Customer relationships	$6,453,750	$(1,449,357)	$5,004,393
	6,453,750	(1,449,357)	5,004,393

Indefinite-lived:
Brand name	$7,836,920	—	7,836,920
	$14,290,670	$(1,449,357)	$12,841,313

Due to the effects of COVID-19 and revenue levels not recovering as quickly as anticipated and related uncertainty which affected Bailey’s results and near-term demand for its products, the Company determined that there were indications for further impairment analysis in both 2020 and 2021.

During the years ended December 31, 201 and 2020, the Company recorded impairment losses of $3,400,000 and $784,500 for the intangible asset as management determined circumstances existed that indicated the carrying value may not be recoverable. The impairment analysis was based on the relief from royalty method using projected revenue estimates and discounts rates believed to be appropriate.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates and market factors. The discount rate, revenue assumptions and terminal growth rate of our reporting unit were the material assumptions utilized in the model used to estimate the fair value of the Bailey unit. The analysis requires estimates, assumptions and judgments about future events. Our analysis uses our internally generated long-range plan. The long-range plan reflects management judgment, which includes observation of expected industry trends.

The Company recorded amortization expense of $1,128,524 and $320,833 during the years ended December 31, 2021 and 2020, respectively, which is included in general and administrative expenses in the consolidated statements of operations.

Future amortization expense at December 31, 2020 is as follows:

Year Ending December 31,
2022	2,151,250
2023	1,830,417
2024	1,022,726
$5,004,393

NOTE 7: LIABILITIES AND DEBT

Accrued Expenses and Other Liabilities

The Company accrued expenses and other liabilities line in the consolidated balance sheets is comprised of the following as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Accrued expenses	$213,740	$92,074
Reserve for returns	33,933	5,229
Payroll related liabilities	1,204,665	843,704
Sales tax liability	268,723	196,410
Due to seller	396,320	—
Other liabilities	119,764	108,230
	$2,237,145	$1,245,646

Due to seller represents amounts to the seller owed pursuant the Stateside Acquisition after certain purchase price adjustments were made in the fourth quarter of 2021.

Certain liabilities including sales tax and payroll related liabilities maybe be subject to interest in penalties. As of December 31, 2021 and 2020, payroll related labilities included approximately $262,000 and $152,000 in estimated penalties associated with accrued payroll taxes.

Venture Debt

In March 2017, the Company entered into a senior credit agreement with an outside lender for up to $4,000,000, dependent upon the achievement of certain milestones. Through various amendments to the agreement, the credit agreement has been increased to approximately $6,000,000. The loan bears interest at 12.5% per annum, compounded monthly, plus fees currently at $5,000 per month. In March 2021, the Company and the lender agreed to extend the maturity date of the credit agreement to December 31, 2022, with certain payments due as follows. If the Company consummated a follow on public offering on or before July 31, 2021, the Company was required to make a $3,000,000 payment on the loan within five business days after such public offering. In addition, if the Company consummated an additional follow-on offering thereafter on or before September 30, 2021, the Company was required to make another $3,000,000 payment on the loan within five business days after such public offering. If the Company did not consummate the initial follow on offering or, if the Company did not consummate the aforementioned second follow-on offering by September 30, 2021, the Company was required to make a $300,000 payment on the loan by September 30, 2021. As of the filing date of these financial statements, the Company and the lender agreed to defer the September 30, 2021 payment to the maturity date of the loan, December 31, 2022. As of the filing date, of these financial statements, all defaults were cured and there are no additional expected defaults in the next twelve months.

The Company’s credit agreement contains negative covenants that, subject to significant exceptions, limit its ability, among other things to make restricted payments, pledge assets as security, make investments, loans, advances, guarantees and acquisitions, or undergo other fundamental changes. A breach of any of these covenants could result in a default under the credit facility and permit the lender to cease making loans to the Company. If for whatever reason the Company has insufficient liquidity to make scheduled payments under the Company’s credit facility or to repay such indebtedness by the schedule maturity date, the Company would seek the consent of the Company’s senior lender to modify such terms. Although the Company’s senior lender has previously agreed to seven prior modifications of the Company’s credit agreement, there is no assurance that the senior lender will agree to any such modification and could then declare an event of default. Upon the occurrence of an event of default under the credit agreement, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. The Company has pledged all of its assets as collateral under the Company’s credit facility. If the lender accelerates the repayment of borrowings, the Company may not have sufficient assets to repay them and the Company could experience a material adverse effect on its financial condition and results of operations.

Repayment is accelerated upon a change in control, as defined in the agreement. The loan is senior to all other debts and obligations of the Company, is collateralized by all assets of the Company, and shares of the Company’s common stock pledged by officers of the Company.

As of December 31, 2021 and 2020, the gross loan balance was $6,001,755.During 2020, the gross balance increased by $1,459,211 resulting from cash disbursed to the Company and considerations for outstanding interest.

The lender was also granted warrants to purchase common stock representing 1% of the fully diluted capitalization of the Company for each $1,000,000 of principal loaned under the agreement, which was increased to 1.358% during 2019. During the year ended December 31, 2020, the Company granted 4,935 common stock warrants, to the lender with an exercise price of $2.50 per share and a ten-year contractual life. The warrants were valued at $184,191. The relative fair value of the warrants is initially recorded as a discount to the note, which were amortized over its term of the then existing note prior to amendment. See Note 10 for further detail.

For the years ended December 31, 2021 and 2020, $147,389 and $241,878 of these loan fees and discounts from warrants were amortized to interest expense, leaving unamortized balances of $0 and $147,389 as of December 31, 2021 and 2020, respectively.

Interest expense for the years ended December 31, 2021 and 2020 was $825,219 and $770,277, respectively. Effective interest rate on the loan for the years ended December 31, 2021 and 2020 was 13.7% and 14.6%, respectively.

Convertible Debt

2020 Regulation CF Offering

During the year ended December 31, 2020, the Company received gross proceeds of $450,308 from a Regulation CF convertible debt offering. In 2021, the Company received additional gross proceeds of $473,650. Interest was 6% per annum and the debt was due October 30, 2022.

Upon closing of the IPO, the outstanding principal and accrued and unpaid interest of $16,942 was converted into 3,197 shares of common stock based on the terms of the notes. Total issuances costs were $69,627, which was recognized as a debt discount and was amortized in 2021 through the date of IPO when such debt converted. During the year ended December 31, 2021, $27,894 of the debt discount was amortized to interest expense.

2020 Regulation D Offering

Concurrently with the offering above, in 2021 and 2020 the Company received gross proceeds of $55,000 and $800,000, respectively, from a Regulation D convertible debt offering. The debt accrued interest at a rate of 14% per annum with a maturity date of nine months from the date of issuance. The debt was contingently convertible and contains both automatic and optional conversions. The debt converted automatically upon an initial public offering of at least $10,000,000 in gross proceeds at a price per share equal to 50% of the IPO price. Issuance costs on the aggregate funds totaled $100,000. In addition, the Company issued 5 warrants to purchase common stock in connection with the notes. The issuance costs and warrants are recognized as a debt discount and were amortized in 2021 through the date of IPO when such debt converted. The fair value of the warrants was determined to be negligible.

Upon closing of the IPO, $755,000 in outstanding principal and approximately $185,000 of the accrued and unpaid interest was converted into 4,534 shares of common stock. As of December 31, 2021, there was $100,000 remaining in outstanding principal that was not converted into equity.

During the year ended December 31, 2021, $100,000 of the debt discount was amortized to interest expense. The Company recorded an additional $132,609 in default interest expense upon conversion of these notes.

2019 Regulation D Offering

For the year ended December 31, 2019, the Company received gross proceeds of $799,280 from a Regulation D convertible debt offering. The debt accrued interest at a rate of 12% per annum with a maturity date of thirty-six months from the date of issuance. The debt was contingently convertible and contained both automatic and optional conversions. The debt converted automatically upon an initial public offering at $219 per share. If, prior to maturity there is a change in control event, the holders of a majority of the debt could vote to convert two times the value of the principle, with accrued interest being eliminated, at 1) the fair market value of the company’s common stock at the time of such conversion, 2) $219 per share, 3) dividing the valuation cap ($9,000,000) by the pre-money fully diluted capitalization.

Upon closing of the IPO, the outstanding principal was converted into 3,621 shares of common stock.

Convertible Promissory Notes

On August 27, 2021, the Company entered into a Securities Purchase Agreement with Oasis Capital, LLC (“Oasis Capital”) further to which Oasis Capital purchased a senior secured convertible note (the “Oasis Note”), with an interest rate of 6% per annum, having a face value of $5,265,000 for a total purchase price of $5,000,000, secured by all assets of the Company.

The Oasis Note, in the principal amount of $5,265,000, bears interest at 6% per annum and is due and payable 18 months from the date of issuance, unless sooner converted. The Oasis Note is convertible at the option of Oasis Capital into shares of the Company’s common stock at a conversion price (the “ Oasis Conversion Price”) which is the lesser of (i) $360.10, and (ii) 90% of the average of the two lowest volumed weighted average prices (“VWAPs’) during the five consecutive trading day period preceding the delivery of the notice of conversion. Oasis Capital is not permitted to submit conversion notices in any thirty day period having conversion amounts equaling, in the aggregate, in excess of $500,000. If the Oasis Conversion Price set forth in any conversion notice is less than $300 per share, the Company, at its sole option, may elect to pay the applicable conversion amount in cash rather than issue shares of its common stock.

On October 1, 2021, the Company entered into an Amended and Restated Securities Purchase Agreement with FirstFire Global Opportunities Fund, LLC (“FirstFire”) and Oasis Capital further to which FirstFire purchased a Senior Secured Convertible Promissory Note (the “First FirstFire Note”), with an interest rate of 6% per annum, having a face value of $1,575,000 for a total purchase price of $1,500,000, secured by all assets of the Company.

The First FirstFire Note, in the principal amount of $1,575,000, bears interest at 6% per annum and is due and payable 18 months from the date of issuance, unless sooner converted. The First FirstFire Note is convertible at the option of FirstFire into shares of the Company’s common stock at a conversion price (the “First FirstFire Conversion Price”) which is the lesser of (i) $395.20, and (ii) 90% of the average of the two lowest volume-weighted average prices during the five consecutive trading day period preceding the delivery of the notice of conversion. FirstFire is not permitted to submit conversion notices in any thirty day period having conversion amounts equaling, in the aggregate, in excess of $500,000. If the First FirstFire Conversion Price set forth in any conversion notice is less than $300 per share, we, at our sole option, may elect to pay the applicable conversion amount in cash rather than issue shares of the Company’s common stock. In connection with the issuance of the First FirstFire Note, the Company, Oasis Capital and FirstFire amended the Security Agreement to grant FirstFire a similar security interest in substantially all of our assets to secure the obligations under the First FirstFire Note. The Company, Oasis Capital and FirstFire also amended the Registrations Right Agreement (“RRA”) to join FirstFire as a party thereto and to include the shares of the Company’s common stock issuable under the First FirstFire Note as registrable securities.

On November 16, 2021, the Company entered into a Securities Purchase Agreement with FirstFire further to which FirstFire purchased a Senior Secured Convertible Promissory Note (the “Second FirstFire Note” and together with the First FirstFire Note, the “FirstFire Notes”), with an interest rate of 6% per annum, having a face value of $2,625,000 for a total purchase price of $2,500,000.

The Second FirstFire Note is convertible at the option of FirstFire into shares of the Company’s common stock at a conversion price (the “Second FirstFire Conversion Price”) which is the lesser of (i) $428, and (ii) 90% of the average of the two lowest volume-weighted average prices during the five consecutive trading day period preceding the delivery of the notice of conversion. FirstFire is not permitted to submit conversion notices in any thirty day period having conversion amounts equaling, in the aggregate, in excess of $500,000. If the Second FirstFire Conversion Price set forth in any conversion notice is less than $329 per share, the Company, at its sole option, may elect to pay the applicable conversion amount in cash rather than issue shares of its common stock. In addition, the Company entered into an amendment to the RRA, dated November 16, 2021. The RRA, as amended, provides that the Company shall file a registration statement registering the shares of common stock issuable upon conversion of the FirstFire Notes, and the Waiver Shares by November 30, 2021 and use best efforts to cause such registration statement to be effective with the SEC no later than 120 days from the date of the FirstFire Note. The Company filed such registration statement in December 2021 and it became effective in January 2022.

The Company evaluated the terms of the conversion features of the Oasis and FirstFire Notes as noted above in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock, and determined they are not indexed to the Company’s common stock and that the conversion features meet the definition of a liability. The notes contain an indeterminate number of shares to settle with conversion options outside of the Company’s control. Therefore, the Company bifurcated the conversion feature and accounted for it as a separate derivative liability. Upon issuance of the Oasis and FirstFire Notes, the Company recognized a derivative liability at an aggregate fair value of $3,204,924, which is recorded as a debt discount and will amortized over the life of the note.

The following is a summary of the Oasis and FirstFire Notes for the year ended December 31, 2021:

		Unamortized	Convertible Note
	Principal	Debt Discount	Payable, Net
Balance, December 31, 2020	$—	$—	$—
Issuance of Oasis note, net of issuance costs	5,265,000	(715,000)	4,550,000
Issuance of FirstFire First note, net of issuance costs	1,575,000	(315,000)	1,260,000
Issuance of Second FirstFire note, net of issuance costs	2,625,000	(530,000)	2,095,000
Derivative liability in connection with notes	—	(3,204,924)	(3,204,924)
Amortization of debt discount	—	801,538	801,538
Balance, December 31, 2021	$9,465,000	$(3,963,386)	$5,501,614

The original issue discount and issuance costs for the Oasis and FirstFire Notes totaled $1,560,000, which were recognized as a debt discount and will be amortized over the life of the notes.

During the year ended December 31, 2021, the Company amortized $801,538 of debt discount to interest expense. As of December 31, 2021, the net balance of the Oasis and FirstFire Notes, after unamortized debt discount of $3,963,386, was $5,501,614.

Interest expense for the year ended December 31, 2021 was $148,613.

Loan Payable — PPP and SBA Loan

In April 2020, the Company and Bailey each entered into a loan with a lender in an aggregate principal amount of $203,994 and $1,347,050, respectively, pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. In February 2021, Bailey entered into an 2nd Round PPP Loan for a principal amount of $1,347,050. In May 2021, the Company entered into an 2nd Round PPP loan for a principal amount of $204,000.The PPP Loans are evidenced by a promissory note (“Note”). Subject to the terms of the Note, the PPP Loans bear interest at a fixed rate of one percent (1%) per annum, with the first six months of interest deferred, has an initial term of two years, and is unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the applicable forgiveness period, calculated in accordance with the terms of the CARES Act. The Note provides for customary events of default including, among other things, cross-defaults on any other loan with the lender. The PPP Loans may be accelerated upon the occurrence of an event of default. The loan proceeds were used for payroll and other covered payments including general operating costs. In December 2021, the Company received notification that both its PPP Loans of $203,994 and $204,000 were approved for full forgiveness. As such, $407,994 was recorded as other non-operating income in the consolidated financial statements. The Bailey PPP Loans have been submitted for forgiveness and is expected to be forgiven in part based on current information available; however, formal forgiveness has not yet occurred as of the date of these financial statements.

The CARES Act additionally extended COVID relief funding for qualified small businesses under the Economic Injury Disaster Loan (EIDL) assistance program. On June 25, 2020 the Company was notified that their EIDL application was approved by the Small Business Association (SBA). Per the terms of the EIDL agreement, the Company received total proceeds of $150,000. The Loan matures in thirty years from the effective date of the Loan and has a fixed interest rate of 3.75% per annum. As of December 31, 2021, Harper & Jones had an outstanding loan under the EIDL program of $148,900.

Loan Payable

In May 2021, H&J entered into a loan payable with a bank and received proceeds of $75,000. The line bears interest at 7.76% and matures in December 2025. As of December 31, 2021, the outstanding balance was $72,269.

In December 2021, H&J entered into a merchant advance loan for a principal amount of $153,860 and received proceeds of $140,000. The loan bears interest at 9.9% and matures in June 2023. As of December 31, 2021, the outstanding balance was $149,962.

Note Payable — Related Party

As of December 31, 2021, H&J had an outstanding note payable of $299,489 owned by the H&J Seller. The note matures on July 10, 2022 and bears interest at 12% per annum.

Promissory Note Payable

As noted in Note 4, the Company issued a promissory note in the principal amount of $4,500,000 to the Bailey Holders pursuant to the Bailey acquisition. In February 2021, the maturity date of the agreement was extended from December 31, 2020 to July 31, 2021. Upon the IPO closing in May 2021, the Company repaid $1,000,000 of the outstanding principal on this note in May 2021. In August 2021, the maturity date was further extended to December 31, 2022. The Company is required to make prepayments of $2,000,000 to $4,000,000 if the Company completes a secondary public offering. If a public offering is not consummated before October 31, 2021 and June 30, 2022, the Company shall repay 10% of the outstanding principal at each date. The Company did not make any payments in October 2021, and the Company and the lender agreed to defer these payments to the maturity date of the loan, December 31, 2022.

The note incurs interest at 12% per annum. As of December 31, 3021, $3,500,000 remained outstanding.

Interest expense was $494,000 and $472,500 for the years ended December 31, 2021 and 2020, respectively, all of which was accrued and unpaid as of December 31, 2021.

In April 2021, the Company entered into a promissory note in the principal amount of $1,000,000. The Company received $810,000 in proceeds, net of issuance costs and original issue discount. Additionally, the Company issued 1,205 warrants to the lender, which was recorded as a debt discount at the time of the loan. The fair value of the warrants and shares recorded as a debt discount was $73,958. Upon the closing of the IPO, the note was repaid in full. The entire debt discount of $263,958 was amortized to interest expense upon repayment of the note.

NOTE 8: STOCKHOLDERS’ DEFICIT

Amended and Restated Certificate of Incorporation

On May 18, 2021, the Company filed a Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the Company’s IPO. The Company’s board of directors and stockholders previously approved the Restated Certificate to be effective immediately prior to the closing of the IPO.

The Restated Certificate amends and restates the Company’s amended and restated certificate of incorporation, as amended, in its entirety to, among other things: (i) increase the authorized number of shares of common stock to 200,000,000 shares; (ii) authorize 10,000,000 shares of preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iii) provide that directors may be removed from office only for cause by the affirmative vote of the holders of at least 662/3% in voting power of the Company’s outstanding capital stock then entitled to vote in an election of directors; (iv) eliminate the ability of the Company’s stockholders to take action by written consent in lieu of a meeting; and (v) designate the Court of Chancery of the State of Delaware to be the sole and exclusive forum for certain legal actions and proceedings against the Company.

The Restated Certificate also effected a 1-for-1,563 (see below) reverse stock split approved by the Company’s Board of Directors as described above.

On October 13, 2022, the Company amended its Amended and Restated Certificate of Incorporation to increase to increase the number of authorized shares of the Company’s common stock from 200,000,000 to 1,000,000,000, and in conjunction therewith, to increase the aggregate number of authorized shares to 1,010,000,000 shares.

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock. The reverse stock split became effective as of November 3, 2022. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

Convertible Preferred Stock

Prior to the IPO, the Company designated its preferred stock as 20,714,518 shares of Series Seed Preferred Stock,14,481,413 shares of Series A Preferred Stock, 20,000,000 shares of Series A-2 Preferred Stock, 2,000,000 shares of Series CF Preferred Stock, 18,867,925 shares of Series A-3 Preferred Stock, 20,754,717 shares of Series B Preferred Stock and with 936,144 shares of preferred stock undesignated. The preferred stock were subject to an optional conversion right, where the preferred stock is convertible into fully paid and non-assessable shares of common stock at a 1,563:1 rate, with certain dilution protections.

During the year ended December 31, 2020, the Company issued 809,294 shares of Series A-3 Preferred Stock at a price of $0.53 and 709,690 shares of Series CF Preferred Stock at price per share of $0.52. In 2020, the also Company issued 20,754,717 shares of Series B Preferred Stock to the Bailey Holders pursuant to the Bailey acquisition at a price per share of $0.53 for a total fair value of $11,000,000. See Note 4.

As of December 31, 2020, 20,714,518 shares of Series Seed Preferred Stock were issued and outstanding, 5,654,072 shares of Series A Preferred Stock were issued and outstanding, 5,932,742 shares of Series A-2 Preferred Stock were issued and outstanding, 836,331 shares of Series CF Preferred Stock were issued and outstanding, 9,032,330 shares of Series A-3 Preferred Stock were issued and outstanding, and 20,754,717 shares Series B Preferred Stock, all respectively.

Upon the closing of the Company’s IPO on May 18, 2021, all then-outstanding shares of Preferred Stock converted into an aggregate of 40,272 shares of common stock according to their terms.

Common Stock

The Company had 200,000,000 shares of common stock authorized with a par value of $0.0001 as of December 31, 2021.

Common stockholders have voting rights of one vote per share. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

Equity Line of Credit

On August 27, 2021 (“Execution Date”), the Company entered into an equity line of credit arrangement with Oasis Capital. Specifically, the Company entered into an equity purchase agreement (the “EPA”), pursuant to which Oasis Capital is committed to purchase up to $17,500,000 of the Company’s common stock over the 24-month term of the EPA. The Company is not obligated to request any portion of the $17,500,000.

As of December 31, 2021, the Company has not drawn down any portion of this commitment, leaving the entire $17,500,000 available under the equity line of credit, and for which the Company has agreed, pursuant to a registration rights agreement (the “Oasis Equity RRA”), to register the shares of common stock issuable further to the equity line of credit with the SEC before any such issuances. The actual number of shares that the Company may issue pursuant to the equity line of credit is not determinable as it is based on the market price of the Company’s common stock from time to time and the number of shares desired to put to Oasis Capital.

During the 24-month term of the investment agreement, the Company may request a drawdown on the equity line of credit by delivering a “put notice” to Oasis Capital stating the dollar amount of shares the Company intends to sell to Oasis Capital. The Company may make either an Option 1 or Option 2 request to Oasis Capital. Under Option 1, the purchase price Oasis Capital is required to pay for the shares is the lesser of (i) the lowest traded price of the common stock on the Nasdaq Capital Market on the Clearing Date, which is the date on which Oasis Capital receives the put shares as DWAC shares in its brokerage account, or (ii) the average of the three lowest closing sale prices of our Common Stock on the Nasdaq Capital Market during the period of twelve consecutive trading days immediately preceding the Clearing Date. The maximum amount the Company may request in an Option 1 request is $500,000. Under Option 2, the purchase price Oasis Capital is required to pay for the shares is the lesser of (i) 93% of the one (1) lowest traded price of our common stock on the Nasdaq Capital Market during the period of five (5) consecutive trading days immediately preceding the put date, or (ii) 93% of the VWAP on the Clearing Date, or (iii) 93% of the closing bid price of the Company’s common stock on the Nasdaq Capital Market on the Clearing Date. The maximum amount the Company may request in an Option 2 request is $2,000,000.

The Company is unable to drawdown on the EPA until the lowest traded price of the common stock in the five (5) trading days immediately preceding the respective put date exceeds $300.

2021 Transactions

There were no shares of common stock issued during 2020.

On May 13, 2021, the Company’s registration statement on Form S-1 relating to the IPO was declared effective by the SEC. In the IPO, which closed on May 18, 2021, the Company issued and sold 24,096 shares of common stock at a public offering price of $415 per share. Additionally, the Company issued warrants to purchase 27,711 shares, which includes 3,614 warrants sold upon the partial exercise of the over-allotment option. The aggregate net proceeds to the Company from the were $8.6 million after deducting underwriting discounts and commissions of $0.8 million and direct offering expenses of $0.6 million.

Upon the closing of the Company’s IPO on May 18, 2021, all then-outstanding shares of Preferred Stock converted into an aggregate of 40,272 shares of common stock according to their terms.

Upon closing of the Company’s IPO, the Company converted outstanding principal totaling $2,680,289 and certain accrued and unpaid interest of the Company’s convertible debt into an aggregate of 11,352 shares of common stock. See Note 7.

Upon closing of the Company’s IPO, certain officers and directors converted balances due totaling $257,515 into 1,524 shares of common stock and recorded $233,184 in compensation expense for the shares issued in excess of accrued balances owed. See Note 9.

In connection with the H&J and Stateside acquisitions, the Company issued 21,928 and 11,015 shares of common stock to the respective sellers. See Note 4.

Pursuant to a consulting agreement, the Company issued 500 shares of common stock with a guaranteed equity value of $250,000. In connection with the agreement, the Company recorded a contingent consideration liability of $67,000. See Note 3. An additional 415 shares were issued upon settlement of the contingent liability.

In May 2021, an aggregate of 319 warrants were exercised for shares of common stock for proceeds of $145,696. In July 2021, warrant holders exercised 3,550 warrants for proceeds of $1,622,350.

On June 28, 2021, the Company’s underwriters purchased 3,614 shares of common stock at a public offering price of $415 per share pursuant to the exercise of the remaining portion of their over-allotment option. The Company received net proceeds of approximately $1.4 million after deducting underwriting discounts and commissions of $0.1 million.

In connection with the execution of the Oasis Capital EPA, the Company issued Oasis Capital 1,264 shares of common stock (the “Commitment Shares”). Upon nine months from the Execution Date, Oasis may return a portion of the Commitment Shares. As of December 31, 2021, the Company recorded the fair value of the Commitment Shares of $367,696 as deferred offering costs as no financings under the related EPA have occurred.

In connection with the Second FirstFire Note, in November 2021 the Company issued (a) 300 additional shares of common stock to FirstFire and (b) 1,000 additional shares of common stock to Oasis Capital, as set forth in the waivers and consents (the “Waivers”), dated November 16, 2021 executed by each of FirstFire and Oasis Capital (collectively, the “Waiver Shares”). The Company recorded interest expense of $427,700 pertaining to the fair value of the Waiver Shares issued.

In December 2021, the Company issued 1,500 shares of common stock pursuant to a consulting agreement. The fair value of $339,000 was based on the value of the Company’s common stock on the date of grant and is included in general and administrative expenses in the consolidated statements of operations.

NOTE 9: RELATED PARTY TRANSACTIONS

Employee Backpay, Loans Receivable and Loans Payable

As of December 31 2021 and 2020, due to related parties includes advances from the former officer, Mark Lynn, who also serves as a director, totaled $104,568 and $194,568 respectively, and accrued salary and expense reimbursements of $126,706 and $246,885 respectively, to current officers. Upon closing of the IPO, 251 shares of common stock were issued to directors as conversion of balances owed.

The current CEO, Hil Davis, previously advanced funds to the Company for working capital. These prior advances were converted to a note payable totaling $115,000. Upon closing of the IPO, 1,273 shares of common stock were issued to the CEO as conversion of the outstanding note payable and related accrued interest, accrued compensation and other consideration. As of a result of the transaction, the Company recorded an additional $233,184 in stock compensation expense, which is included in general and administrative expenses in the consolidated statements of operations.

As of December 31, 2021, H&J had an outstanding note payable of $299,489 owned by the H&J Seller. The note matures on July 10, 2022 and bears interest at 12% per annum.

NOTE 10: SHARE-BASED PAYMENTS

Common Stock Warrants

During the year ended December 31, 2020, the Company granted 4,935 common stock warrants to the venture debt lender with an exercise price of $250 per share. The warrants were valued at $184,191 using the below range of inputs using the Black-Scholes model.

During the Company’s Series A-3 Preferred Stock raise, the Company granted 26 common stock warrants at an exercise price of $828 per share to a funding platform in the year ended December 31, 2020. The warrants are fully vested with an exercise price of $828 per share, expiring in five years. The warrants contain a put option for the Company to redeem the warrants in cash in a change-in-control transaction, equal to the Black-Scholes value immediately prior to the fundamental event. The warrants also include other down-round and anti-dilution features if shares of common stock are issued or granted at a lesser value than the strike price which may also require additional warrants to be issued, such that the aggregate value of the strike price remains the same. As the warrants include a put option and embody an obligation for the Company to redeem these warrants in cash upon a contingent event, they are presented as a liability in the consolidated balance sheets. The volatility rate of 100% was used as it is a floor volatility as defined by the warrants. As of December 31, 2021 and 2020, the Company remeasured the fair value of the warrants to be $18,223 and $6,265, respectively, and recorded a gain (loss) due to the change in fair value of ($11,958) and $2,353, respectively.

Year Ended
December 31,
2020
Risk Free Interest Rate	1.54 – 1.59%
Expected Dividend Yield	0.00%
Expected Volatility	58.0 – 100%
Expected Life (years)	5 – 10

For valuing the warrants noted above, the Company uses the same assumptions used for valuing employee options as noted below in the Stock Plan section, with the exception of the useful life which is either the contractual life or the estimated life.

In connection with the Regulation D offerings in 2020, the Company issued 5 warrants to purchase common stock in connection with the notes at an exercise price of $250 per share. The issuance costs and warrants are recognized as a debt discount and will be amortized over the life of the notes.

In connection with the IPO, the Company issued 24,096 warrants and an additional 3,614 warrants to purchase common stock per the over-allotment option. Each warrant will have an exercise price of $457 per share (equal to 110% of the offering price of the common stock), will be exercisable upon issuance and will expire five years from issuance.

On May 13, 2021, pursuant to the IPO Underwriting Agreement, the Company issued warrants to the underwriters to purchase up to an aggregate of 1,205 shares of common stock with an exercise price of $519 per share. The warrants may be exercised beginning on November 13, 2021 and will expire five years from issuance.

In connection with the Company’s April 2021 note financing, the Company issued warrants to the lender to purchase up to 1,205 shares of common stock. The warrants have an exercise price of $415 per share and are exercisable immediately after issuance.

In May 2021, an aggregate of 319 warrants were exercised for shares of common stock for proceeds of $145,696. In July 2021, warrant holders exercised 3,550 warrants for proceeds of $1,622,350.

A summary of information related to common stock warrants for the year ended December 31, 2021 is as follows:

	Common	Weighted
	Stock	Average
	Warrants	Exercise Price
Outstanding – December 31, 2019	4,180	$281
Granted	4,966	252
Exercised	—	—
Forfeited	—	—
Outstanding – December 31, 2020	9,146	$266
Granted	30,120	458
Conversion of preferred stock warrants upon IPO	516	766
Exercised	(3,869)	457
Forfeited	(112)	766
Outstanding – December 31, 2021	35,801	$412
Exercisable at December 31, 2020	9,146	$266
Exercisable at December 31, 2021	35,801	$412

Preferred Stock Warrants

A summary of information related to preferred stock warrants for the year ended December 31, 2021 is as follows:

	Preferred	Weighted
	Stock	Average
	Warrants	Exercise Price
Outstanding – December 31, 2019	806,903	$0.49
Outstanding – December 31, 2020	806,903	$0.49
Converted to common stock warrants upon IPO	(806,903)	0.49
Exercised	—	—
Forfeited	—	—
Outstanding – December 31, 2021	—	$—
Exercisable at December 31, 2021	—	$—

Upon the IPO, all outstanding preferred stock warrants converted into common stock warrants at a ratio of 1,563:1.

Stock Options

2020 Incentive Stock Plan

The Company has adopted a 2020 Omnibus Incentive Stock Plan (the “2020 Plan”). An aggregate of 33,000 shares of the Company’s common stock is reserved for issuance and available for awards under the 2020 Plan, including incentive stock options granted under the 2020 Plan. The 2020 Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates. During 2021, 27,320 options were granted to executives and directors at an exercise price from $385 to $415 per share. As of December 31, 2021, 5,680 options were available for future issuance.

2013 Incentive Stock Plan

The Company has adopted the 2013 Stock Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the Plan was 11,964 shares as December 31, 2021 and 2020. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term often years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 333 and as of December 31, 2021 and 2020. Vesting generally occurs over a period of immediately to four years.

A summary of information related to stock options under our 2013 and 2020 Stock Plan for the years ended December 31, 2021 and 2020 is as follows:

		Weighted
		Average
	Options	Exercise Price
Outstanding – December 31, 2019	10,842	$2.50
Granted	917	94
Exercised	—	—
Forfeited	(128)	$328
Outstanding – December 31, 2020	11,631	$234
Granted	27,320	415
Exercised	—	—
Forfeited	—	—
Outstanding – December 31, 2021	38,951	$362
Exercisable at December 31, 2020	8,810	$234
Exercisable at December 31, 2021	31,646	$359
Weighted average duration (years) to expiration of outstanding options at December 31, 2021	8.00

The assumptions utilized for option grants during the years ended December 31, 2021 and 2020 are as follows:

	Year Ended
	December 31,
	2021	2020
Risk Free Interest Rate	0.34% – 0.85%	0.42% – 0.51%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	58.00%	58.00%
Expected Life (years)	5.18	6.25

The total grant-date fair value of the options granted during the years ended December 31, 2021 was $4,696,605 and $46,253, respectively. During the year ended December 31, 2021 and 2020, $3,325,897 and $144,775 was recorded to general and administrative expenses, and $551,948 and $0, was recorded to sales and marketing expense in the consolidated statements of operations, all respectively. Total unrecognized compensation cost related to non-vested stock option awards as of December 31, 2021 amounted to $1,057,036 and will be recognized over a weighted average period of 2.28 years.

NOTE 11: LEASE OBLIGATIONS

In April 2021, the Company entered into a lease agreement for operating space in Los Angeles, California. The lease expires in June 2023 and has monthly base rent payments of $17,257. The lease required a $19,500 deposit.

Bailey leases office and warehouse facilities in Vernon, California. The lease expires in February 2023 and has monthly base rent payments of $32,921 per month.

H&J leases office and showroom facilities in Dallas and Houston, Texas, and New Orleans, Louisiana. The leases expire at various dates through June 2022 with base rents ranging from $3,400 to $6,500.

Stateside leases office and showroom facilities in Los Angeles, California. The leases expire at various dates through November 2022 with base rents ranging from $3,100 to $9,000.

Total rent expense for the years ended December 31, 2021 was $816,790 and $541,146, respectively.

NOTE 12: CONTINGENCIES

On February 28, 2020, a Company vendor filed a lawsuit against the Company’s non-payment of trade payables totaling $123,000. Such amounts, including expected interest, are included in accounts payable, net of payments made to date, in the consolidated balance sheets and the Company does not believe it is probable that losses in excess of such trade payables will be incurred. The matter was settled and final payment was made in full in January 2022.

On March 25, 2020, a Bailey’s product vendor filed a lawsuit against Bailey for non-payment of trade payables totaling $492,390. Approximately the same amount was held in accounts payable for this vendor in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such trade payables will be incurred. The Company and product vendor have entered into a settlement, which will require the Company make ten monthly payments of approximately $37,000, starting in May 2021. Upon completion of the payment schedule, any remaining amounts will be forgiven. If the Company fails to meet its obligations based on the prescribed time frame, the full amount will be due with interest, less payments made.

On December 21, 2020, a Company investor filed a lawsuit against DBG for reimbursement of their investment totaling $100,000. Claimed amounts are included in short-term convertible note payable in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such short-term note payable will be incurred. The Company is actively working to resolve this matter.

In August 2020 and March 2021, two lawsuits were filed against Bailey’s by third-party’s related to prior services rendered. The claims (including fines, fees, and legal expenses) total an aggregate of $96,900. One matter was settled in February 2022 and the other matter is being actively worked on to achieve settlement.

On September 24, 2020 a Bailey’s product vendor filed a lawsuit against Bailey’s non-payment of trade payables totaling approximately $481,000 and additional damages of approximately $296,000. Claimed amounts for trade payables are included in accounts payable in the accompanying consolidated balance sheets, net of payments made. In December 2021, the Company reached a settlement; however, the settlement terms were not met and the Company received a judgement of $469,000.

All claims above, to the extent management believes it will be liable, have been included in accounts payable and accrued expenses and other liabilities in the consolidated balance sheet as of December 31, 2021.

Except as may be set forth above the Company is not a party to any legal proceedings, and the Company is not aware of any claims or actions pending or threatened against us. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business, the resolution of which the Company does not anticipate would have a material adverse impact on our financial position, results of operations or cash flows.

NOTE 13: INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards. As of December 31, 2021 and 2020, the Company had net deferred tax assets before valuation allowance of $13,103,268 and $9,128,614, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$13,108,371	$9,134,447
Stock-based compensation	—	40,467
Deferred tax liabilities:
Depreciation timing differences	(5,103)	(5,103)
Unamortized debt issuance costs	—	(41,198)
Valuation allowance	(13,103,268)	(9,128,614)
Net deferred tax assets	$—	$—

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due, cumulative losses through December 31, 2021, and no history of generating taxable income. Therefore, valuation allowances of $13,103,268 and $9,128,614 were recorded as of December 31, 2021 and 2020, respectively. Valuation allowance increased by $3,974,654 and $3,081,497 during the years ended December 31, 2021 and 2020, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 28.0%. The effective rate is reduced to 0% for 2021 and 2020 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2021 and 2020, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of approximately $46,896,000 and $32,680,000, for which losses from 2018 forward can be carried forward indefinitely.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is not presently subject to any income tax audit in any taxing jurisdiction, though all tax years from 2018 on remain open to examination.

The Company recorded a tax benefit of $1,100,200 for the year ended December 31, 2021 related to a full release of its valuation allowance pertaining to the acquisition of H&J (see Note 4). The acquisition of H&J created a deferred tax liability position, and those deferred tax liabilities can be used as a source of income for the Company’s existing deferred tax assets. A $13,641 provision for income taxes has been recognized for the year ended December 31, 2020.

NOTE 14: SUBSEQUENT EVENTS

On January 18, 2022 the Company entered into entered into a Membership Interest Purchase Agreement (the “Agreement”) with Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), Sunnyside, LLC, a California limited liability company (“Sundry”), and George Levy as the Sellers’ representative, pursuant to which the Company will acquire all of the issued and outstanding membership interests of Sundry (such transaction, the “Acquisition”).

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, will exchange all of such membership interests for (i) $7.5 million of shares of the Company’s common stock at the volume-weighted average (rounded to the nearest $0.0001) of the closing price of the Company’s common stock on the Nasdaq Capital Market (“NasdaqCM”) during the thirty (30) trading day period immediately prior to the closing, but in no event at a price less than $159; and (ii) $34.0 million in cash, $20.0 million of which will be paid at the closing and the balance of which will be evidenced by promissory notes due December 31, 2022 (“Seller Notes”); provided, however, that if the audited aggregate net revenue of Sundry for the year ended December 31, 2021 (the “Audited Net Revenue”) times 1.5 is greater than $34.0 million, the Company will pay the difference in cash pro rata to the Sellers and if the Audited Net Revenue times 1.5 is less than $34.0 million, the Seller Notes will be reduced pro rata for such difference. A portion of the purchase price will be paid to certain employees of Sundry who have a contractual right to receive a portion of the consideration payable in the Acquisition (“Payees”).

Of the $34.0 million in cash payable in the Acquisition, $2.0 million will be held in escrow to cover possible indemnification claims. If the Seller Notes, plus all unpaid interest thereunder, are not repaid in full on or prior to March 31, 2022, then on March 31, 2022, the Company will issue an additional $2.5 million of shares of common stock pro rata to the Sellers and the Payees. If the Seller Notes, plus all unpaid interest thereunder remain outstanding after March 31, 2022 and are not repaid in full on or prior to June 30, 2022, then on June 30, 2022, the Company will issue an additional $2.5 million of shares of common stock pro rata to the Sellers and the Payees. If the Seller Notes, plus all unpaid interest thereunder remain outstanding after June 30, 2022 and are not repaid in full on or prior to September 30, 2022, then on September 30, 2022, the Company will issue an additional $2.5 million of shares of common stock pro rata to the Sellers and the Payees. Any shares issued on either March 31, June 30 or September 30, 2022 shall be issued at the closing price of the Company’s common stock as quoted on the NasdaqCM as of the date immediately preceding the date of issuance but in no event at a price less than $1.59.

The Agreement contains customary representations, warranties and covenants by the Company, the Sellers and Sundry. The closing of the Acquisition is subject to customary closing conditions and financing and there is no assurance that we will be able to complete the Acquisition.

In February and March 2022, Oasis converted an aggregate of $482,646 in outstanding principal pursuant to the Oasis Note into 4,739 shares of common stock. In March 2022, FirstFire converted an aggregate of $406,112 in outstanding principal pursuant to the FirstFire Notes into 4,000 shares of common stock.

On October 13, 2022, the Company amended its Amended and Restated Certificate of Incorporation to increase to increase the number of authorized shares of the Company’s common stock from 200,000,000 to 1,000,000,000, and in conjunction therewith, to increase the aggregate number of authorized shares to 1,010,000,000 shares.

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock. The reverse stock split became effective as of November 3, 2022. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

DIGITAL BRANDS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$195,399	$528,394
Accounts receivable, net	378,455	89,394
Due from factor, net	638,781	985,288
Inventory	2,655,352	2,755,358
Prepaid expenses and other current assets	940,334	417,900
Total current assets	4,808,321	4,776,334
Deferred offering costs	367,696	367,696
Property, equipment and software, net	46,454	97,265
Goodwill	18,264,822	18,264,822
Intangible assets, net	11,227,876	12,841,313
Deposits	137,794	137,794
Right of use asset	152,387	—
Total assets	$35,005,350	$36,485,224

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,945,633	$6,562,690
Accrued expenses and other liabilities	3,952,366	2,237,145
Deferred revenue	396,374	276,397
Due to related parties	209,943	277,635
Contingent consideration liability	18,597,831	12,179,476
Convertible note payable, net	8,075,872	100,000
Accrued interest payable	2,103,161	1,110,679
Note payable - related party	179,489	299,489
Venture debt, net of discount	—	6,001,755
Loan payable, current	1,426,885	2,502,000
Promissory note payable	3,500,000	3,500,000
Right of use liability, current portion	152,387	—
Total current liabilities	45,539,941	35,047,266
Convertible note payable, net	—	5,501,614
Loan payable	298,900	713,182
Derivative liability	1,690,807	2,294,720
Warrant liability	—	18,223
Total liabilities	47,529,648	43,575,005

Commitments and contingencies (Note 11)

Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par, 9,993,199 shares authorized, 0 shares issued and outstanding as September 30, 2022, 10,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2021	—	—
Series A preferred stock, $0.0001 par, 1 share authorized, issued and outstanding as of September 30, 2022, none authorized or outstanding as of December 31, 2021	—	—
Series A convertible preferred stock, $0.0001 par, 6,800 shares designated, 6,300 shares issued and outstanding as of September 30, 2022, none authorized or outstanding as of December 31, 2021	1	—
Common stock, $0.0001 par, 1,000,000,000 shares authorized, 529,492 and 528,742 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	53	13
Additional paid-in capital	75,440,940	58,614,160
Accumulated deficit	(87,965,292)	(65,703,954)
Total stockholders’ equity (deficit)	(12,524,298)	(7,089,781)
Total liabilities and stockholders’ equity (deficit)	$35,005,350	$36,485,224

See the accompanying notes to the unaudited condensed consolidated financial statements

DIGITAL BRANDS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net revenues	3,424,522	2,163,280	$10,595,933	$3,575,214
Cost of net revenues	1,771,178	954,137	5,298,011	2,179,023
Gross profit (loss)	1,653,344	1,209,143	5,297,922	1,396,191
Operating expenses:
General and administrative	3,624,841	3,720,863	13,226,308	12,820,841
Sales and marketing	1,225,417	1,307,219	3,971,280	2,401,322
Distribution	97,737	105,332	522,510	238,774
Change in fair value of contingent consideration	(702,885)	3,988,493	6,418,355	7,039,394
Total operating expenses	4,245,110	9,121,907	24,138,453	22,500,331
Loss from operations	(2,591,766)	(7,912,764)	(18,840,531)	(21,104,140)
Other income (expense):
Interest expense	(2,279,016)	(447,842)	(6,050,492)	(2,020,806)
Other non-operating income (expenses)	(23,690)	(577,441)	2,629,685	(634,654)
Total other income (expense), net	(2,302,706)	(1,025,283)	(3,420,807)	(2,655,460)
Income tax benefit (provision)	—	—	—	1,100,120
Net loss	$(4,894,472)	$(8,938,047)	$(22,261,338)	$(22,659,480)
Weighted average common shares outstanding - basic and diluted	528,758	117,866	341,229	60,027
Net loss per common share - basic and diluted	$(9.26)	$(75.83)	$(65.24)	$(377.49)

See the accompanying notes to the unaudited condensed consolidated financial statements

DIGITAL BRANDS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Series Seed		Series A		Series A-2		Series A-3		Series CF		Series B		Series A Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balances at December 31, 2020	20,714,518	$2,071	5,654,072	$565	5,932,742	$593	9,032,330	$904	836,331	$83	20,754,717	$2,075	—	$—	6,642	$1	$27,482,060	$(33,345,997)	$(5,857,645)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	36,976	—	36,976
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,023,935)	(3,023,935)
Balances at March 31, 2021	20,714,518	2,071	5,654,072	565	5,932,742	593	9,032,330	904	836,331	83	20,754,717	2,075	—	—	6,642	1	27,519,036	(36,369,932)	(8,844,604)
Conversion of preferred stock into common stock	(20,714,518)	(2,071)	(5,654,072)	(565)	(5,932,742)	(593)	(9,032,330)	(904)	(836,331)	(83)	(20,754,717)	(2,075)	—	—	40,272	4	6,287	—	—
Issuance of common stock in public offering	—	—	—	—	—	—	—	—	—	—	—	—	—	—	24,096	2	10,000,000	—	10,000,002
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,116,957)	—	(2,116,957)
Exercise of over-allotment option, net of offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,614	—	1,364,997	—	1,364,997
Conversion of debt into common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	11,352	1	2,680,288	—	2,680,289
Conversion of related party notes and payables into common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,524	—	257,515	—	257,515
Common stock and warrants issued in connection with note	—	—	—	—	—	—	—	—	—	—	—	—	—	—	200	—	73,958	—	73,958
Common stock issued in connection with business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	21,928	2	8,025,540	—	8,025,542
Exercise of warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	319	—	145,696	—	145,696
Common stock issued pursuant to consulting agreement	—	—	—	—	—	—	—	—	—	—	—	—	—	—	500	—	183,000	—	183,000
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,801,553	—	3,801,553
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,697,498)	(10,697,498)
Balances at June 30, 2021	—	—	—	—	—	—	—	—	—	—	—	—	—	—	110,446	10	51,940,914	(47,067,430)	4,873,493
Issuance of common stock in public offering	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,264	—	367,696	—	367,696
Common stock issued in connection with business combination	—	—	—	—	—	—	—	—	—	—	—	—	—	—	11,015	1	3,403,195	—	3,403,196
Exercise of warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,550	—	1,622,350	—	1,622,350
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	134,113	—	134,113
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,938,047)	(8,938,047)
Balances at September 30, 2021	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	126,275	$11	$57,468,268	$(56,005,477)	$1,462,801

Balances at December 31, 2021	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	130,017	$13	$58,614,160	$(65,703,954)	$(7,089,781)
Conversion of notes into common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8,739	1	1,201,581	—	1,201,582
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	139,093	—	139,093
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,832,942)	(7,832,942)
Balances at March 31, 2022	—	—	—	—	—	—	—	—	—	—	—	—	—	—	138,756	14	59,954,834	(73,536,896)	(13,582,048)
Issuance of common stock in public offering	—	—	—	—	—	—	—	—	—	—	—	—	—	—	373,898	37	9,347,413	—	9,347,450
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,930,486)	—	(1,930,486)
Conversion of notes and derivative liability into common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16,088	2	600,788	—	600,790
Warrants issued in connection with note	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	98,241	—	98,241
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	119,759	—	119,759
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,533,924)	(9,533,924)
Balances at June 30, 2022	—	—	—	—	—	—	—	—	—	—	—	—	—	—	528,742	53	68,190,549	(83,070,820)	(14,880,218)
Common stock issued pursuant to consulting agreement	—	—	—	—	—	—	—	—	—	—	—	—	—	—	750	—	123,000	—	123,000
Issuance of Series A preferred stock	—	—	1	—	—	—	—	—	—	—	—	—	—	—	—	—	25,000	—	25,000
Conversion of venture debt into Series A convertible preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	6,300	1	—	—	6,299,999	—	6,300,000
Warrants issued in connection with note	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	692,299	—	692,299
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	110,093	—	110,093
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,894,472)	(4,894,472)
Balances at September 30, 2022	$—	$—	1	$—	—	$—	—	$—	—	$—	—	$—	6,300	$1	529,492	$53	$75,440,940	$(87,965,292)	$(12,524,298)

See the accompanying notes to the unaudited condensed consolidated financial statements

DIGITAL BRANDS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(22,261,338)	$(22,659,480)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,669,782	652,732
Amortization of loan discount and fees	4,610,234	682,956
Stock-based compensation	491,945	4,155,641
Fees incurred in connection with debt financings	48,245	132,609
Change in fair value of warrant liability	(18,223)	21,930
Change in fair value of derivative liability	(794,477)	627,956
Change in fair value of contingent consideration	6,418,355	7,039,394
Forgiveness of Payroll Protection Program	(1,760,755)	—
Deferred income tax benefit	—	(1,100,120)
Change in credit reserve	(26,429)	66,748
Changes in operating assets and liabilities:
Accounts receivable, net	(289,061)	(32,582)
Due from factor, net	433,671	(540,257)
Inventory	100,006	(483,477)
Prepaid expenses and other current assets	(522,434)	(1,259,835)
Accounts payable	382,943	749,352
Accrued expenses and other liabilities	1,715,221	451,298
Deferred revenue	119,977	(78,492)
Accrued compensation - related party	—	(108,550)
Accrued interest	992,482	206,163
Net cash used in operating activities	$(8,689,857)	(11,476,015)
Cash flows from investing activities:
Cash acquired (consideration) pursuant to business combination	—	(5,442,966)
Purchase of property, equipment and software	(5,533)	(13,585)
Deposits	—	(67,431)
Net cash used in investing activities	(5,533)	(5,523,982)
Cash flows from financing activities:
Proceeds (repayments) from related party advances	(162,692)	—
Advances (repayments) from factor	$(60,735)	(39,520)
Proceeds from venture debt	237,500	—
Issuance of loans payable	248,858	2,626,050
Repayments of convertible and promissory notes	(3,068,750)	(2,002,731)
Issuance of convertible notes payable	3,751,250	5,078,650
Proceeds from initial public offering	9,347,450	10,000,002
Exercise of over-allotment option with public offering, net	—	1,364,997
Exercise of warrants	—	1,768,046
Offering costs	(1,930,486)	(2,116,957)
Net cash provided by financing activities	$8,362,395	16,678,537
Net increase in cash and cash equivalents	(332,995)	(321,460)
Cash and cash equivalents at beginning of period	528,394	575,986
Cash and cash equivalents at end of period	$195,399	$254,526
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$318,576	$460,179
Supplemental disclosure of non-cash investing and financing activities:
Conversion of notes into common stock	$1,802,372	$2,680,289
Right of use asset	$152,387	$—
Warrants issued in connection with note	$790,540	$—
Derivative liability in connection with convertible note	$559,957	$1,858,887
Conversion of related party notes and payables into preferred and common stock	$25,000	$257,515
Conversion of venture debt into preferred stock	$6,300,000	$—
Conversion of preferred stock into common stock	$—	$6,293
Common shares issued pursuant to equity line of credit	$—	$367,996

See the accompanying notes to the unaudited condensed consolidated financial statements

NOTE 1: NATURE OF OPERATIONS

Digital Brands Group, Inc. (the “Company” or “DBG”), was organized on September 17, 2012 under the laws of Delaware as a limited liability company under the name Denim.LA LLC. The Company converted to a Delaware corporation on January 30, 2013 and changed its name to Denim.LA, Inc. Effective December 31, 2020, the Company changed its name to Digital Brands Group, Inc. (DBG).

The Company is a curated collection of lifestyle brands, including Bailey 44, DSTLD, Harper & Jones, Stateside and ACE Studios, that offers a variety of apparel products through direct-to-consumer and wholesale distribution.

On February 12, 2020, Denim.LA, Inc. entered into an Agreement and Plan of Merger with Bailey 44, LLC (“Bailey”), a Delaware limited liability company. On the acquisition date, Bailey 44, LLC became a wholly owned subsidiary of the Company.

On May 18, 2021, the Company closed its acquisition of Harper & Jones, LLC (“H&J”) pursuant to its Membership Interest Stock Purchase Agreement with D. Jones Tailored Collection, Ltd. to purchase 100% of the issued and outstanding equity of Harper & Jones, LLC. On the acquisition date, H&J became a wholly owned subsidiary of the Company.

On August 30, 2021, the Company closed its acquisition of Mosbest, LLC dba Stateside (“Stateside”) pursuant to its Membership Interest Purchase Agreement with Moise Emquies to purchase 100% of the issued and outstanding equity of Stateside. On the acquisition date, Stateside became a wholly owned subsidiary of the Company.

NOTE 2: GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $22,261,338 and $22,659,480 for the nine months ended September 30, 2022 and 2021, respectively, and has incurred negative cash flows from operations during these periods. The Company has historically lacked liquidity to satisfy obligations as they come due and as of September 30, 2022, and the Company had a working capital deficit of $40,731,620. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company requires significant capital to fund operations and meet its obligations as demands are made. The Company expects to continue to generate operating losses for the foreseeable future. The accompanying consolidated financial statements do not include any adjustments as a result of this uncertainty.

Management Plans

In August 2021, the Company entered into an equity line of credit agreement which the investor is committed to purchase up to $17,500,000 of the Company’s common stock. The Company plans to utilize multiple drawdowns on this agreement, however, it may be unable to execute on such drawdowns due to restrictions per the agreement.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

Stock Split

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock (see Note 7). The reverse stock split became effective as of November 3, 2022 (see Note 12). Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated balance sheet as of September 30, 2022, the unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2022 and 2021 and of cash flows for the nine months ended September 30, 2022 and 2021 have been prepared by the Company, pursuant to the rules and regulations of the SEC for the interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the consolidated results for the interim periods presented and of the consolidated financial condition as of the date of the interim consolidated balance sheet. The results of operations are not necessarily indicative of the results expected for the year ended December 31, 2022.

The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2021 included in the Company’s Annual Form 10-K filed with SEC on March 31, 2022.

Principles of Consolidation

These condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Bailey, H&J and Stateside from the dates of acquisition. All inter-company transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, inventory, impairment of long-lived assets, contingent consideration and derivative liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Cash and Equivalents and Concentration of Credit Risk

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. As of September 30, 2022 and December 31, 2021, the Company did not hold any cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits of $250,000.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, due to related parties, related party note payable, and convertible debt. The carrying value of these assets and liabilities is representative of their fair market value, due to the short maturity of these instruments.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements
	as of September 30, 2022 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$—	$—
Contingent consideration	—	—	18,597,831	18,597,831
Derivative liability	—	—	1,690,807	1,690,807
	$—	$—	$20,288,638	$20,288,638

	Fair Value Measurements
	as of December 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$18,223	$—	$18,223
Contingent consideration	—	—	12,179,476	12,179,476
Derivative liability	—	—	2,294,720	2,294,720
	$—	$18,223	$14,474,196	$14,492,419

Contingent Consideration

Changes in acquisition-related contingent consideration liabilities during the nine months ended September 30, 2022 are as follows:

Contingent
Consideration
Liability
Outstanding as of December 31, 2021	$12,179,476
Change in fair value	6,418,355
Outstanding as of September 30, 2022	$18,597,831

The detail of contingent consideration by company is as follows:

Bailey	$10,698,475
Harper & Jones	7,899,356
$18,597,831

The contingent consideration liabilities were revalued as of May 18, 2022, the anniversary date of the Company’s initial public offering. As of the date of the issuance of these financial statements, the contingent consideration liabilities were not yet settled with shares.

On July 29, 2022, the Company entered into an amendment to the May 2021 purchase agreement with the H&J Seller based on the ultimate settlement of the H&J contingent consideration. Pursuant to the amendment, on May 18, 2023, the Company shall deliver to the H&J Seller additional shares of common stock. The number of shares of common stock to be delivered to H&J Seller shall be calculated as follows: $7,899,356 minus any cash payments received by Seller from any capital raises, divided by the average common stock closing price per share based on the thirty-day trading period preceding May 19, 2023.

Derivative Liability

In connection with the Company’s convertible notes with Oasis Capital, LLC (“Oasis”) and FirstFire Global Opportunities Fund, LLC (“FirstFire”), as well as its convertible notes entered into in July 2022, the Company recorded a derivative liability (see Note 7). The estimated fair value of the derivative liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument.

The fair value of the derivative liability is valued using a multinomial lattice model. The multinomial lattice inputs include the underlying stock price, volatility of common stock and remaining term of the convertible note. Changes in derivative liability during the nine months ended September 30, 2022 are as follows:

Derivative
Liability
Outstanding as of December 31, 2021	$2,294,720
Issuane of convertible notes	559,957
Conversion of underlying notes into common stock	(369,393)
Change in fair value	(794,477)
Outstanding as of September 30, 2022	$1,690,807

Inventory

Inventory is stated at the lower of cost or net realizable value and accounted for using the weighted average cost method for DSTLD and first-in, first-out method for Bailey and Stateside. The inventory balances as of September 30, 2022 and December 31, 2021 consist substantially of finished good products purchased or produced for resale, as well as any raw materials the Company purchased to modify the products and work in progress.

Inventory consisted of the following:

	September 30,	December 31,
	2022	2021
Raw materials	$435,025	$292,167
Work in process	256,078	242,673
Finished goods	1,964,248	2,220,519
Inventory	$2,655,352	$2,755,358

Goodwill

Goodwill and identifiable intangible assets that have indefinite useful lives are not amortized, but instead are tested annually for impairment and upon the occurrence of certain events or substantive changes in circumstances. The annual goodwill impairment test allows for the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. An entity may choose to perform the qualitative assessment on none, some or all of its reporting units or an entity may bypass the qualitative assessment for any reporting unit and proceed directly to step one of the quantitative impairment test. If it is determined, on the basis of qualitative factors, that the fair value of a reporting unit is, more likely than not, less than its carrying value, the quantitative impairment test is required.

Deferred Offering Costs

The Company complies with the requirements of ASC 340, Other Assets and Deferred Costs, with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed As of September 30, 2022 and December 31, 2021, the Company capitalized $367,696 in deferred offering costs pertaining to its equity line of credit agreement with Oasis (Note 8). Management is currently reviewing the feasibility of drawdowns on the equity line of credit.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of September 30, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of September 30, 2022 and 2021 are as follows:

	September 30,
	2022	2021
Convertible notes	1,177,305	22,404
Series A convertible preferred stock	108	—
Common stock warrants	132,114	35,913
Stock options	38,951	38,751
Total potentially dilutive shares	1,348,477	97,069

The stock options and warrants above are out-of-the-money as of September 30, 2022. net income.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842). The new guidance generally requires an entity to recognize on its balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2018 and early adoption is permitted. The new standard requires a modified retrospective transition for existing leases to each prior reporting period presented. The Company has elected to utilize the extended adoption period available to the Company as an emerging growth company and has not currently adopted this standard. This standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2021. The Company has adopted ASU 2016-02 as of January 1, 2022. See Note 10.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the Company’s financial results as if the H&J and Stateside acquisitions had occurred as of January 1, 2021. The unaudited pro forma financial information is not necessarily indicative of what the financial results actually would have been had the acquisitions been completed on this date. In addition, the unaudited pro forma financial information is not indicative of, nor does it purport to project, the Company’s future financial results. The following unaudited pro forma financial information includes incremental property and equipment depreciation and intangible asset amortization as a result of the acquisitions. The pro forma information does not give effect to any estimated and potential cost savings or other operating efficiencies that could result from the acquisition:

NOTE 4: DUE FROM FACTOR

Due to/from factor consist of the following:

	September 30,	December 31,
	2022	2021
Outstanding receivables:	$423,984	$579,295
Without recourse	83,224	361,584
With recourse	182,352	121,617
Advances	(50,779)	(77,208)
Credits due customers	$638,781	$985,288

NOTE 5: GOODWILL AND INTANGIBLE ASSETS

The Company recorded $6,479,218 in goodwill from the Bailey business combination in February 2020, $9,681,548 in goodwill from the H&J business combination in May 2021 and $2,104,056 in goodwill from the Stateside business combination in August 2021.

The following table summarizes information relating to the Company’s identifiable intangible assets as of September 30, 2022:

	Gross	Accumulated	Carrying
	Amount	Amortization	Value
Amortized:
Customer relationships	$6,453,750	(3,062,794)	$3,390,956
	6,453,750	(3,062,794)	3,390,956

Indefinite-lived:
Brand name	$7,836,920	—	7,836,920
	$14,290,670	$(3,062,794)	$11,227,876

The Company recorded amortization expense of $537,813 and $355,808 during the three months ended September 30, 2022 and 2021, and $1,613,438 and $590,711 during the nine months ended September 30, 2022 and 2021, respectively, which is included in general and administrative expenses in the consolidated statements of operations.

NOTE 6: LIABILITIES AND DEBT

Accrued Expenses and Other Liabilities

The Company accrued expenses and other liabilities line in the consolidated balance sheets is comprised of the following as of September 30, 2022 and December 31,2021:

	September 30,	December 31,
	2022	2021
Accrued expenses	$896,043	$213,740
Reserve for returns	24,673	33,933
Payroll related liabilities	2,602,800	1,204,665
Sales tax liability	298,149	268,723
Due to seller	—	396,320
Other liabilities	130,702	119,764
	$3,952,366	$2,237,145

Certain liabilities including sales tax and payroll related liabilities may be subject to interest and penalties. As of September 30, 2022 and December 31, 2021, payroll related labilities included approximately $262,000 in estimated penalties associated with accrued payroll taxes.

Venture Debt

In February 2022, the Company received $237,500 in proceeds, including loan fees of $12,500, from the existing venture debt lender under the same terms as the existing facility. As of June 30, 2022 and December 31, 2021, the gross loan balance was $6,251,755 and $6,001,755, respectively.

On September 29, 2022, the Company and Black Oak Capital executed a Securities Purchase Agreement (the “Black Oak SPA”) whereby the Company issued 6,300 shares of Series A Convertible Preferred Stock to Black Oak for $1,000 per share (see Note 7). The shares were issued pursuant to the conversion of Black Oak’s entire principal amount of $6,251,755, and the Company recorded $48,245 in interest as part of the conversion. Pursuant to the Black Oak SPA, all accrued interest remaining outstanding. Accrued interest was $269,880 as of September 30, 2022.

For the nine months ended September 30, 2022 and 2021, $12,500 and $147,389 of loan fees and discounts from warrants were amortized to interest expense, leaving unamortized balance of $0 as of September 30, 2022.

Interest expense and effective interest rate on this loan for the three months ended September 30, 2022 and 2021, was $191,152 and $189,096, and 12.2% and 13.4% all respectively. Interest expense was $573,455 and $591,123 for the nine months ended September 30, 2022 and 2021, respectively.

Convertible Debt

2020 Regulation D Offering

As of September 30, 2022 and December 31, 2021, there was $100,000 remaining in outstanding principal that was not converted into equity.

Convertible Promissory Note

During the nine months ended September 30, 2022, the Company converted an aggregate of $1,432,979 in outstanding principal into 24,827 shares of common stock.

On April 8, 2022, the Company and various purchasers executed a Securities Purchase Agreement whereby the investors purchased from the Company convertible promissory notes in the aggregate principal amount of $3,068,750, consisting of original issue discount of $613,750. The Company received net proceeds of $2,313,750 after the original issue discount and fees, resulting in a debt discount of $755,000. Upon the Company’s public offering in May (see below), the Company repaid $3,068,750 to the investors and the debt discount was fully amortized.

In connection with the April notes, the Company issued an aggregate of 12,577 warrants to purchase common stock at an exercise price of $122 per share. The Company recognized $98,241 as a debt discount for the fair value of the warrants using the Black-Scholes option model, which was fully amortized upon the notes’ repayment in May.

On July 22 and July 28, 2022, the Company and various purchasers executed a Securities Purchase Agreement whereby the investors purchased from the Company convertible promissory notes in the aggregate principal amount of $1,875,000, consisting of original issue discount of $375,000. The Company received net proceeds of $1,450,000 after the original issue discount and fees. The July notes matured on October 31, 2022 and are in default as of the date of these financial statements.

In connection with the July 22 and July 28 notes, the Company issued an aggregate of 41,124 and 27,655 warrants to purchase common stock at an exercise price of $15.20 and $11.30 per share, respectively. The Company recognized $692,299 as a debt discount for the fair value of the warrants using the Black-Scholes option model, which will be amortized to interest expense over the life of the notes.

If the July notes are not repaid in full by the maturity date or if any other event of default occurs, (1) the face value of the notes will be automatically increase d to 120%; (2) the notes will begin generating an annual interest rate of 20%, which will be paid in cash monthly until the default is cured; and (3) if such default continues for 14 or more calendar days, at the Investors’ discretion, the notes shall become convertible at the option of the investors into shares of the Company’s common stock at a conversion price equal to the closing price of the Company’s common stock on the on the date of the note conversion.

The Company evaluated the terms of the conversion features of the July notes as noted above in accordance with ASC Topic No. 815 — 40, Derivatives and Hedging — Contracts in Entity’s Own Stock, and determined they are not indexed to the Company’s common stock and that the conversion features meet the definition of a liability. The notes contain an indeterminate number of shares to settle with conversion options outside of the Company’s control. Therefore, the Company bifurcated the conversion feature and accounted for it as a separate derivative liability. Upon issuance of the July, the Company recognized a derivative liability at an aggregate fair value of $559,957, which is recorded as a debt discount and will amortized over the life of the notes.

During the three and nine months ended September 30, 2022, the Company amortized $1,792,060 and $4,575,234, respectively, of debt discount to interest expense.

As of September 30, 2022 and December 31, 2021, the outstanding principal was $9,907,121 and $9,465,000, respectively. The balance of the convertible notes, after unamortized debt discount of 1,931,149, was $7,975,872 as of September 30, 2022.

Loan Payable — PPP and SBA Loan

As of September 30, 2022 and December 31, 2021, H&J had an outstanding loan under the EIDL program of $148,900.

In April 2022, Bailey received notification of full forgiveness of its 2nd PPP Loan totaling $1,347,050 and partial forgiveness of its 1st PPP Loan totaling $413,705.

Note Payable — Related Party

As of September 30, 2022, H&J had an outstanding note payable of $140,928 owned by the H&J Seller. The note matures on December 10, 2022 and bears interest at 12% per annum.

Promissory Note Payable

As of September 30, 2022 and December 31, 2021, the outstanding principal on the note to the sellers of Bailey was $3,500,000. As of September 30, 2022, the lender agreed to defer all payments to the maturity date of the loan, December 31, 2022.

Interest expense was $105,000 and $105,000 for the three months ended September 30, 2022 and 2021 and $315,000 and $389,000 for the nine months ended September 30, 2022 and 2021, all respectively, which was accrued and unpaid as of September 30, 2022.

Merchant Cash Advances

In March 2022, the Company obtained two short-term merchant advances, which totaled $500,000 and $250,000, respectively, from a single lender to fund operations. These advances included origination fees totaling $22,500 for net proceeds of $727,500. These advances are, for the most part, secured by expected future sales transactions of the Company with expected payments on a weekly basis The Company will repay an aggregate of $1,065,000 to the lender. These advances contain various financial and non-financial covenants. In the third quarter of 2022, the Company received additional short-term advances of $607,860. As of September 30, 2022, $279,475 remained outstanding. As of the date of these financial statements, the Company was in compliance with these covenants.

NOTE 7: STOCKHOLDERS’ DEFICIT

On August 31, 2022, the Company entered into a Subscription and Investment Representation Agreement with Hil Davis, its Chief Executive Officer, pursuant to which the Company agreed to issue 1 share of the Company’s Series A Preferred Stock to for $25,000. The issuance of the preferred stock reduced the due to related party balance. The share of Series A Preferred Stock had 250,000,000 votes per share and voted together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposals to amend the Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and to increase the authorized number of shares of the Company’s common stock. The terms of the Series A Preferred Stock provided that the outstanding share of Series A Preferred Stock would be redeemed in whole, but not in part, at any time: (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the approval of Proposals 2 and 6 presented at the Company’s 2022 annual shareholders meeting. Following conclusion of the shareholders meeting, such share of the Company’s Series A Preferred Stock was redeemed. On October 13, 2022, the outstanding share of the Company’s Series A Preferred Stock was redeemed.

During the nine months ended September 30, 2022, $1,432,979 in outstanding principal of convertible notes were converted into 24,827 shares of common stock.

In September 2022, the Company issued 750 shares of common stock pursuant to a consultant agreement at a fair value of $123,000.

On September 29, 2022, the Company and Black Oak Capital executed a Securities Purchase Agreement (the “Black Oak SPA”) whereby the Company issued 6,300 shares of Series A Convertible Preferred Stock to Black Oak for $1,000 per share. The following is a summary of the rights and preferences of the Series A Convertible Preferred Stock.

Series A Convertible Preferred Stock

On September 29, 2022, the Company filed the Certificate of Designation designating up to 6,800 shares out of the authorized but unissued shares of its preferred stock as Series A Convertible Preferred Stock.

Except for stock dividends or distributions for which adjustments are to be made pursuant to the Certificate of Designation, the holders of the Series A Preferred Stock (the “Holders”) shall be entitled to receive, and the Company shall pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of the Series A Preferred Stock.

With respect to any vote with the class of Common Stock, each share of the Series A Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible.

The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

Each share of the Series A Preferred Stock shall be convertible, at any time and from time to time from and after September 29, 2022 at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of the Series A Preferred Stock ($1,000 as of September 29, 2022) by the Conversion Price. The conversion price for each share of the Series A Preferred Stock is the closing price of the Common Stock on September 29, 2022, which was $9.30.

Amendment to Articles of Incorporation

On October 13, 2022, the Company amended its Amended and Restated Certificate of Incorporation to increase to increase the number of authorized shares of the Company’s common stock from 200,000,000 to 1,000,000,000, and in conjunction therewith, to increase the aggregate number of authorized shares to 1,010,000,000 shares. See Note 12.

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock. The reverse stock split became effective as of November 3, 2022 (see Note 12). Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split and adjustment of the preferred stock conversion ratios.

Underwriting Agreement and Public Offering

On May 5, 2022, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Alexander Capital, L.P., acting as representative (the “Representative”) of the several underwriters named in the Underwriting Agreement (the “Underwriters”), relating to the Company’s underwritten the offering (the “Offering”) pursuant to which the Company agreed to issue and sell 373,898 shares (the “Firm Shares”) of the Company’s common stock. The Firm Shares were sold to the public at a combined public offering price of $2.50 per share and were purchased by the Underwriters from the Company at a price of $2.30 per share. The Company also granted the Underwriters a 45-day option to purchase up to an additional 56,085 shares of Common Stock at the same price, which expired and were not purchased.

The shares were sold in the Offering pursuant to a Registration Statement on Form S-1, as amended (File No. 333-264347) (the “Registration Statement”), a Registration Statement on Form S-1 pursuant to 462(b) of the Securities Act of 1933, as amended (File No. 333-264775), and a related prospectus filed with the Securities and Exchange Commission. The public offering closed on May 10, 2022 and the Company sold 373,898 shares of Common Stock for total gross proceeds of $9.3 million. The Company received net proceeds of $8.1 million after deducting underwriters’ discounts and commissions of $0.7 million and direct offering expenses of $0.5 million.

NOTE 8: RELATED PARTY TRANSACTIONS

Employee Backpay, Loans Receivable and Loans Payable

As of September 30, 2022 and December 31, 2021, due to related parties includes advances from the former officer, Mark Lynn, who also serves as a director, totaling $104,568, and accrued salary and expense reimbursements of $120,350 and $126,706, respectively, to current officers.

As of June 30, 2022, due to related parties also included an advance of $25,000 from the CEO. In August 2022, the Company issued 1 share of Series A preferred stock to the CEO for $25,000. Accordingly, the due to related parties balance was reduced to $0.

As of September 30, 2022, H&J had an outstanding note payable of $140,928 owned by the H&J Seller.

NOTE 9: SHARE-BASED PAYMENTS

Common Stock Warrants

In connection with the April note agreement, the Company granted warrants to acquire 12,577 shares of common stock at an exercise price of $122.00 per share expiring in April 2027.

On May 10, 2022, pursuant to the Underwriting Agreement, the Company issued the Underwriters’ Warrants to purchase up to an aggregate of 14,956 shares of common stock. The Underwriters’ Warrants may be exercised beginning on November 1, 2022 until May 5, 2027. The initial exercise price of each Underwriters’ Warrant is $32.50 per share, which represents 130% of the public offering price.

In connection with the July 22 and July 28 notes, the Company issued an aggregate of 41,124 and 27,655 warrants to purchase common stock at an exercise price of $15.20 and $11.30 per share, respectively. The warrants expire in July 2027.

The following is a summary of warrant activity:

	Common	Weighted
	Stock	Average
	Warrants	Exercise Price
Outstanding – December 31, 2021	35,801	$412.00
Granted	96,313	30.71
Exercised	—
Forfeited	—
Outstanding – September 30, 2022	132,114	$134.13
Exercisable at September 30, 2022	104,459	$166.65

Stock Options

As of September 30, 2022 and December 31, 2021, the Company had 38,951 stock options outstanding with a weighted average exercise price of $362.11 per share. As of September 30, 2022, there were 34,073 options exercisable.

Stock-based compensation expense of $110,092 and $134,113 was recognized for the three months ended September 30, 2022 and 2021, and $368,944 and $4,155,641 was recognized for the nine months September 30, 2022 and 2021, respectively. During the nine months ended September 30,2022 and 2021, $43,196 and $5375,550 was recorded to sales and marketing expense, and all other stock compensation was included in general and administrative expense in the condensed consolidated statements of operations. Total unrecognized compensation cost related to non-vested stock option awards as of September 30, 2022 amounted to $688,092 and will be recognized over a weighted average period of 1.56 years.

NOTE 10: LEASE OBLIGATIONS

In April 2021, the Company entered into a lease agreement for operating space in Los Angeles, California. The lease expires in June 2023 and has monthly base rent payments of $17,257. The lease required a $19,500 deposit. The Company adopted ASC 842 on January 1, 2021 and recognized a right of use asset and liability of $250,244 using a discount rate of 6.0%.

Stateside leases office and showroom facilities in Los Angeles, California. The leases expire at various dates through November 2022 with base rents ranging from $3,100 to $9,000.

Total rent expense for the three months ended September 30, 2022 and 2021 was $267,041 and $246,103, and $736,523 and $551,944 for the nine months end September 30, 2022 and 2021, respectively.

NOTE 11: CONTINGENCIES

On March 25, 2020, a Bailey’s product vendor filed a lawsuit against Bailey for non-payment of trade payables totaling $492,390. Approximately the same amount was held in accounts payable for this vendor in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such trade payables will be incurred. The Company and product vendor have entered into a settlement, which will require the Company make ten monthly payments of approximately $37,000, starting in May 2021. Upon completion of the payment schedule, any remaining amounts will be forgiven. The payment schedule was completed in 2022.

On December 21, 2020, a Company investor filed a lawsuit against DBG for reimbursement of their investment totaling $100,000. Claimed amounts are included in short-term convertible note payable in the accompanying consolidated balance sheets and the Company does not believe it is probable that losses in excess of such short-term note payable will be incurred. The Company is actively working to resolve this matter.

In August 2020 and March 2021, two lawsuits were filed against Bailey’s by third-party’s related to prior services rendered. The claims (including fines, fees, and legal expenses) total an aggregate of $96,900. One matter was settled in February 2022 and the other matter is being actively worked on to achieve settlement.

On September 24, 2020 a Bailey’s product vendor filed a lawsuit against Bailey’s non-payment of trade payables totaling approximately $481,000 and additional damages of approximately $296,000. Claimed amounts for trade payables are included in accounts payable in the accompanying consolidated balance sheets, net of payments made. In December 2021, the Company reached a settlement; however, the settlement terms were not met and a judgement was entered against the Company in the amount of $469,000.

All claims above, to the extent management believes it will be liable, have been included in accounts payable and accrued expenses and other liabilities in the consolidated balance sheet as of September 30, 2022.

Except as may be set forth above the Company is not a party to any legal proceedings, and the Company is not aware of any claims or actions pending or threatened against us. In the future, the Company might from time to time become involved in litigation relating to claims arising from its ordinary course of business, the resolution of which the Company does not anticipate would have a material adverse impact on our financial position, results of operations or cash flows.

NOTE 12: SUBSEQUENT EVENTS

Management’s Evaluation

On October 13, 2022, Digital Brands Group, Inc., a Delaware corporation (the “Company” or “DBG”), entered into a Second Amended and Restated Membership Interest Purchase Agreement (the “Agreement”) with Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), Sunnyside, LLC, a California limited liability company (“Sundry”), and George Levy as the Sellers’ representative (the “Sellers’ Representative”), pursuant to which the Company will acquire all of the issued and outstanding membership interests of Sundry (such transaction, the “Acquisition”).

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, will exchange all of such membership interests for (i) $7.5 million in cash, of which (a) $2.5 million first shall be paid to each of George Levy and Matthieu Leblan (for a total of $5 million); (b) $900,000 will be used to pay off outstanding indebtedness of Sundry and (c) the remaining $1.6 million will be paid to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentages set forth in the Agreement; (ii) $5.5 million in promissory notes issued by the Company to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement; and (iii) $1 million paid in the Company’s common stock, with a par value of $0.0001 per share (the “Buyer Shares”), at $11 per share, which is the per share closing price of the Buyer Shares on Nasdaq on October 13, 2022 (the “Issuance Price”) issued to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement. Each promissory note carries an initial per annual interest rate of eight percent (8)% and a maturity date of February 15, 2023.

On December 30, 2022, the Company completed its previously announced acquisition (the “Acquisition”) of all of the issued and outstanding membership interests of Sunnyside, LLC, a California limited liability company (“Sundry”), pursuant to that certain Second Amended and Restated Membership Interest Purchase Agreement (the “Agreement”), dated October 13, 2022, by and among Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), George Levy as the Sellers’ representative, the Company as Buyer, and Sundry.

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, exchanged all of such membership interests for (i) $7.5 million in cash, (ii) $5.5 million in promissory notes of the Company (the “Notes”), and (iii) a number of shares of common stock of the Company equal to $1.0 million (the “Shares”), calculated in accordance with the terms of the Agreement, which consideration was paid or delivered to the Sellers, Jenny Murphy and Elodie Crichi. Each Note bears interest at eight percent (8%) per annum and matures on February 15, 2023.

On October 13, 2022, the Company amended its Amended and Restated Certificate of Incorporation to increase to increase the number of authorized shares of the Company’s common stock from 200,000,000 to 1,000,000,000, and in conjunction therewith, to increase the aggregate number of authorized shares to 1,010,000,000 shares.

On October 21, 2022, the Board of Directors approved a one-for-100 reverse stock split of its issued and outstanding shares of common stock and a proportional adjustment to the existing conversion ratios for each series of the Company’s preferred stock (see Note 7). The reverse stock split became effective as of November 3, 2022.

From October 1, 2022 through the issuance date, the Company has converted approximately $9 million of the Oasis and FirstFire notes into 1,970,357 shares of common stock.

On November 29, 2022, the Company, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with investors (the “Investors”), pursuant to which the Company agreed to issue and sell, in an offering (the “Offering”), (i) an aggregate of 168,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and accompanying Class B Warrants (the “Class B Warrants”) to purchase 168,000 shares of Common Stock and accompanying Class C Warrants (the “Class C Warrants”) to purchase 168,000 shares of Common Stock, at a combined public offering price of $5.50 per share and Class B Warrant and Class C Warrant, and (ii) 1,650,181 pre-funded warrants (the “Pre-Funded Warrants” and together with the Class B Warrants and the Class C Warrants, the “Warrants” and together with the Shares and the shares of Common Stock underlying the Warrants, the “Securities”) exercisable for 1,650,181 shares of Common Stock, and accompanying Class B Warrants to purchase 1,650,181 shares of Common Stock and Class C Warrants to purchase 1,650,181 shares of Common Stock, at a combined public offering price of $5.50, less the exercise price of $0.0001, per Pre-Funded Warrant and accompanying Class B Warrant and Class C Warrant, to the Investors, for aggregate gross proceeds from the Offering of approximately $10 million before deducting placement agent fees and related offering expenses.

Each Class B Warrant has an exercise price of $5.25 per share, will be immediately exercisable upon issuance and will expire five years from the date of issuance. Each Class C Warrant has an exercise price of $5.25 per share, will be immediately exercisable upon issuance and will expire thirteen months from the date of issuance.

On December 29, 2022, the Company and various purchasers (the “Investors”) executed a Securities Purchase Agreement (the “SPA”) whereby the Investors purchased from the Company 20% Original Issue Discount (the “OID”) promissory notes (the “Notes”) in the aggregate principal amount of $4,000,000 (with an aggregate subscription amount of $3,200,000). Revere Securities LLC and Spartan Capital, LLC acted as placement agents for the offering of notes and warrants contemplated by the SPA.

The Notes are due and payable on February 15, 2023 (the “Maturity Date”). The Company will also have the option to prepay the Notes with no penalties at any time prior to the Maturity Date. If the Company or any subsidiary of the Company completes a debt or equity financing of less than $4,000,000, the Company is required to repay 50% of the remaining balance of the Notes. Following such 50% repayment, the Company must also use any proceeds from any subsequent debt or equity financing to repay the Notes.

Upon the closing of any debt or equity financing of $4,000,000 or greater, the Company is required to repay 100% of the Notes with no penalties.

If the Notes are not repaid in full by the Maturity Date or if any other event of default occurs, (1) the face value of the Notes will be automatically increased to 120%; (2) the Notes will begin generating an annual interest rate of 20%, which will be paid in cash monthly until the default is cured; and (3) if such default continues for 14 or more calendar days, at the Investors’ discretion, the Notes shall become convertible at the option of the Investors into shares of the Company’s Common Stock (“Conversion Shares”) at a conversion price (the “Conversion Price”) equal to the Nasdaq closing price of the Company’s common stock on the date of the note conversion.

In connection with the SPA, the Company issued to the Investors an aggregate of 469,480 five-year Warrants exercisable for shares of common stock at an exercise price equal to $4.26, and 60,000 shares of Common Stock of the Company.

SUNNYSIDE, LLC, DBA SUNDRY

BALANCE SHEETS

UNAUDITED

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$762,607	$417,235
Accounts receivable, net of allowance	238,779	124,342
Due from factor	416,226	590,022
Inventory	4,003,153	4,917,128
Prepaid expenses and other current assets	170,602	219,902
Total current assets	5,591,367	6,268,628
Fixed assets, net	112,602	161,954
Deposits	9,612	19,742
Total assets	$5,713,581	$6,450,324
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$1,345,197	$1,142,671
Accrued liabilities	490,396	773,274
Loan payable, related party	495,000	—
Total liabilities	2,330,593	1,915,945
Commitments and contingencies (Note 7)

Members’ equity	3,382,987	4,534,379
Total members’ equity	3,382,987	4,534,379
Total liabilities and members’ equity	$5,713,581	$6,450,324

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, DBA SUNDRY

STATEMENTS OF OPERATIONS

UNAUDITED

	Nine Months Ended
	September 30,
	2022	2021
Net revenues	$11,868,420	$18,151,326
Cost of goods sold	7,230,186	10,890,796
Gross profit	4,638,234	7,260,530

Operating expenses:
General and administrative	2,682,642	2,286,956
Distribution	731,545	863,185
Sales and marketing	2,260,763	3,168,990
Total operating expenses	5,674,950	6,319,131

Income (loss) from operations	(1,036,716)	941,399

Other income (expense), net
Other income	—	689,171
Interest expense	(43,876)	(50,510)
Total other income (expense), net	(43,876)	638,661

Provision for income taxes	800	800
Net income (loss)	$(1,081,392)	$1,579,260

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, DBA SUNDRY

STATEMENTS OF MEMBERS’ EQUITY

UNAUDITED

Members’
Equity
Balances at December 31, 2020	$4,630,468
Distributions	(1,780,000)
Net income	1,579,260
Balances at Sep 30, 2021	$4,429,728

Balances at December 31, 2021	$4,534,379
Distributions	(70,000)
Net loss	(1,081,392)
Balances at Sep 30, 2022	$3,382,987

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, DBA SUNDRY

STATEMENTS OF CHANGES IN CASH FLOWS

UNAUDITED

	Nine Months Ended
	September 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(1,081,392)	$1,579,260
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	40,500	43,200
Bad debt	—	7,068
Other income - PPP forgiveness	—	(689,171)
Changes in operating assets and liabilities:
Accounts receivable	(114,438)	(140,037)
Due from factor	1,181,097	721,984
Inventory	913,975	938,206
Prepaid expenses and other current assets	49,300	(109,952)
Accounts payable	202,526	(690,300)
Accrued liabilities	(282,878)	(629,131)
Net cash provided by operating activities	908,690	1,031,127
Cash flows from investing activities:
Purchase of property and equipment	—	(5,000)
Proceeds from sale of property and equipment	8,852	—
Deposits	10,130	—
Net cash provided by (used in) investing activities	18,982	(5,000)
Cash flows from financing activities:
Proceeds from loans payable	—	630,637
Proceeds from loan payable, related party	995,000	—
Repayments to loan payable, related party	(500,000)	—
Factor advances (repayments), net	(1,007,300)	(185,000)
Distributions	(70,000)	(1,780,000)
Net cash used in financing activities	(582,300)	(1,334,363)
Net change in cash and cash equivalents	345,372	(308,236)
Cash at beginning of period	417,235	733,440
Cash at end of period	$762,607	$425,204

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$800	$800
Cash paid for interest	$43,876	$50,510

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, DBA SUNDRY

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS

Sunnyside, LLC, dba Sundry, (the “Company”) was formed on January 1, 2014, in the State of California.

The Company is headquartered in Los Angeles and its principal business activity is the design and manufacture of coastal casual women’s apparel. The Company sells predominantly to department and specialty stores located throughout the United States of America and internationally. The Company also sells directly to the consumer through its website.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Unaudited Interim Financial Information

The accompanying financial statements for the nine months ended September 30, 2022 and the related note disclosures are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in our opinion, reflect all adjustments, consisting of only normal recurring adjustments, necessary to present fairly our financial position as of September 30, 2022 and results of operations, and cash flows for the nine months ended September 30, 2022 and 2021. The results for the nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any other periods. These unaudited financial statements should be read in conjuncture with the annual financial statements filed in the Digital Brands Group, Inc. prospectus on Form 424B4 on May 9, 2022.

Use of Estimates

Preparation of the financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could ultimately differ from these estimates. It is reasonably possible that changes in estimates may occur in the near term.

Risks and Uncertainties

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. While the majority of pandemic related restrictions have been lifted, the Company expects to continue to have periodic issues in 2022 and potentially beyond, that may be a result of lingering pandemic related issues, including but not limited to: supply chain delays, human capital hiring and retention, and remaining restrictions in geographical locations where we source products and services from.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of September 30, 2022 and December 31, 2021. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Cash

The Company maintains its cash in various commercial banks in the United States (“U.S.”). Accounts at U.S. banks are insured by the Federal Deposit Insurance Corporation up to $250,000. While the Company’s accounts at these institutions, at times, may exceed the federally insured limits, management believes that the risk of loss is not significant and the Company has not experienced any losses in such accounts to date.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. An allowance for doubtful accounts is maintained based on the length of time receivables are past due, the status of a customers’ financial position, and other factors. As of September 30, 2022 and December 31, 2021, there was an allowance for doubtful accounts of $19,000.

Inventory

Inventory consists of raw materials purchased from the Company’s suppliers, work in progress and finished goods. Inventory is valued at the lower of first-in, first-out, cost, or net realizable value. As of September 30, 2022 and December 31, 2021, there was an allowance for obsolescence of $100,000.

Fixed Assets, Net

Fixed assets are stated at cost less accumulated depreciation. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to seven (7) years. Leasehold improvements are depreciated over the lesser of the term of the respective lease or estimated useful economic life. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360-10-35, Impairment or Disposal of Long-Lived Assets. Under that directive, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Such group is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such factors and circumstances exist, the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives are compared against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. For the nine months ended September 30, 2022 and 2021, there were no impairment charges.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 - Revenue from Contracts with Customers (ASC 606). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

In accordance with ASC 606, the Company recognizes revenue via the sale of the Company’s merchandise to its customers. Sales contracts (purchase orders) generally have a single performance obligation, which is satisfied upon shipment of merchandise at a point in time. Revenue is measured based on the consideration stated on an invoice, net of estimated returns, chargebacks, and allowances for other deductions based upon management’s estimates and the Company’s historical experience. The Company accepts product returns from customers in line with the Company’s return policy, with each return depending on the underlying reason for and timing of the returned merchandise.

Wholesale revenues are recognized upon shipment of product to the customer. Revenues are recorded, net of expected returns, discounts and allowances.

The Company reviews and refines these estimates using historical trends, seasonal results and current economic and market conditions.

E-commerce revenues of products ordered through the Company’s website are recognized upon shipment to the customers. E-commerce revenues are also reduced by expected returns and discounts.

The Company evaluates the allowance for sales returns and allowances based on historical percentages, utilizing a multiple-month lookback period. As part of its evaluation, the Company considers actual returns and allowances to date that are in process and its actual sales within the past months that may result in returns and allowances in the future. The allowance for sales returns is recorded within accrued expenses and amounted to approximately $66,000 and $73,000 at September 30, 2022 and December 31, 2021, respectively. Under ASC 606, the Company also records an asset on the balance sheet within prepaid expenses and other current assets for the cost of the estimated returns of inventory, which amounted to approximately $29,700 and $30,000 at September 30, 2022 and December 31, 2021, respectively.

Utilizing the practical expedient provided for under ASC 606, the Company has elected to expense sales commissions related to product sales as incurred as the amortization period is generally one year or less for the time between customer purchase and utilization. These fees are recorded within sales and marketing expenses on the statement of operations.

Cost of Goods Sold

Cost of goods sold consist of the costs of inventory sold and inbound freight. The Company includes outbound freight associated with shipping goods to customers as a component of distribution expenses as noted below.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees billed to customers within revenues. The costs associated with shipping goods to customers are recorded within distribution expenses and amounted to approximately $449,000 and $580,000 for the nine months ended September 30, 2022 and 2021, respectively.

Advertising

The Company expenses advertising costs as incurred. Advertising costs expensed were approximately $318,000 and $594,000 for the nine months ended September 30, 2022 and 2021, respectively.

Income Taxes

The Company is a limited liability company (LLC) classified as a partnership for federal income tax purposes, which provides for profits and losses to be reported at the individual member level for income tax purposes. The Company pays the necessary amount of distributions in order to satisfy the member’s estimated personal income tax liabilities arising from the Company’s profits. The state of California imposes an annual fee on the LLC based on the level of gross revenue of the LLC. As of December 31, 2021 and 2020, the Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal and California state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three to four years from the filing of a tax return.

Concentration of Credit Risk

Concentrations — The Company had one customer which accounted for 61% of accounts receivable as September 30, 2022. During the nine months ended September 30, 2022, one customer accounted for 25% of the Company’s revenues.

Suppliers — The Company relies on a small number of vendors for raw materials and inventory purchases. Management believes that the loss of one or more of these vendors would have a material impact on the Company’s financial position, results of operations and cash flows. Purchases from two suppliers amounted to approximately 23% of total purchases for the nine months ended September 30, 2022. The Company had two suppliers which accounted for 23% of accounts payable as of September 30, 2022.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company adopted the new guidance on January 1, 2022, but did not have any impact on its financial statements as the Company had no applicable leases.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. Several amendments to this new guidance have also been issued by the FASB between 2016 and 2020. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. The Company is evaluating the impact of this guidance, which is effective for the Company beginning on January 1, 2023, although early adoption is permitted.

NOTE 3 — DUE FROM FACTOR

Pursuant to the terms of a continuing agreement between the Company and a factor, the Company sells a significant portion of its trade accounts receivable to a factor on a pre-approved, non-recourse basis. The price at which the accounts are sold is the invoice amount reduced by the factor commission and all selling discounts. For accounts sold to the factor without recourse, the factor is responsible for collection, assumes all credit risk and obtains all of the rights and remedies against the Company’s customers. For such accounts, payment is due from the factor upon the earlier of the payment of the receivable to the factor by the customer, or the maturity of the receivable. Certain receivables are subject to recourse in the event of non-payment by the customer.

The Company may request advances prior to the collection of accounts receivable. Advances are granted at the sole discretion of the factor and are payable upon demand. The factor charges interest on advances at the higher of the prime rate plus 2.00% or 4.00% per annum. The factoring agreement is collateralized by substantially all of the Company’s assets.

Due from factor consists of the following:

	September 30,	December 31,
	2022	2021
Outstanding receivables
Without recourse	$702,432	$1,886,591
With recourse	580	11,000
	703,012	1,897,591
Advances	(202,000)	(1,209,300)
Credits due customers	(84,787)	(98,269)
Due from factor	$416,226	$590,022

NOTE 4 — INVENTORY

The Company had inventories consisting of the following:

	September 30,	December 31,
	2022	2021
Raw materials	$1,422,049	$1,746,722
Work in progress	1,588,803	1,951,549
Finished goods	992,301	1,218,857
Inventory	$4,003,153	$4,917,128

NOTE 5 — FIXED ASSETS, NET

Fixed assets, net, are comprised of the following:

	September 30,	December 31,
	2022	2021
Leasehold improvements and showrooms	$198,658	$198,658
Furniture and equipment	174,005	183,005
Automobiles	34,220	34,072
	406,883	415,735
Less: accumulated depreciation and amortization	(294,281)	(253,781)
Fixed assets, net	$112,602	$161,954

Depreciation and amortization expense was $40,500 and $43,200 for the nine months ended September 30, 2022 and 2021, respectively.

NOTE 6 — DEBT

On February 23, 2021, the Company received a second draw PPP loan for approximately $631,000. The loan bore interest at 1% per annum and was to be repaid in full no later than five years from the disbursement date. The monthly payments were to be an amount equal to the amount necessary to fully amortize the then-outstanding principal balance at the specified interest rate and continue through maturity, if required. The second draw PPP was subject to the same forgiveness provisions as the first loan received in May 2020.

On June 28, 2021, the Company received full forgiveness of the Company’s first PPP loan from the SBA, and on December 6, 2021, the Company received full forgiveness of the second draw PPP loan from the SBA. Accordingly, the Company recorded a gain of approximately $689,000 during the nine months ended September 30, 2022.

See Note 9 for related party loan.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with, and does not know of any, pending or threatened litigation against the Company or any of its officers.

Leases

The Company leases its office and showroom facilities in Los Angeles, California. The leases expire at various dates through April 2022 with base rents ranging from $4,000 to $15,000. One of the lease agreements is guaranteed by a member of the Company. As of September 30, 2022, all leases are month-to- month and there are no future commitments.

Total rent expense for the nine months ended September 30, 2022 and 2021 amounted to approximately $241,000 and $274,000, respectively.

NOTE 8 — MEMBERS’ EQUITY

During the nine months ended September 30, 2022 and 2021, member distributions totaled $70,000 and $1,780,000, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 9 — RELATED PARTY TRANSACATIONS

During the nine months ended September 30, 2022, two members advanced the Company an aggregate of $995,000, of which $500,000 was repaid and $495,000 remained outstanding as of September 30, 2022. The loans are unsecured, non-interest bearing, and are due on demand.

During the nine months ended September 30, 2022, the Company paid $338,115 to a vendor that is owned by a Member of the Company for inventory production.

NOTE 10 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred through January 27, 2022, the issuance date of these financial statements.

On December 30, 2022, Digital Brands Group, Inc. (“DBGI”) completed its previously announced acquisition (the “Acquisition”) of all of the issued and outstanding membership interests of the Company, pursuant to that certain Second Amended and Restated Membership Interest Purchase Agreement (the “Agreement”), dated October 13, 2022, by and among Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), George Levy as the Sellers’ representative, the Company as Buyer, and Sundry.

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, exchanged all of such membership interests for (i) $7.5 million in cash, (ii) $5.5 million in promissory notes of the DBGI (the “Notes”), and (iii) a number of shares of common stock of the DBGI equal to $1.0 million (the “Shares”), calculated in accordance with the terms of the Agreement, which consideration was paid or delivered to the Sellers, Jenny Murphy and Elodie Crichi. Each Note bears interest at eight percent (8%) per annum and matures on February 15, 2023.

HARPER & JONES, LLC

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

INDEPENDENT AUDITORS’ REPORT

The Management and Members

Harper & Jones, LLC

Dallas, Texas

Report on the Financial Statements

We have audited the accompanying balance sheets of Harper & Jones, LLC (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations, members’ deficit, and cash flows, for the years then ended, and the related notes (collectively referred to as the “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harper & Jones, LLC as of December 31, 2020 and 2019, and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has negative operating cash flows, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon
Newport Beach, California
April 9, 2021

HARPER & JONES, LLC

BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$51,315	$18,509
Accounts receivable, net	38,689	31,995
Inventory	73,690	42,643
Other current assets	54,423	129,162
Total current assets	218,117	222,309
Fixed assets, net	138,040	221,686
Intangible assets, net	2,034	2,206
Other assets	4,416	15,004
Total assets	$362,607	$461,205
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$187,516	$119,068
Accrued liabilities	31,771	21,297
Other current liabilities	68,335	66,437
Note payable, current portion	60,941	147,562
Related party notes payable, current portion	—	75,000
Deferred rent	19,432	23,161
Deferred revenue	264,802	286,255
Total current liabilities	632,797	738,780
Related party notes payable, net of current portion	635,000	425,000
Notes payable, net of current portion	276,754	49,441
Total liabilities	1,544,551	1,213,221
Commitments and contingencies (Note 8)
Members’ deficit:
Class A members units, $0.00001 par value, 100 authorized; 100 outstanding at both December 31, 2020 and 2019	—	—
Class B members units, $0.00001 par value, 100 authorized; 87 and 100 outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	102,083	112,565
Accumulated deficit	(1,284,027)	(864,581)
Total members’ deficit	(1,181,944)	(752,016)
Total liabilities and members’ deficit	$362,607	$461,205

The accompany notes are an integral part of these financial statements.

HARPER & JONES, LLC

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2020	2019
Revenues	$2,542,721	$3,325,762
Cost of goods sold	897,873	1,202,819
Gross profit	1,644,848	2,122,943
Operating expenses:
General and administrative	1,044,397	717,901
Sales and marketing	1,163,124	1,577,478
Total operating expenses	2,207,521	2,295,379
Loss from operations	(562,673)	(172,436)
Other income (expense):
Interest expense	(92,270)	(53,955)
Gain on forgiveness of debt	225,388	—
Other income	10,109	50,000
Total other income (expense), net	143,227	(3,955)
Provision for income taxes	—	—
Net loss	$(419,446)	$(176,391)

The accompany notes are an integral part of these financial statements.

HARPER & JONES, LLC

STATEMENTS OF MEMBERS’ DEFICIT

	Class A Members’ Units		Class B Members’ Units		Additional Paid-in	Accumulated	Total Members’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2018	100	$—	100	$—	$112,565	$(688,190)	$(575,625)
Net loss	—	—	—	—	—	(176,391)	(176,391)
Balances at December 31, 2019	100	$—	100	$—	$112,565	$(864,581)	$(752,016)
Contributions	—	—	—	—	771	—	771
Repurchase of members’ units	—	—	(13)	—	(11,253)	—	(11,253)
Net loss	—	—	—	—	—	(419,446)	(419,446)
Balances at December 31, 2020	100	$—	87	$—	$102,083	$(1,284,027)	$(1,181,944)

The accompany notes are an integral part of these financial statements.

HARPER & JONES, LLC

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(419,446)	$(176,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	149,568	82,422
Gain on forgiveness of note payable	(225,388)	—
Bad debt expense	42,078	—
Changes in operating assets and liabilities:
Accounts receivable, net	(48,772)	968
Inventory	(31,047)	(17,577)
Deposits	—	(5,438)
Other assets	85,327	(66,659)
Accounts payable	68,448	79,266
Accrued expenses and other current liabilities	12,372	(12,130)
Deferrent rent	(3,729)	12,784
Deferred revenue	(21,453)	124,162
Net cash provided by (used in) operating activities	(392,042)	21,407
Cash flows from investing activities:
Purchases of property and equipment and intangibles	(65,750)	(254,437)
Net cash used in investing activities	(65,750)	(254,437)
Cash flows from financing activities:
Proceeds from related party notes payable	210,000	200,000
Proceeds from notes payable	382,600	200,000
Principal payments on line of credit	—	(160,000)
Proceeds from line of credit	125,000	—
Principal repayments of notes payable	(141,520)	—
Principal payments on related party notes payable	(75,000)	(2,998)
Member contributions	771	—
Repurchase of members’ units	(11,253)	—
Net cash provided by financing activities	490,598	237,002
Net increase in cash and cash equivalents	32,806	3,972
Cash and cash equivalents at beginning of year	18,509	14,537
Cash and cash equivalents at end of year	$51,315	$18,509
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$82,270	$53,955
Non cash investing and financing activities:
Conversion of line of credit to note payable	$125,000	—

The accompany notes are an integral part of these financial statements.

Harper & Jones, LLC

Notes to Financial Statements

NOTE 1 — NATURE OF OPERATIONS

Harper & Jones, LLC (the “Company” or “H&J” or the “LLC”) was formed on April 10, 2017 in the State of Texas. The Company’s headquarters are located in Dallas, Texas.

The Company operates a clothing business of custom men’s garments from casual wear to formal wear; including suits, sport coats, slacks, dress shirts, crew necks, chinos, denim, tuxedos and more. Our team consists of clothiers that grow their own clientele through their network and company leads. We meet our clients at their home, office, or in one of our showrooms with a goal of taking over our clients’ image and wardrobe and making them bench-made garments that align with their unique personality and lifestyle.

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates.

The negative impact the global pandemic has had on the Company in 2020 is significant, given H&J’s revenue is linked to physical showroom locations — all of which were forced to close for a duration of 2020, per local requirements around continued operations for essential vs. non-essential businesses.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of Harper & Jones, LLC are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

Preparation of the financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could ultimately differ from these estimates. It is reasonably possible that changes in estimates may occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of December 31, 2020 and 2019. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Harper & Jones, LLC

Notes to Financial Statements

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. The Company maintains an allowance for doubtful accounts for potential uncollectible receivables. As of December 31, 2020, and 2019, there were no allowances for credit losses.

Inventories

Inventories are valued at the lower of first-in, first-out, cost, or market value, less costs to sell (net realizable value).

Fixed Assets

Fixed assets are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of one (1) to seven (7) years. Leasehold improvements are depreciated over the lesser of the term of the respective lease or estimated useful economic life. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Intangible Assets

Intangible assets with finite lives are amortized over their respective estimated lives and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined. No impairment was deemed necessary for the periods presented.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360-10-35, Impairment or Disposal of Long-Lived Assets. Under that directive, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Such group is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such factors and circumstances exist, the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives are compared against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers, revenue is recorded is when the customer takes physical possession of the product. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods, using the five-step method required by ASC 606. The Company adopted this standard at the beginning of fiscal year 2019, with no material impact to its financial position or results of operations, using the modified retrospective method.

Revenue from product sales is recognized in the period during which the product is delivered to the end consumer; any taxes collected on behalf of government authorities are excluded from net revenue.

Advertising

The Company expenses advertising costs as incurred. Advertising costs expensed were $4,124 and $7,435 for the years ended December 31, 2020 and 2019, respectively.

Harper & Jones, LLC

Notes to Financial Statements

Income Taxes

The Company is a limited liability company. Under these provisions, the Company is not subject to federal corporate income taxes. Instead, the shareholders were liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company paid state Franchise taxes at reduced rates. Tax returns for years on and after 2017 are open to examination by government agencies; however, there are no ongoing examinations.

Concentration of Credit Risk

Cash — The Company maintains its cash with a major financial institution, which it believes to be creditworthy, located in the United States of America. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Suppliers — The Company relies on a small number of vendors for raw materials and tailoring services. Management believes that the loss of one or more of these vendors would have a material impact on the Company’s financial position, results of operations and cash flows.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new guidance, which is effective for the Company beginning on January 1, 2022, although early adoption is permitted.

NOTE 3 — GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses from operations of $562,673 and $172,437, for the years ended December 31, 2020 and 2019, respectively, and had net cash provided by/ (used in) operating activities of ($392,042) and $21,407 for the years ended December 31, 2020 and 2019, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund operations through the sale of products and debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned operations, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

NOTE 4 — INVENTORIES

The Company had fabric inventories of $73,690 and $42,643 as of December 31, 2020 and 2019, respectively.

NOTE 5 — FIXED ASSETS

Fixed assets are comprised of the following:

	December 31,
	2020	2019
Leasehold improvements and showrooms	$375,677	$309,928
Accumulated amortization	(237,637)	(88,242)
Fixed Assets, net	$138,040	$221,686

Depreciation expense of $149,396 and $82,251 for the years ended December 31, 2020 and 2019, respectively.

Harper & Jones, LLC

Notes to Financial Statements

NOTE 6 — RELATED-PARTY TRANSACTIONS

In July 2017, the Company issued a promissory note with a principal of $300,000 to a company owned by its majority owner. The note has an interest rate of 12% per annum, and is payable on or before July 10, 2022. Interest is paid quarterly. In October, 2019, the Company borrowed an additional $125,000 pursuant to an addendum to the promissory note. During 2020, the Company borrowed an additional $210,000 pursuant to an addendum. The balance of the note was $635,000, and $425,000, as of December 31, 2020 and 2019, respectively. Accrued interest at December 31, 2020 and 2019 was $19,500 and $10,500, respectively.

In December 2019, the Company issued a promissory note with a principal amount of $75,000 to its majority owner. The note has an interest rate of 8.5% and is payable on or before December 31, 2020. The note was repaid during 2020 and balance of the note was $0 and $75,000 as of December 31, 2020 and 2019 respectively.

NOTE 7 — DEBT

Notes payable

	December 31,
	2020	2019
Note payable to bank, principal due November 27, 2020 bearing interest at 1.75% over prime (4.75% at December 31, 2019)	$—	$123,917
Note payable to bank, principal due December 2025, bearing interest at 5.526%	125,000	—
Note payable to majority owner, principal due on or before December 31, 2020, variable monthly payments, interest at 8.5%	—	75,000
Note payable to a bank, monthly installments of $2,279 through November 26, 2022, bearing interest at 5.85%	55,483	73,086
PPP and EIDL Loans (see below for terms)	157,212	—
Note payable to a company owned by the majority owner of the Company, due on or before July 10, 2022, bearing interest at 12%	635,000	425,000
	$972,695	$697,003

The note payable to a majority owner totaling $75,000 was repaid in 2020 with proceeds from additional loans from a related party described in Note 6.

Annual aggregate maturities of notes payable that existed as December 31, 2020 are as follows:

Year Ending December 31,
2021	$60,941
2022	686,007
2023	28,119
2024	29,654
2025	31,171
Thereafter	136,803
972,695
Less: current portion of note payable	(60,941)
Notes payable, long-term	$911,754

Line of Credit

In April 2018, the Company entered into a line of credit (the “line”) with a bank in the amount of $200,000. The line bore interest at 5.85%, matured on April 27, 2019. The line of credit was secured by all tangible and intangible property of the Company. The balance of the line was $160,000 as of December 31, 2018. The line was paid in full in April 2019.

The Company received a new line of credit with similar terms in 2020. The Company drew $125,000 of the line of credit through December 31, 2020. The Company then converted the line of credit to a note for $125,000. The note carries an interest rate of 5.526% and matures in December 2025. The Company is required to make monthly payments of approximately $2,394.

Harper & Jones, LLC

Notes to Financial Statements

PPP and EIDL Loans

In April 2020, the Company entered into a loan with a lender in an aggregate principal amount of $232,700 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The PPP Loan is evidenced by a promissory note (“Note”). Subject to the terms of the Note, the PPP Loan bears interest at a fixed rate of one percent (1%) per annum, with the first six months of interest deferred, has an initial term of two years, and is unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the applicable forgiveness period, calculated in accordance with the terms of the CARES Act. The Note provides for customary events of default including, among other things, cross-defaults on any other loan with the lender. The PPP Loan may be accelerated upon the occurrence.

In December 2020, the Company received notification from the Small Business Association that the majority of the initial PPP loan balance had been forgiven; leaving a loan balance of approximately $7,312 as of December 31, 2020.

The CARES Act additionally extended COVID relief funding for qualified small businesses under the Economic Injury Disaster Loan (EIDL) assistance program. On June 25, 2020 the Company was notified that their EIDL application was approved by the Small Business Association (SBA). Per the terms of the EIDL agreement, the Company received total proceeds of $150,000. The Loan matures in thirty years from the effective date of the Loan and has a fixed interest rate of 3.75% per annum.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with, and does not know of any, pending or threatened litigation against the Company or any of its officers.

Leases

The Company leases office and showroom facilities in Dallas and Houston, Texas, and New Orleans, Louisiana. The leases expire at various dates through June 2022 with base rents ranging from $3,400 to $6,500. The following table shows the future annual minimum obligations under lease commitments in effect at December 31, 2020:

2021	$95,617
2022	42,996
$138,613

Rent expense for the years ended December 31, 2020 and 2019 was $159,032 and $165,326, respectively.

NOTE 9 — MEMBERS’ EQUITY / (DEFICIT)

The Company has authorized the issuance of 200 shares of membership units consisting of 100 Class A Common units and 100 of Class B Common Stock with par value of $0.00001, 187 and 200 of which were issued and outstanding as of December 31, 2020, and 2019. Profits are allocated first to Class A members, pro rata until cumulative profits allocated to Class A Members equal the cumulative losses allocated to Class A members from all prior periods, second to Class B Members, pro rata until cumulative profits allocated to Class B Members equal the cumulative losses allocated to Class B members from all prior periods, then the balance, if any, to Class B Members, pro rata. Losses are allocated first to Class B members, pro rata until cumulative losses to Class Be members equal cumulative profits allocated to Class B members for all prior periods, second to Class A members, pro rata.

In 2020, the Company repurchased 13 Class B Member units for $11,253.

The Company’s certificate of formation dictates that the entity has a finite life of 60 years. Accordingly, the LLC will cease to exist in April 2077.

Harper & Jones, LLC

Notes to Financial Statements

Proposed Sale of Business

On October 14, 2020, the members of Harper & Jones LLC (H&J) agreed to sell their interest to Digital Brands Group, Inc., formerly Denim.LA, Inc. (“Denim.LA”), subject to the successful closing of Denim.LA’s initial public offering, for $9,100,000 of Denim.LA Common Stock, at a price per share equal to the price per share at Denim.LA’s initial public offering (IPO), thus the number of Common Stock shares the members of Harper & Jones receive is dependent on the price per share of Denim.LA’s Common Stock at the time of their IPO.

In addition, Denim.LA will contribute to Harper & Jones LLC a sum of $500,000 in cash to be allocated to H&J’s outstanding debt immediately prior to the closing of the transaction.

The finalization of this sale is dependent on a successful initial public offering by Denim.LA within time periods specified in the agreement. There is no penalty for either party if Denim.LA fails to complete its initial public offering, and in such circumstance the sale will be deemed null and void.

NOTE 10 — SUBSEQUENT EVENTS

In January, 2021 the Company was notified that their 2nd Round PPP Loan application was approved by the Small Business Association. Per the terms of the PPP Loan, the Company received total proceeds of $232,700. The Loan matures in two years from the effective date of the Loan and has a fixed interest rate of 1% per annum.

The Company has evaluated subsequent events that occurred after December 31, 2020 through April 9, 2021, the issuance date of these financial statements.

SUNNYSIDE, LLC, dba Sundry

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2021 and 2020

INDEPENDENT AUDITOR’S REPORT

To the Members’ of
Sunnyside LLC

Opinion

We have audited the accompanying financial statements of Sunnyside LLC, dba Sundry (a California limited liability company, the “Company”), which comprise the balance sheet as of December 31, 2021 and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant auditxc findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California
April 18, 2022

INDEPENDENT AUDITOR’S REPORT

To the Members

Sunnyside, LLC, dba Sundry
Los Angeles, California

We have audited the accompanying financial statements of Sunnyside, LLC, dba Sundry, a California limited liability company (the “Company”), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Armanino LLP
Los Angeles, California

November 22, 2021

SUNNYSIDE, LLC, dba Sundry

BALANCE SHEETS

	December 31,
	2021	2020
ASSETS
Current assets:	$417,235	$733,440
Cash
Accounts receivable, net of allowance	124,342	179,057
Due from factor	590,022	1,086,405
Inventory	4,917,128	5,747,826
Prepaid expenses and other current assets	219,901	102,125
Total current assets	6,268,628	7,848,853
Fixed assets, net	161,954	215,805
Deposits	19,742	19,742
Total assets	$6,450,324	$8,084,400
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$1,142,671	$1,400,793
Accrued liabilities	773,274	1,213,968
Loan payable, current	—	308,151
Total current liabilities	1,915,945	2,922,912
Loan payable, net of current portion	—	531,020
Total liabilities	1,915,945	3,453,932
Commitments and contingencies (Note 7)
Members’ equity	4,534,379	4,630,468
Total members’ equity	4,534,379	4,630,468
Total liabilities and members’ equity	$6,450,324	$8,084,400

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, dba Sundry

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
Net revenues	$22,800,825	$19,897,696
Cost of goods sold	13,638,553	8,525,612
Gross profit	9,162,272	11,372,084
Operating expenses:
General and administrative	3,201,811	2,823,334
Distribution	1,080,964	1,011,431
Sales and marketing	4,374,667	3,790,570
Total operating expenses	8,657,442	7,625,335
Income from operations	504,830	3,746,749
Other income (expense), net Other income	1,319,899	10,010
Interest expense	(70,018)	(55,537)
Total other income (expense), net	1,249,881	(45,527)
Provision for income taxes	800	800
Net income	$1,753,911	$3,700,422

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, dba Sundry

STATEMENTS OF MEMBERS’ EQUITY

Members’ Equity
Balances at December 31, 2019	$2,900,046
Distributions	(1,970,000)
Net income	3,700,422
Balances at December 31, 2020	4,630,468
Distributions	(1,850,000)
Net income	1,753,911
Balances at December 31, 2021	$4,534,379

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, dba Sundry

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,753,911	$3,700,422
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,851	58,423
Bad debt	9,976	91,195
Other income – PPP forgiveness	(1,319,808)	—
Changes in operating assets and liabilities:
Accounts receivable	44,740	(144,902)
Due from factor	363,083	(131,137)
Inventory	830,698	(2,100,608)
Due from related party	—	92,318
Prepaid expenses and other current assets	(117,777)	56,145
Accounts payable	(258,122)	7,866
Accrued liabilities	(440,694)	339,329
Net cash provided by operating activities	919,858	1,969,051
Cash flows from investing activities:
Purchase of property and equipment	—	(11,430)
Net cash used in investing activities	—	(11,430)
Cash flows from financing activities:
Proceeds from loans payable	480,637	839,171
Factor advances (repayments), net	133,300	(299,000)
Distributions	(1,850,000)	(1,970,000)
Net cash used in financing activities	(1,236,063)	(1,429,829)
Net change in cash and cash equivalents	(316,205)	527,792
Cash and cash equivalents at beginning of year	733,440	205,648
Cash and cash equivalents at end of year	$417,235	$733,440
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$800	$800
Cash paid for interest	$70,018	$55,537

The accompanying notes are an integral part of these financial statements.

SUNNYSIDE, LLC, dba Sundry

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS

Sunnyside, LLC, dba Sundry, (the “Company”) was formed on January 17, 2014, in the State of California. The Company’s headquarters are located in Los Angeles, California.

The Company is headquartered in Los Angeles and its principal business activity is the design and manufacture of coastal casual women’s apparel. The Company sells predominantly to department and specialty stores located throughout the United States of America and internationally. The Company also sells directly to the consumer through its website.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

Preparation of the financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could ultimately differ from these estimates. It is reasonably possible that changes in estimates may occur in the near term.

Risks and Uncertainties

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The negative impact the global pandemic has had on the Company in 2021 and 2020 is significant, given revenue is linked to domestic and local locations and offices for operations ranging from production to shipment of goods to customers — all of which were forced to close for a duration of 2021 and 2020, per local requirements around continued operations for essential vs. non-essential businesses.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of December 31, 2021 and 2020. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Cash

The Company maintains its cash in various commercial banks in the United States (“U.S.”). Accounts at U.S. banks are insured by the Federal Deposit Insurance Corporation up to $250,000. While the Company’s accounts at these institutions, at times, may exceed the federally insured limits, management believes that the risk of loss is not significant and the Company has not experienced any losses in such accounts to date.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. An allowance for doubtful accounts is maintained based on the length of time receivables are past due, the status of a customers’ financial position, and other factors. As of December 31, 2021 and 2020, there was an allowance for doubtful accounts of $19,000 and $94,000, respectively.

Inventory

Inventory consists of raw materials purchased from the Company’s suppliers, work in progress and finished goods. Inventory is valued at the lower of first-in, first-out, cost, or net realizable value. As of December 31, 2021, there was a reserve for obsolescence of $100,000.

Fixed Assets, Net

Fixed assets are stated at cost less accumulated depreciation. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to seven (7) years. Leasehold improvements are depreciated over the lesser of the term of the respective lease or estimated useful economic life. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360-10-35, Impairment or Disposal of Long-Lived Assets. Under that directive, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Such group is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such factors and circumstances exist, the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives are compared against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. For the years ended December 31, 2021 and 2020, there were no impairment charges.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 — Revenue from Contracts with Customers (ASC 606). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

In accordance with ASC 606, the Company recognizes revenue via the sale of the Company’s merchandise to its customers. Sales contracts (purchase orders) generally have a single performance obligation, which is satisfied upon shipment of merchandise at a point in time. Revenue is measured based on the consideration stated on an invoice, net of estimated returns, chargebacks, and allowances for other deductions based upon management’s estimates and the Company’s historical experience. The Company accepts product returns from customers in line with the Company’s return policy, with each return depending on the underlying reason for and timing of the returned merchandise.

Wholesale revenues are recognized upon shipment of product to the customer. Revenues are recorded, net of expected returns, discounts and allowances. The Company reviews and refines these estimates using historical trends, seasonal results and current economic and market conditions.

E-commerce revenues of products ordered through the Company’s website are recognized upon shipment to the customers. E-commerce revenues are also reduced by expected returns and discounts.

The Company evaluates the allowance for sales returns and allowances based on historical percentages, utilizing a multiple-month lookback period. As part of its evaluation, the Company considers actual returns and allowances to date that are in process and its actual sales within the past months that may result in returns and allowances in the future. The allowance for sales returns is recorded within accrued expenses and amounted to approximately $73,000 and $244,000 at December 31, 2021 and 2020, respectively. Under ASC 606, the Company also records an asset on the balance sheet within prepaid expenses and other current assets for the cost of the estimated returns of inventory, which amounted to approximately $30,000 and $90,000 at December 31, 2021 and 2020, respectively.

Utilizing the practical expedient provided for under ASC 606, the Company has elected to expense sales commissions related to product sales as incurred as the amortization period is generally one year or less for the time between customer purchase and utilization. These fees are recorded within sales and marketing expenses on the statement of operations.

Cost of Goods Sold

Cost of goods sold consist of the costs of inventory sold and inbound freight. The Company includes outbound freight associated with shipping goods to customers as a component of distribution expenses as noted below.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees billed to customers within revenues. The costs associated with shipping goods to customers are recorded within distribution expenses and amounted to approximately $674,000 and $686,000 for the years ended December 31, 2021 and 2020, respectively.

Advertising

The Company expenses advertising costs as incurred. Advertising costs expensed were approximately $1,161,000 and $945,000 for the years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company is a limited liability company (LLC) classified as a partnership for federal income tax purposes, which provides for profits and losses to be reported at the individual member level for income tax purposes. The Company pays the necessary amount of distributions in order to satisfy the member’s estimated personal income tax liabilities arising from the Company’s profits. The state of California imposes an annual fee on the LLC based on the level of gross revenue of the LLC. As of December 31, 2021 and 2020, the Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal and California state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three to four years from the filing of a tax return.

Concentration of Credit Risk

Suppliers — The Company relies on a small number of vendors for raw materials and inventory purchases. Management believes that the loss of one or more of these vendors would have a material impact on the Company’s financial position, results of operations and cash flows. Purchases from three suppliers amounted to approximately $3,045,000, or 22% of total purchases for the year ended December 31, 2021 and $4,218,000, or 42% of total purchases for the year ended December 31, 2020. Included in accounts payable at December 31, 2021 and 2020 is approximately $547,000 and $664,000, respectively, due to these suppliers.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new guidance, which is effective for the Company beginning on January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. Several amendments to this new guidance have also been issued by the FASB between 2016 and 2020. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. The Company is evaluating the impact of this guidance, which is effective for the Company beginning on January 1, 2023, although early adoption is permitted.

NOTE 3 — DUE FROM FACTOR

Pursuant to the terms of a continuing agreement between the Company and a factor, the Company sells a significant portion of its trade accounts receivable to a factor on a pre-approved, non-recourse basis. The price at which the accounts are sold is the invoice amount reduced by the factor commission and all selling discounts. For accounts sold to the factor without recourse, the factor is responsible for collection, assumes all credit risk and obtains all of the rights and remedies against the Company’s customers. For such accounts, payment is due from the factor upon the earlier of the payment of the receivable to the factor by the customer, or the maturity of the receivable. Certain receivables are subject to recourse in the event of non- payment by the customer.

The Company may request advances prior to the collection of accounts receivable. Advances are granted at the sole discretion of the factor and are payable upon demand. The factor charges interest on advances at the higher of the prime rate plus 2.00% or 4.00% per annum. The factoring agreement is collateralized by substantially all of the Company’s assets.

Due from factor consists of the following:

	December 31,
	2021	2020
Outstanding receivables
Without recourse	$1,886,591	$2,129,451
With recourse	11,000	43,948
	1,897,591	2,173,399
Advances	(1,209,300)	(1,076,000)
Credits due customers	(98,269)	(10,994)
Due from factor	$590,022	$1,086,405

NOTE 4 — INVENTORY

The Company had inventories consisting of the following:

	December 31,
	2021	2020
Raw materials	$1,746,722	$2,273,060
Work in progress	1,951,549	2,231,811
Finished goods	1,218,857	1,242,955
Inventory	$4,917,128	$5,747,826

NOTE 5 — FIXED ASSETS, NET

Fixed assets, net, are comprised of the following:

	December 31,
	2021	2020
Leasehold improvements and showrooms	$198,658	$198,658
Furniture and equipment	183,005	183,005
Automobiles	34,072	34,072
	415,735	415,735
Less: accumulated depreciation and amortization	(253,781)	(199,930)
Fixed assets, net	$161,954	$215,805

Depreciation and amortization expense was $53,851 and $58,423 for the years ended December 31, 2021 and 2020, respectively.

NOTE 6 — DEBT

In May 2020, the Company entered into a loan with a lender in an aggregate principal amount of $689,171 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The PPP Loan was evidenced by a promissory note (“Note”). Subject to the terms of the Note, the PPP Loan bore interest at a fixed rate of one percent (1%) per annum, with the first six months of interest deferred, had an initial term of two years, and was unsecured and guaranteed by the Small Business Administration. The Company could apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the applicable forgiveness period, calculated in accordance with the terms of the CARES Act. The Note provided for customary events of default including, among other things, cross-defaults on any other loan with the lender.

On February 23, 2021, the Company received a second draw PPP loan for approximately $631,000. The loan bore interest at 1% per annum and was to be repaid in full no later than five years from the disbursement date. The monthly payments were to be an amount equal to the amount necessary to fully amortize the then- outstanding principal balance at the specified interest rate and continue through maturity, if required. The second draw PPP was subject to the same forgiveness provisions as the first loan.

During 2021, the Company recognized forgiveness of the first and second PPP loans, based on full forgiveness received from the SBA. Accordingly, the Company recorded a gain of $1,319,808, which is included in other income in the consolidated statements of operations.

In May 2020, the Company was granted an Economic Injury Disaster Loan (EIDL) by the SBA for $150,000. The loan bore interest at 3.75% with no payments due for the first twelve months. Monthly payments of principal and interest of approximately $700 began in June 2021 and were to continue through maturity in May 2050, if required. The loan was collateralized by substantially all assets of the Company. In December 2021, the entire outstanding principal was repaid.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with, and does not know of any, pending or threatened litigation against the Company or any of its officers.

Leases

The Company leases its office and showroom facilities in Los Angeles, California. The leases expired at various dates through January 2022 with base rents ranging from approximately $4,000 to $15,000. One of the lease agreements is guaranteed by a member of the Company. The following table shows the future annual minimum obligations under lease commitments in effect at December 31, 2021:

2022	$15,516
$15,516

Total rent expense for the years ended December 31, 2021 and 2020 amounted to approximately $372,000 and $345,000, respectively.

NOTE 8 — MEMBERS’ EQUITY

During the years ended December 31, 2021 and 2020, member distributions totaled $1,850,000 and $1,970,000, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 9 — RELATED PARTY TRANSACATIONS

During the years ended December 31, 2021 and 2020, an entity owned by a member of the Company paid the Company $910 and $133,056 , respectively, for showroom and personnel expenses.

During the years ended December 31, 2021 and 2020, the Company paid approximately $1,261,000 and $970,000, respectively, to a vendor that is owned by a Member of the Company for inventory production.

NOTE 10 — SUBSEQUENT EVENTS

On January 18, 2022, Digital Brands Group, Inc, a Delaware company (“DBGI”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), the Company and George Levy as the Sellers’ representative, pursuant to which the DBGI will acquire all of the issued and outstanding membership interests of the Company (such transaction, the “Acquisition”).

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, will exchange all of such membership interests for (i) $7.5 million of shares of DBGI’s common stock at the volume-weighted average (rounded to the nearest $0.0001) of the closing price of the DBGI’s common stock on the Nasdaq Capital Market (“NasdaqCM”) during the thirty (30) trading day period immediately prior to the closing, but in no event at a price less than $1.59; and (ii) $34.0 million in cash, $20.0 million of which will be paid at the closing and the balance of which will be evidenced by promissory notes due December 31, 2022 (“Seller Notes”); provided, however, that if the audited aggregate net revenue of Sundry for the year ended December 31, 2021 (the “Audited Net Revenue”) times 1.5 is greater than $34.0 million, the DBGI will pay the difference in cash pro rata to the Sellers and if the Audited Net Revenue times 1.5 is less than $34.0 million, the Seller Notes will be reduced pro rata for such difference. A portion of the purchase price will be paid to certain employees of Sundry who have a contractual right to receive a portion of the consideration payable in the Acquisition (“Payees”).

Of the $34.0 million in cash payable in the Acquisition, $2.0 million will be held in escrow to cover possible indemnification claims. If the Seller Notes, plus all unpaid interest thereunder, are not repaid in full on or prior to March 31, 2022, then on March 31, 2022, DBGI will issue an additional $2.5 million of shares of common stock pro rata to the Sellers and the Payees. If the Seller Notes, plus all unpaid interest thereunder remain outstanding after March 31, 2022 and are not repaid in full on or prior to June 30, 2022, then on June 30, 2022, DBGI will issue an additional $2.5 million of shares of common stock pro rata to the Sellers and the Payees. If the Seller Notes, plus all unpaid interest thereunder remain outstanding after June 30, 2022 and are not repaid in full on or prior to September 30, 2022, then on September 30, 2022, DBGI will issue an additional $2.5 million of shares of common stock pro rata to the Sellers and the Payees. Any shares issued on either March 31, June 30 or September 30, 2022 shall be issued at the closing price of the DBGI’s common stock as quoted on the NasdaqCM as of the date immediately preceding the date of issuance but in no event at a price less than $1.59.

The Company has evaluated subsequent events that occurred through April 18, 2022, the issuance date of these financial statements.

MOSBEST, LLC, dba Stateside

FINANCIAL STATEMENTS

AS OF FOR THE YEAR ENDED

DECEMBER 31, 2020

INDEPENDENT AUDITOR’S REPORT

To the Member

Mosbest, LLC, dba Stateside
Los Angeles, California

We have audited the accompanying financial statements of Mosbest, LLC, dba Stateside, a California limited liability company (the “Company”), which comprise the balance sheet as of December 31, 2020, and the related statements of operations, member’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Armanino LLP
Los Angeles, California

September 2, 2021

MOSBEST, LLC, dba Stateside

BALANCE SHEET

December 31, 2020
ASSETS
Current assets:
Cash	$251,381
Accounts receivable	56,926
Due from factor	378,880
Inventory	386,756
Due from related parties	97,472
Prepaid expenses and other current assets	11,036
Total current assets	1,182,451
Fixed assets, net	17,838
Deposits	9,594
Total assets	$1,209,883
LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$289,613
Accrued liabilities	23,673
Loan payable, current	—
Total current liabilities	313,286
Loan payable, net of current portion	—
Total liabilities	313,286
Commitments and contingencies (Note 8)
Member’s equity	896,597
Total member’s equity	896,597
Total liabilities and member’s equity	$1,209,883

The accompanying notes are an integral part of these financial statements.

MOSBEST, LLC, dba Stateside

STATEMENT OF OPERATIONS

Year Ended December 31, 2020
Net revenues	$3,187,512
Cost of goods sold	1,485,726
Gross profit	1,701,786
Operating expenses:
General and administrative	1,192,241
Distribution	155,483
Sales and marketing	838,638
Total operating expenses	2,186,362
Loss from operations	(484,577)
Other income (expenses), net
Other income	261,035
Other expenses	—
Total other income (expenses), net	261,035
Provision for income taxes	800
Net loss	$(224,341)

The accompanying notes are an integral part of these financial statements.

MOSBEST, LLC, dba Stateside

STATEMENT OF MEMBER’S EQUITY

Member’s Equity
Balances at December 31, 2019	$1,424,263
Distributions	(303,325)
Net loss	(224,341)
Balances at December 31, 2020	$896,597

The accompanying notes are an integral part of these financial statements.

MOSBEST, LLC, dba Stateside

STATEMENT OF CASH FLOWS

Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(224,341)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of debt	(251,221)
Depreciation and amortization	55,207
Non-cash contributions	—
Changes in operating assets and liabilities:
Accounts receivable	221,173
Due from factor	(322,367)
Inventory	283,467
Prepaid expenses and other current assets	26,663
Accounts payable	(143,680)
Accrued liabilities	(97,397)
Net cash used in operating activities	(452,496)
Cash flows from investing activities:
Advances to related parties	—
Deposits	(9,594)
Net cash used in investing activities	(9,594)
Cash flows from financing activities:
Proceeds from loan payable	251,221
Advances from factor	667,907
Distributions	(303,325)
Net cash provided by financing activities	615,803
Net change in cash and cash equivalents	153,713
Cash and cash equivalents at beginning of year	97,668
Cash and cash equivalents at end of year	$251,381
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$800
Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

MOSBEST, LLC, dba Stateside

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 — NATURE OF OPERATIONS

Mosbest, LLC, dba Stateside, (the “Company”) was formed on November 8, 2010, in the State of California. The Company’s headquarters are located in Los Angeles, California.

The Company operates a clothing business of women’s garments for casual wear, including blouses, dresses, loungewear, and more. Our team created a collection of elevated American basics influenced by the evolution of the classic t-shirt. All garments are designed and produced in Los Angeles.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

Preparation of the financial statements in conformity with U.S. GAAP requires us to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could ultimately differ from these estimates. It is reasonably possible that changes in estimates may occur in the near term.

Risks and Uncertainties

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The negative impact the global pandemic has had on the Company in 2020 is significant, given Stateside revenue is linked to domestic and local locations and offices for operations ranging from production to shipment of goods to customers — all of which were forced to close for a duration of 2020, per local requirements around continued operations for essential vs. non-essential businesses.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 — Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of December 31, 2020. Fair values of the Company’s financial instruments were assumed to approximate carrying values because of the instruments’ short-term nature.

Cash

The Company maintains its cash in various commercial banks in the United States (“U.S.”). Accounts at U.S. banks are insured by the Federal Deposit Insurance Corporation up to $250,000. While the Company’s accounts at these institutions, at times, may exceed the federally insured limits, management believes that the risk of loss is not significant and the Company has not experienced any losses in such accounts to date.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and are non-interest-bearing. As of December 31, 2020, there were no allowances for credit losses.

Inventories

Inventory consists of raw materials purchased from the Company’s suppliers, work in progress, finished goods and amounts held on consignment. Inventory is valued at the lower of first-in, first-out, cost, or net realizable value.

Fixed Assets, Net

Fixed assets are stated at cost less accumulated depreciation. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of three (3) to seven (7) years. Leasehold improvements are depreciated over the lesser of the term of the respective lease or estimated useful economic life. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360-10-35, Impairment or Disposal of Long-Lived Assets. Under that directive, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Such group is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such factors and circumstances exist, the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives are compared against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. For the year ended December 31, 2020, there were no impairment charges.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the Company recognizes revenue via the sale of the Company’s merchandise to its customers. Sales contracts (purchase orders) generally have a single performance obligation, which is satisfied upon shipment of merchandise at a point in time. Revenue is measured based on the consideration stated on an invoice, net of estimated returns, chargebacks, and allowances for other deductions based upon management’s estimates and the Company’s historical experience. The Company accepts product returns from customers in line with the Company’s return policy, with each return depending on the underlying reason for and timing of the returned merchandise.

Wholesale revenues are recognized upon shipment of product to the customer. Revenues are recorded, net of expected returns, discounts and allowances. The Company reviews and refines these estimates using historical trends, seasonal results and current economic and market conditions.

E-commerce revenues of products ordered through the Company’s website are recognized upon shipment to the customers. E-commerce revenues are also reduced by expected returns and discounts.

The Company evaluates the allowance for sales returns and allowances based on historical percentages, utilizing a multiple-month lookback period. As of December 31, 2020, the Company determined no allowance for sales returns was necessary.

Cost of Goods Sold

Cost of goods sold consist of the costs of inventory sold and inbound freight. The Company includes outbound freight associated with shipping goods to customers as a component of distribution expenses as noted below.

Shipping and Handling Fees and Costs

The Company includes shipping and handling fees billed to customers within revenues. The costs associated with shipping goods to customers are recorded within distribution expenses and amounted to approximately $57,000 for the year ended December 31, 2020.

Advertising

The Company expenses advertising costs as incurred. Advertising costs expensed were $20,271 for the year ended December 31, 2020.

Income Taxes

The Company is a limited liability company (LLC) classified as a partnership for federal income tax purposes, which provides for profits and losses to be reported at the individual member level for income tax purposes. The Company pays the necessary amount of distributions in order to satisfy the member’s estimated personal income tax liabilities arising from the Company’s profits. The state of California imposes an annual fee on the LLC based on the level of gross revenue of the LLC. As of December 31, 2020, the Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal and California state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three to four years from the filing of a tax return.

Concentration of Credit Risk

Cash — The Company maintains its cash with a major financial institution, which it believes to be creditworthy, located in the United States of America. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Customers — As of December 31, 2020, one customer accounted for approximately 14% of accounts receivable, and accounted for approximately 12% of revenues for the year ended December 31, 2020.

Suppliers — The Company relies on a small number of vendors for raw materials and inventory purchases. Management believes that the loss of one or more of these vendors would have a material impact on the Company’s financial position, results of operations and cash flows.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, the balance sheet for all leases with terms greater than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently in the process of evaluating the potential impact of this new guidance, which is effective for the Company beginning on January 1, 2022, although early adoption is permitted.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. Several amendments to this new guidance have also been issued by the FASB between 2016 and 2020. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. The Company is evaluating the impact of this guidance, which is effective for the Company beginning on January 1, 2023, although early adoption is permitted.

NOTE 3 — DUE FROM FACTOR

The Company assigns a portion of its accounts receivable to a third- party factoring company (“the Factor”), who assumes the credit risk with respect to the collection of non-recourse accounts receivable. The Company may request advances on the net sales factored at any time before their maturity date, and other advances at the discretion of the Factor. The Factor charges a commission on the net sales factored for credit and collection services. Should total commission and fees payable be less than $30,000 in a single year, considered to be fees charged to both the Company’s Factoring Agreement and a separate agreement with Sunnyside, LLC, then the Factor shall charge the difference between the actual fees in said year and $30,000 to the Company. Interest on advances is charged as of the last day of each month at a rate equal to the greater of either, (a) the Chase Prime Rate + (2.0%) or (b) (4.0%) per annum.

During the year ended December 31, 2020, the Company received advances from the factor of $667,907.

NOTE 4 — INVENTORY

The Company had inventories consisting of the following:

December 31, 2020
Raw materials	$85,966
Work in progress	205,253
Finished goods	89,131
Inventory on consignment	6,407
Inventory	$386,756

NOTE 5 — FIXED ASSETS, NET

Fixed assets, net, are comprised of the following:

December 31, 2020
Leasehold improvements and showrooms	$196,129
Furniture and equipment	62,909
Automobile	17,000
276,038
Less: accumulated depreciation and amortization	(258,200)
Fixed assets, net	$17,838

Depreciation and amortization expense was $55,207 for the year ended December 31, 2020.

NOTE 6 — DEBT

In April 2020, the Company entered into a loan with a lender in an aggregate principal amount of $251,221 pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The PPP Loan is evidenced by a promissory note (“Note”). Subject to the terms of the Note, the PPP Loan bears interest at a fixed rate of one percent (1%) per annum, with the first six months of interest deferred, has an initial term of two years, and is unsecured and guaranteed by the Small Business Administration. The Company may apply to the Lender for forgiveness of the PPP Loan, with the amount which may be forgiven equal to the sum of payroll costs, covered rent, and covered utility payments incurred by the Company during the applicable forgiveness period, calculated in accordance with the terms of the CARES Act. The Note provides for customary events of default including, among other things, cross-defaults on any other loan with the lender. The PPP Loan may be accelerated upon the occurrence.

In December 2020, the Company received notification from the Small Business Association that the entire PPP loan balance had been forgiven.

NOTE 7 — RELATED-PARTY TRANSACTIONS

In May 2019, the Company advanced funds to a company partially owned by its Member. As of December 31, 2020, the amount outstanding was $97,472. These advances are unsecured, non-interest bearing, and due on demand.

The Company has a lease with the owner for its office and showroom facilities. See Note 8.

During the year ended December 31, 2020, the Company paid payroll expenses on behalf of a related party entity totaling $34,615.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with, and does not know of any, pending or threatened litigation against the Company or any of its officers.

Leases

The Company leases office and showroom facilities in Los Angeles, California. The leases expire at various dates through November 2021 with base rents ranging from $3,100 to $9,000. The following table shows the future annual minimum obligations under lease commitments in effect at December 31, 2020:

2021	$67,620
2022	—
$67,620

NOTE 9 — MEMBER’S EQUITY

As of December 31, 2020, the Company had a single member. During the year ended December 31, 2020, member distributions were $303,325.

The sole member has exclusive and complete authority over the activities of the Company.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 10 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred through September 2, 2021, the issuance date of these financial statements.

In January 2021, the Company entered into a second PPP Loan for proceeds of $222,095.

On August 30, 2021, Digital Brands Group, Inc., a Delaware corporation (DBG”), entered into a Membership Interest Purchase Agreement (the “MIPA”) with Moise Emquies (“Seller”) pursuant to which DBG acquired all of the issued and outstanding membership interests of the Company. Pursuant to the MIPA, Seller, as the holder of all of the outstanding membership interests of the Company, exchanged all of such membership interests for $5.0 million in cash and a number of shares of common stock of DBG equal to $5.0 million, or 1,101,538 shares (the “Shares”), which number of Shares was calculated in accordance with the terms of the Agreement. Of such amount, $375,000 in cash and a number of Shares equal to $375,000, or 82,615 shares (calculated in accordance with the terms of the Agreement), is held in escrow to secure any working capital adjustments and indemnification claims. The MIPA contains customary representations, warranties and covenants by Seller.

The Acquisition closed on August 30, 2021. Upon closing of the Acquisition and the other transactions contemplated by the MIPA, the Company became a wholly-owned subsidiary of DBG.

Digital Brands Group, Inc.

475,000 Shares of Common Stock

802,140 Shares of Common Stock issuable upon exercise of

Pre-funded Warrants

1,277,140 Shares of Common Stock issuable upon exercise of

Common Stock Warrants

95,786 Shares of Common Stock issuable upon exercise of

Placement Agent Warrants

PROSPECTUS

                  , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by the Company in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee.

Securities and Exchange Commission registration fee	$934
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Printing fees and expenses	1,000
Miscellaneous fees and expenses	566
Total	$37,500

Item 14. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “General Corporation Law”). Section 145 of the General Corporation Law (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Sixth Amended and Restated Certificate of Incorporation provides that the Registrant may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Registrant or any predecessor of the Registrant, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor of the Registrant.

The Registrant’s Amended and Restated Bylaws provide for mandatory indemnification of directors and officers (and permit the Registrant to indemnify non-officer employees and agents at its option) to the fullest extent permitted by General Corporation Law against all expense, liability and loss including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements, provided that the Registrant shall not be required to indemnify in connection with a proceeding initiated by such indemnitee unless the proceeding in which indemnification is sought was authorized in advance by the Registrant’s board of directors.

The Registrant’s Sixth Amended and Restated Certificate of Incorporation eliminates the liability of a director of the registrant to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the General Corporation Law, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) from any transaction from which the director derived an improper personal benefit.

The Registrant’s directors and executive officers are covered by insurance maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Registrant has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by the Registrant to the fullest extent permitted by law, subject to certain limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

Item 15. Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemptions from registration provided in Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

On October 21, 2022, the Registrant filed a Certificate of Amendment to its Certificate of Incorporation, as amended, to effect a 1-for-100 reverse stock split effective November 3, 2022. All share and per share information in this Item 15 has been adjusted to reflect this reverse stock split.

In 2020, the Company issued 809,294 shares of Series A-3 Preferred Stock at price per share of $0.53, providing gross proceeds of $428,926; the Registrant offered and sold the shares in reliance on the exemption from registration pursuant to Regulation CF and Regulation A of the Securities Act.

From December 2017 to December 2020, the Registrant received gross proceeds of $799,280 from a Regulation D convertible debt offering. The debt accrues interest at a rate of 12% per annum with a maturity date of thirty-six months from the date of issuance. The debt is contingently convertible and contains both automatic and optional conversions. The debt converts automatically upon an initial public offering at $2.19 per share.

From December 2017 to December 2020, the Registrant issued an aggregate of 5,923 warrants to purchase shares of its Common Stock at a weighted average exercise price of $250 to a certain lender in connection with the granting of loans; all of the issues were accredited investors. The grant of the warrants and the shares of Common Stock underlying the warrants is and will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act. The securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities and/or Section 4(a)(2) of the Securities Act, as all of the issuers are “accredited investors” as such term is defined in Regulation D.

From December 2017 to December 2020, the Registrant issued an aggregate of 205 warrants to purchase shares of its Common Stock at a weighted average exercise price of $981 and we issued an aggregate of 141 shares of its Series A-3 Preferred Stock at a weighted average exercise price of $8.29 to certain crowd platforms in connection with the capital it raised on their platforms; all of the issues were accredited investors. The grant of the warrants and the shares of Common and Preferred Stock underlying the warrants is and will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act. The securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities and/or Section 4(a)(2) of the Securities Act, as all of the issuers are “accredited investors” as such term is defined in Regulation D.

From December 2017 to December 2020, the Registrant issued to certain of its employees, consultants, vendors and board members options to purchase an aggregate of 4,431 shares of its Common Stock in exchange for their services. The grant of the options and the issuance of the shares of Common Stock underlying the options is and will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

In February 2020, the Registrant acquired Bailey 44, LLC in exchange for an aggregate of 20,754,717 shares of its Series B Preferred Stock. The securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities and/or Section 4(a)(2) of the Securities Act, as all of the issuers are “accredited investors” as such term is defined in Regulation D.

From December 2017 to December 2020, the Registrant received gross proceeds of $675,000 from a Regulation D convertible debt offering. The debt accrues interest at a rate of 14% per annum with a maturity date of November 13, 2022. The debt is contingently convertible contains both automatic and optional conversions. The debt converts automatically upon an initial public offering at a 50% discount to the IPO price per share.

From December 2017 to December 2020, the Registrant received gross proceeds of $923,958 from a Regulation CF convertible debt offering. The debt accrues interest at a rate of 6% per annum with a maturity date of October 30, 2022. The debt converts automatically upon an initial public offering at a 30% discount to the IPO price per share.

In April 2021, the Registrant received gross proceeds of $1.0 million from a debt offering. In connection with such debt offering, the Registrant agreed to 50% warrant coverage for five year cash warrants with the exercise price set at the IPO price and callable at a 200% increase in the IPO price and issued the lender 50,000 common shares, concurrently, the Registrant issued 200 shares of common stock to Kingswood Capital Markets as partial consideration for brokering said loan to the Registrant.

Upon the closing of the IPO on May 18, 2021, all then-outstanding shares of preferred stock converted into an aggregate of 40,272 shares of common stock according to their terms.

Upon closing of the IPO, we converted outstanding principal totaling $2,680,289 and certain accrued and unpaid interest of our convertible debt into an aggregate of 11,352 shares of common stock.

Upon closing of the IPO, certain officers and directors converted balances due totaling $257,515 into 1,524 shares of common stock and recorded $233,184 in compensation expense for the shares issued in excess of accrued balances owed.

In connection with the H&J acquisition, we issued 219 shares of common stock to the seller. We issued 200 shares to the underwriter in connection with its April 2021 note financing.

Pursuant to a consulting agreement, we issued 500 shares of common stock.

In May 2021, an aggregate of 319 warrants were exercised for shares of common stock for proceeds of $145,696.

In July 2021, an aggregate of 3,550 warrants were exercised for shares of common stock for proceeds of $1,622,350.

In August 2021, an aggregate of 11,015 shares of common stock were issued in exchange for 100% of the outstanding membership interests in Stateside.

In connection with the execution of the Oasis Capital equity purchase agreement, the Company issued 1,264 shares of common stock as commitment shares.

In November 2021, we issued an aggregate 1,300 shares of common stock to Oasis Capital and FirstFire pursuant to waivers and consents in connection with the November note.

In December 2021, we issued an aggregate of 1,915 shares of common stock pursuant to consulting agreements.

In April 2022, we issued certain investors an aggregate of 12,577 five-year warrants exercisable for shares of our common stock at a per share exercise price of $122.

On July 22, 2022, the Company issued 20% Original Issue Discount promissory notes to certain investors in the aggregate principal amount of $1,250,000 (with an aggregate subscription amount of $1,000,000), convertible into shares of the Company’s Common Stock.

On July 28, 2022, the Company issued 20% Original Issue Discount promissory notes to an investor in the aggregate principal amount of $625,000 (with an aggregate subscription amount of $500,000), convertible into shares of the Company’s Common Stock.

In connection with the July 22 and July 28 notes, the Company issued an aggregate of 41,124 and 27,655 warrants to purchase common stock at an exercise price of $15.20 and $11.30 per share, respectively.

From October through December 2022, we issued an aggregate of 1,970,357 shares of common stock pursuant to conversion of the Oasis Capital and FirstFire notes.

On December 29, 2022, the Company issued 20% Original Issue Discount promissory notes to certain investors in the aggregate principal amount of $4,000,000 with an aggregate subscription amount of $3,200,000, convertible into shares of the Company’s Common Stock.

In connection with the December 29 notes, the Company issued an aggregate of 469,480 warrants to purchase common stock at an exercise price of $4.26 per share, and 60,000 shares of our common stock.

In connection with the Sundry acquisition, we issued 90,909 shares of common stock to the sellers.

Unless otherwise stated, the sales of the below securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4 (a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description

2.1

Membership Interest Purchase Agreement dated October 14, 2020 among D. Jones Tailored Collection, LTD and Digital Brands Group (formerly known as Denim.LA, Inc.) (incorporated by reference to Exhibit 2.1 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

2.2

First Amendment to Membership Interest Purchase Agreement dated December 31, 2020 among D. Jones Tailored Collection, LTD and Digital Brands Group (formerly known as Denim.LA, Inc) (incorporated by reference to Exhibit 2.2 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

2.3

Agreement and Plan of Merger with Bailey 44, LLC dated February 12, 2020 among Bailey 44, LLC, Norwest Venture Partners XI, and Norwest Venture Partners XII, LP and Digital Brands Group (formerly known as Denim.LA, Inc) (incorporated by reference to Exhibit 2.3 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

2.4

Second Amendment to Membership Interest Purchase Agreement Dated May 10, 2021 among D. Jones Tailored Collection, LTD and Digital Brands Group (formerly known as Denim. LA, Inc.) (incorporated by reference to Exhibit 2.4 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

2.5

Membership Interest Purchase Agreement, dated August 30, 2021, by and between Moise Emquies and Digital Brands Group, Inc. (incorporated by reference to Exhibit 2.5 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

2.6

Membership Interest Purchase Agreement, dated January 18, 2022, by and among Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies, Sunnyside, LLC, and George Levy as the Sellers’ representative (incorporated by reference to Exhibit 1.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 20, 2022).

2.7

Amended and Restated Membership Interest Purchase Agreement, dated June 17, 2022, by and among Digital Brands Group, Inc. and Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (incorporated by reference to Exhibit 2.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on June 23, 2022).

2.8

Second Amended and Restated Membership Interest Purchase Agreement, dated October 13, 2022, by and among Digital Brands Group, Inc. and Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (incorporated by reference to Exhibit 2.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 18, 2022).

3.1

Sixth Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

3.2	Certificate of Designation of Series A Preferred Stock, dated August 31, 2022 (incorporated by reference to Exhibit 3.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 31, 2022).
3.3

Certificate of Designation of Series A Convertible Preferred Stock, dated September 29, 2022 (incorporated by reference to Exhibit 3.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 5, 2022).

3.4

Certificate of Correction of Series A Convertible Preferred Stock, dated October 3, 2022 (incorporated by reference to Exhibit 3.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 5, 2022).

3.5

Certificate of Amendment of Certificate of Incorporation of Digital Brands Group, Inc. dated October 13, 2022 (incorporated by reference to Exhibit 3.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 18, 2022).

3.6

Certificate of Amendment of Certificate of Incorporation of Digital Brands Group, Inc. dated October 21, 2022 (incorporated by reference to Exhibit 3.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 26, 2022).

3.7

Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.5 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

3.8

Amendment No. 1 to the Amended and Restated Bylaws of Digital Brands Group, Inc., as amended (incorporated by reference to Exhibit 3.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 12, 2022).

3.9

Amendment No. 2 to the Amended and Restated Bylaws of Digital Brands Group, Inc., as amended (incorporated by reference to Exhibit 3.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 31, 2022).

4.1

Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

Exhibit Number	Description

4.2	Warrant Agency Agreement, including Form of Warrant Certificate (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on May 18, 2021).
4.3	Representative’s Warrant Agreement (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on May 18, 2021).
4.4	Form of Lender’s Warrants (incorporated by reference to Exhibit 4.4 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).
4.5

Form of Series Seed Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 4.5 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

4.6

Form of Series A Preferred Stock Subscription Agreement (incorporated by reference to Exhibit 4.6 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

4.7

Form of Series A Class C Preferred Stock Subscription Agreement (incorporated by reference to Exhibit 4.7 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

4.8

Form of Series A-3 Preferred Stock Subscription Agreement (incorporated by reference to Exhibit 4.8 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

4.9

Form of Series CF Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 4.9 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

4.10

Form of 2019 Regulation D Convertible Note (incorporated by reference to Exhibit 4.10 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

4.11

Form of 2020 Regulation D Convertible Note (incorporated by reference to Exhibit 4.11 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

4.12

Form of Promissory Note, dated July 22, 2022, by Digital Brands Group, Inc. in favor each Investor (incorporated by reference to Exhibit 10.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on July 27, 2022).

4.13

Form of Warrant, dated July 22, 2022, by Digital Brands Group, Inc. in favor each Investor (incorporated by reference to Exhibit 10.3 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on July 27, 2022).

4.14

Form of Promissory Note, dated July 28, 2022, by Digital Brands Group, Inc. in favor the New Investor (incorporated by reference to Exhibit 10.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 2, 2022).

4.15

Form of Warrant, dated July 28, 2022, by Digital Brands Group, Inc. in favor the New Investor (incorporated by reference to Exhibit 10.3 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 2, 2022).

4.16

Form of Promissory Notes issued to each of the Sellers, Jenny Murphy and Elodie Crichi (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 18, 2022).

4.17

Registration Rights Agreement, dated August 30, 2021, by and between Digital Brands Group, Inc. and Moise Emquies (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 31, 2021).

4.18

Registration Rights Agreement, dated August 27, 2021, by and between Digital Brands Group, Inc. and Oasis Capital, LLC (Note) (incorporated by reference to Exhibit 4.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 31, 2021).

4.19

Registration Rights Agreement, dated August 27, 2021, by and between Digital Brands Group, Inc. and Oasis Capital, LLC (ELOC) (incorporated by reference to Exhibit 4.3 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 31, 2021).

4.20

Joinder and Amendment to Registration Rights Agreement, dated October 1, 2021, by and among Digital Brands Group, Inc., Oasis Capital, LLC and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 6, 2021).

4.21

Amendment to Registration Rights Agreement, dated November 16, 2021, by and among Digital Brands Group, Inc., Oasis Capital, LLC and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 4.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on November 19, 2021).

4.22

Registration Rights Agreement, dated April 8, 2022, by and among Digital Brands Group, Inc. and certain Investors (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on April 12, 2022).

4.23

Registration Rights Agreement, dated July 22, 2022, by and among Digital Brands Group, Inc. and certain Investors (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on July 27, 2022).

4.24

Registration Rights Agreement, dated September 29, 2022, by and among Digital Brands Group, Inc. and the Investor (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 5, 2022).

4.25	Underwriter’s Warrants issued to Alexander Capital L.P. on May 5, 2022 (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on May 10, 2022)

Exhibit Number	Description

4.26	Underwriter’s Warrants issued to Revere Securities, LLC (incorporated by reference to Exhibit 4.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on May 10, 2022)
4.27	Form of Class B Warrant (incorporated by reference to Exhibit 4.27 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 29, 2022 (File no. 333-268213)).
4.28	Form of Class C Warrant (incorporated by reference to Exhibit 4.28 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 29, 2022 (File no. 333-268213)).
4.29	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.29 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 29, 2022 (File no. 333-268213)).
4.30	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.30 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 29, 2022 (File no. 333-268213)).
4.31

Registration Rights Agreement, dated December 29, 2022, by and among Digital Brands Group, Inc. and the Investors (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 4, 2023).

4.32

Registration Rights Agreement, dated December 30, 2022, by and among Digital Brands Group, Inc. and Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 4, 2023).

4.33	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 11, 2023).
4.34	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 11, 2023).
4.35	Form of Placement Agent Warrant(incorporated by reference to Exhibit 4.3 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 11, 2023).
5.1	Legal Opinion of Manatt, Phelps & Phillips, LLP.
10.1

Form of Indemnification Agreement between the Registrant and each of its directors and officers (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.2#

Form of Option Agreement with each of John “Hil” Davis, Laura Dowling and Reid Yeoman (incorporated by reference to Exhibit 10.2 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.3#

Form of Board of Directors Agreement, entered into by each of the Director Nominees (incorporated by reference to Exhibit 10.4 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.4#

Consulting Agreement dated as of April 8, 2021 between Alchemy Advisory LLC and Digital Brands Group, Inc. (incorporated by reference to Exhibit 10.6 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.5#	2013 Stock Plan (incorporated by reference to Exhibit 10.7 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).
10.6

Promissory Note, dated April 10, 2020, between Digital Brands Group (formally known as Denim.LA, Inc.) and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.16 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.7

Loan dated June 25, 2020, between Digital Brands Group and The Small Business Administration, an Agency of the U.S. Government (incorporated by reference to Exhibit 10.17 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.8

Promissory Note, dated April 5, 2020, between JPMorgan Chase Bank, N.A. and Bailey 44, LLC (incorporated by reference to Exhibit 10.18 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.9

Lease Agreement between 3926 Magazine Street Properties, LLC and Harper & Jones LLC, dated June 22, 2018 (incorporated by reference to Exhibit 10.19 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.10

Lease Agreement between Crosby 2100, LTD. and Harper & Jones LLC, dated April 4, 2018 (incorporated by reference to Exhibit 10.20 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.11

Amendment to Lease Agreement between Crosby 2100, LTD. and Harper & Jones LLC, dated December 23, 2020 (incorporated by reference to Exhibit 10.21 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

Exhibit Number	Description

10.12

Lease Agreement between Pasha & Sina, Inc. and Harper & Jones LLC, dated February 27, 2019 (incorporated by reference to Exhibit 10.22 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.13

Lease Agreement between 850-860 South Los Angeles Street LLC and Bailey 44, LLC, dated April 27, 2016 (incorporated by reference to Exhibit 10.23 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.14

Lease Agreement between 850-860 South Los Angeles Street LLC and Bailey 44, LLC, dated April 16, 2018 (incorporated by reference to Exhibit 10.24 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.15

Lease Agreement among 45th Street, LLC, Sister Sam, LLC and Bailey 44, LLC dated January 17, 2013 (incorporated by reference to Exhibit 10.25 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.16

Amendment to Lease Agreement among 45th Street, LLC, Sister Sam, LLC and Bailey 44, LLC dated February 20, 2018 (incorporated by reference to Exhibit 10.26 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.17

Secured Promissory Note to Norwest Venture Partners XI, LP and Norwest Venture Partners XII, LP of Bailey 44, LLC (incorporated by reference to Exhibit 10.28 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.18

Securities Purchase Agreement, dated August 27, 2021, by and between Digital Brands Group, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.31 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.19

Senior Secured Convertible Promissory Note, dated August 27, 2021, by Digital Brands Group, Inc. in favor of Oasis Capital, LLC (incorporated by reference to Exhibit 10.32 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.20

Equity Purchase Agreement, dated August 27, 2021, by and between Digital Brands Group, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.33 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.21

Amended and Restated Securities Purchase Agreement, dated October 1, 2021, by and among Digital Brands Group, Inc., Oasis Capital, LLC and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.34 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.22

Senior Secured Convertible Promissory Note, dated October 1, 2021, by Digital Brands Group, Inc. in favor of FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.35 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.23

Security Agreement, dated August 27, 2021, by and between Digital Brands Group, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.36 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.24

Joinder and Amendment to Security Agreement, dated October 1, 2021, by and among Digital Brands Group, Inc., Oasis Capital, LLC and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.37 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.25

Registration Rights Agreement, dated August 27, 2021, by and between Digital Brands Group, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.38 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.26

Amendment to Registration Rights Agreement, dated November 16, 2021, by and among Digital Brands Group, Inc., Oasis Capital, LLC and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.39 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.27

Securities Purchase Agreement, dated November 16, 2021, by and among Digital Brands Group, Inc., Oasis Capital, LLC and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.40 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.28

Senior Secured Convertible Promissory Note, dated November 16, 2021, by Digital Brands Group, Inc. in favor of FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.41 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

Exhibit Number	Description

10.29

Waiver by FirstFire Global Opportunities Fund, LLC, dated November 16, 2021 (incorporated by reference to Exhibit 10.42 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.30

Waiver by Oasis Capital, LLC, dated November 16, 2021 (incorporated by reference to Exhibit 10.43 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333-261865), filed with the SEC on January 6, 2022).

10.31

Registration Rights Agreement, dated April 8, 2022, by among Digital Brands Group, Inc. and the Investors (incorporated by reference to Exhibit 4.1 of Digital Brands Group Inc.’s Current Report on Form 8-K, filed with the SEC on April 12, 2022).

10.32

Securities Purchase Agreement, dated April 8, 2022, by among Digital Brands Group, Inc. and the Investors (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Current Report on Form 8-K, filed with the SEC on April 12, 2022).

10.33

Form of Warrant, dated April 8, 2022, by Digital Brands Group, Inc. in favor of the Investors (incorporated by reference to Exhibit 10.3 of Digital Brands Group Inc.’s Current Report on Form 8-K, filed with the SEC on April 12, 2022).

10.34+

Agreement for the Purchase and Sale of Future Receipts, dated March 21, 2022, between Digital Brands Group, Inc. and Advantage Platform Services Inc. d/b/a Advantage Capital Funding (incorporated by reference to Exhibit 10.45 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333- 264347), filed with the SEC on May 5, 2022).

10.35+

Agreement for the Purchase and Sale of Future Receipts, dated March 29, 2022, between Digital Brands Group, Inc. and Advantage Platform Services Inc. d/b/a Advantage Capital Funding (incorporated by reference to Exhibit 10.46 of Digital Brands Group Inc.’s Registration Statement on Form S-1/A (Reg. No. 333- 264347), filed with the SEC on May 5, 2022).

10.36

First Amendment to Securities Purchase Agreement, dated July 28, 2022, by and among Digital Brands Group, Inc. and certain Investors (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on August 2, 2022).

10.37

Securities Purchase Agreement, dated September 29, 2022, by and among Digital Brands Group, Inc. and the investor thereto (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on October 5, 2022).

10.38

Form of Securities Purchase Agreement, by and between Digital Brands Group, Inc. and the purchasers party thereto (incorporated by reference to Exhibit 10.38 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on November 29, 2022 (File no. 333-268213)).

10.39

Securities Purchase Agreement, dated December 29, 2022, by and among Digital Brands Group, Inc. and the Investors (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 4, 2023).

10.40

Form of Promissory Note, dated December 29, 2022, by Digital Brands Group, Inc. in favor each Investor (incorporated by reference to Exhibit 10.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 4, 2023).

10.41

Form of Securities Purchase Agreement, dated as of January 11, 2023, by and among the Company and the purchasers party thereto (incorporated by reference to Exhibit 10.1 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 11, 2023).

10.42

Form of Registration Rights Agreement, dated as of January 11, 2023, by and among the Company and the purchasers party thereto (incorporated by reference to Exhibit 10.2 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 11, 2023).

10.43

Form of Warrant, dated December 29, 2022, by Digital Brands Group, Inc. in favor each Investor (incorporated by reference to Exhibit 10.3 of Digital Brands Group Inc.’s Form 8-K filed with the SEC on January 4, 2023).

21.1	List of Subsidiaries of the Registrant.
23.1	Consent of dbbmckennon for Digital Brands Group, Inc.
23.2	Consent of dbbmckennon for Harper & Jones LLC
23.3	Consent of dbbmckennon for Sunnyside LLC
23.4	Consent of Armanino LLP for MOSBEST, LLC
23.5	Consent of Armanino LLP for Sunnyside, LLC
23.6	Consent of Manatt, Phelps & Phillips, LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney (contained on the signature page).
107	Filing Fee Table
*	To be filed by amendment
**	Previously filed
#	Indicates management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of shares of common stock offered (if the total dollar value of shares of common stock offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the shares of common stock offered therein, and the offering of such shares of common stock at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the shares of common stock being registered which remain unsold at the termination of the offering.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, on January 30, 2023.

DIGITAL BRANDS GROUP, INC.

By:	/s/ John Hilburn Davis IV
John Hilburn Davis IV
Director, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Hilburn Davis IV as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including pre- and post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

As required under the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

NAME	TITLE	DATE

/s/ John Hilburn Davis IV	Director, President and Chief Executive Officer	January 30, 2023
John Hilburn Davis IV

/s/ Reid Yeoman	Chief Financial Officer (Principal financial and accounting officer)	January 30, 2023
Reid Yeoman

/s/ Mark T. Lynn	Director	January 30, 2023
Mark T. Lynn

/s/ Trevor Pettennude	Director	January 30, 2023
Trevor Pettennude

/s/ Jameeka Aaron Green	Director	January 30, 2023
Jameeka Aaron Green

/s/ Huong “Lucy” Doan	Director	January 30, 2023
Huong “Lucy” Doan